    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1995
                                                      REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          6711                       56-0898180
   (State or other jurisdiction       (Primary standard industrial        (I.R.S. employer
of incorporation or organization)      classification code number)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                             BOB F. THOMPSON, ESQ.
                               BASS, BERRY & SIMS
                           2700 FIRST AMERICAN CENTER
                           NASHVILLE, TENNESSEE 37238
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As promptly as practicable after the effective date of this Registration
                                   Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                       CALCULATION OF REGISTRATION FEE
[CAPTION]

     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE             OFFERING PRICE           AGGREGATE OFFER-
        BE REGISTERED                REGISTERED (1)             PER UNIT (2)             ING PRICE (2)
Common Stock
  (including rights to
  purchase shares of common
  stock or junior
  participating Class A
  Preferred Stock)..........         400,000 shares                $6.34                  $12,940,997
     TITLE OF EACH CLASS               AMOUNT OF
       OF SECURITIES TO               REGISTRATION
        BE REGISTERED                   FEE (2)
Common Stock
  (including rights to
  purchase shares of common
  stock or junior
  participating Class A
  Preferred Stock)..........             $4,463

(1) Represents the estimated maximum number of shares of common stock, par value $3.33 1/3 per share, issuable by First Union Corporation ("FUNC") upon consummation of the acquisition of Brentwood National Bank ("Brentwood") by FUNC.
(2) Pursuant to Rule 457(f)(2) the registration fee for the FUNC common stock is based on the per share book value of Brentwood common stock as of November 30, 1995 ($6.34), and computed based on the estimated maximum number of such shares (2,040,921) that may be exchanged for the securities being registered.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                       FIRST UNION CORPORATION PROSPECTUS
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
            SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES
                      TO THE ITEMS OF PART I OF FORM S-4.

                                FORM S-4 ITEM                                              LOCATION IN PROSPECTUS
  1.  Forepart of Registration Statement and Outside Front Cover Page of
      Prospectus..............................................................  Outside front cover page; facing page
  2.  Inside Front and Outside Back Cover Pages of Prospectus.................  AVAILABLE INFORMATION; TABLE OF CONTENTS
  3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
      Information.............................................................  SUMMARY; THE MERGER; PRO FORMA FINANCIAL
                                                                                INFORMATION
  4.  Terms of the Transaction................................................  SUMMARY; GENERAL INFORMATION; THE MERGER;
                                                                                DESCRIPTION OF FUNC CAPITAL STOCK; CERTAIN
                                                                                DIFFERENCES IN THE RIGHTS OF BRENTWOOD AND
                                                                                FUNC STOCKHOLDERS; ANNEX B; ANNEX C
  5.  Pro Forma Financial Information.........................................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; PRO FORMA FINANCIAL
                                                                                INFORMATION
  6.  Material Contacts with the Company Being Acquired.......................  THE MERGER; ADDITIONAL MATTERS
  7.  Additional Information Required for Reoffering by Persons and Parties
      Deemed to Be Underwriters...............................................  *
  8.  Interests of Named Experts and Counsel..................................  VALIDITY OF FUNC COMMON SHARES; EXPERTS
  9.  Disclosure of Commission Position on Indemnification for Securities Act
      Liabilities.............................................................  *
 10.  Information with Respect to S-3 Registrants.............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; RECENT DEVELOPMENTS; PRO
                                                                                FORMA FINANCIAL INFORMATION; FUNC
 11.  Incorporation of Certain Information by Reference.......................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE
 12.  Information with Respect to S-2 or S-3 Registrants......................  *
 13.  Incorporation of Certain Information by Reference.......................  *
 14.  Information with Respect to Registrants Other Than S-3 or
      S-2 Registrants.........................................................  *
 15.  Information with Respect to S-3 Companies...............................  *
 16.  Information with Respect to S-2 or S-3 Companies........................  *
 17.  Information with Respect to Companies Other Than S-2 or
      S-3 Companies...........................................................  SUMMARY; BRENTWOOD; ANNEX A
 18.  Information if Proxies, Consents or Authorizations are to be
      Solicited...............................................................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; GENERAL INFORMATION; THE
                                                                                MERGER
 19.  Information if Proxies, Consents or Authorizations are not to be
      Solicited, or in an Exchange Offer......................................  SUMMARY; GENERAL INFORMATION; THE MERGER;
                                                                                BRENTWOOD; FUNC; ANNEX A; ANNEX B

* Not applicable.

                            BRENTWOOD NATIONAL BANK
                               5110 MARYLAND WAY
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 371-1333
                                                                          , 1995
Dear Stockholder:
     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Brentwood National Bank ("Brentwood") to be held at 9:00 a.m., local time, on January 31, 1996, at the Athletic Club at Maryland Farms, 5101 Maryland Way, Brentwood, Tennessee.
     The purpose of the meeting is to vote on a proposal to approve an Agreement and Plan of Acquisition, dated as of July 18, 1995 (the "Merger Agreement"), among Brentwood, First Union Corporation ("FUNC"), First Union Corporation of Virginia ("FUNC-VA") and First Union National Bank of Tennessee ("FUNB-TN"), pursuant to which FUNC-VA would acquire Brentwood by means of a merger (the "Merger") of Brentwood with and into FUNB-TN. FUNC is the ninth largest bank holding company in the nation, based on assets of $86.8 billion at September 30, 1995.
     On June 19, 1995, FUNC announced that it had entered into an agreement to acquire First Fidelity Bancorporation, a bank holding company based in Newark, New Jersey, and Philadelphia, Pennsylvania. The acquisition is currently expected to close by January 1, 1996, subject to certain conditions of closing. Certain information relating to this transaction is set forth in the accompanying Prospectus/Proxy Statement under "SUMMARY", "RECENT DEVELOPMENTS" and "PRO FORMA FINANCIAL INFORMATION".
     Upon consummation of the Merger, each outstanding share of Brentwood common stock (excluding certain shares held by Brentwood or FUNC or by any dissenting stockholders of Brentwood) would be converted into the right to receive a number of shares of FUNC common stock equal to the result obtained (the "Exchange Ratio") by dividing $8.8112 by the average of the last reported sale prices per share of FUNC common stock on the New York Stock Exchange (the "NYSE") Composite Transactions tape (the "NYSE Tape") for the ten trading days ending on the last trading day prior to the effective date of the Merger (the "Average Closing Price"), all as more fully discussed in the accompanying Prospectus/Proxy Statement. The common stock of FUNC is actively traded and is listed on the NYSE. The last reported sale price of FUNC common stock on the NYSE Tape on
      , 1995, was $     per share.
     Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by Brentwood stockholders and approval of the Merger by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast at the meeting by the holders of Brentwood common stock.
     Consummation of the Merger is also subject to the execution of Warrantholder Agreements by all of the holders of the outstanding warrants to purchase shares of Brentwood common stock at an exercise price of $5.00 per share. The Warrantholder Agreements provide for cancellation of the warrants at the effective date of the Merger and a cash payment to the warrantholders of an amount equal to the number of warrants held by such holders times the excess of
(i) the Average Closing Price times the Exchange Ratio, over (ii) $5.00. Copies of the accompanying Prospectus/Proxy Statement are being sent to those warrantholders who are not also stockholders, for information purposes only; warrantholders as such are not entitled to vote at the meeting.
     The accompanying Notice of Special Meeting and Prospectus/Proxy Statement contain information about the Merger. I urge you to review carefully such information and the information in FUNC's 1994 Annual Report on Form 10-K, 1995 Quarterly Reports on Form 10-Q, 1995 Current Reports on Form 8-K, and 1995 Annual Meeting Proxy Statement, copies of which are available as indicated in the accompanying Prospectus/Proxy Statement under "AVAILABLE INFORMATION".
     THE BOARD OF DIRECTORS OF BRENTWOOD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF BRENTWOOD APPROVE THE MERGER AGREEMENT AND THAT THE WARRANTHOLDERS OF BRENTWOOD EXECUTE THE WARRANTHOLDER AGREEMENTS. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN AND DATE IT AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE.
                                         Yours very truly,
                                         JAMES D. HARRIS
                                         PRESIDENT

                            BRENTWOOD NATIONAL BANK
                               5110 MARYLAND WAY
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 371-1333
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 31, 1996
                                                                          , 1995
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Brentwood National Bank ("Brentwood") will be held at 9:00 a.m., local time, on January 31, 1996, at the Athletic Club at Maryland Farms, 5101 Maryland Way, Brentwood, Tennessee for the following purpose:
    To consider and vote upon a proposal to approve an Agreement and Plan of Acquisition, dated as of July 18, 1995 (the "Merger Agreement"), among First Union Corporation ("FUNC"), First Union Corporation of Virginia ("FUNC-VA") and First Union National Bank of Tennessee ("FUNB-TN"), pursuant to which
    (i) FUNC-VA would acquire Brentwood by means of a merger (the "Merger") of Brentwood with and into FUNB-TN, and (ii) each outstanding share of Brentwood common stock (excluding certain shares held by Brentwood or FUNC and any shares held by dissenting stockholders of Brentwood) would be converted into the right to receive a number of shares of FUNC common stock equal to the result obtained by dividing $8.8112 by the average of the last reported sale prices per share of FUNC common stock on the New York Stock Exchange Composite Transactions tape for the ten trading days ending on the last trading day prior to the effective date of the Merger, all on and subject to the terms and conditions contained therein.
     A copy of the Merger Agreement is set forth in ANNEX B to the accompanying Prospectus/Proxy Statement.
     The Board of Directors of Brentwood has fixed December 1, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, and accordingly, only holders of record of Brentwood common stock at the close of business on that date will be entitled to notice of and to vote at the meeting.
     Approval of the Merger Agreement requires the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast at the meeting by the holders of Brentwood common stock.
     Holders of Brentwood common stock who (i) either vote against the Merger Agreement at the meeting or give written notice at or prior to the meeting to the presiding officer that they dissent from approval of the Merger Agreement, and (ii) comply with the further provisions of 12 U.S.C. 215a, will be entitled to receive, if the Merger is consummated, the appraised value of their Brentwood common stock in cash. A copy of the portions of 12 U.S.C. 215a relating to dissenters' appraisal rights is included in the accompanying Prospectus/Proxy Statement as ANNEX F.
     THE BOARD OF DIRECTORS OF BRENTWOOD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
                                         By Order of the Board of Directors of
                                         BRENTWOOD NATIONAL BANK
                                         FRANK M. BUMSTEAD
                                         CHAIRMAN
STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

                         PROSPECTUS                                                 PROXY STATEMENT
                  FIRST UNION CORPORATION                                       BRENTWOOD NATIONAL BANK

     This Prospectus/Proxy Statement is being furnished by Brentwood National Bank ("Brentwood"), to the holders of Brentwood common stock, par value $2.50 per share ("Brentwood Common Stock"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of Brentwood (the "Brentwood Board") for use at a special meeting of stockholders of Brentwood to be held at 9:00 a.m., local time, on January 31, 1996, at the Athletic Club at Maryland Farms, 5101 Maryland Way, Brentwood, Tennessee (the "Special Meeting"), and at any adjournments or postponements thereof.
     This document also constitutes a prospectus of First Union Corporation ("FUNC") relating to the shares (the "FUNC Common Shares") of FUNC common stock, $3.33 1/3 par value per share ("FUNC Common Stock"), that are issuable (together with the FUNC Rights (as hereinafter defined) attached thereto) upon consummation of the Merger (as hereinafter defined). See "DESCRIPTION OF FUNC CAPITAL STOCK" and CERTAIN DIFFERENCES IN THE RIGHTS OF BRENTWOOD AND FUNC STOCKHOLDERS".
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Acquisition, dated as of July 18, 1995 (the "Merger Agreement"), among Brentwood, FUNC, First Union Corporation of Virginia ("FUNC-VA"), and First Union National Bank of Tennessee ("FUNB-TN"), pursuant to which FUNC-VA would acquire Brentwood by means of a merger (the "Merger") of Brentwood with and into FUNB-TN, all on and subject to the terms and conditions contained therein. See "SUMMARY", "THE MERGER" and ANNEX B.
     Upon consummation of the Merger, each outstanding share of Brentwood Common Stock (excluding certain shares held by Brentwood or FUNC and any shares held by any Dissenting Stockholders (as hereinafter defined)) would be converted into the right to receive a number of shares of FUNC Common Stock, equal to the result obtained (the "Exchange Ratio") by dividing $8.8112 by the average of the last reported sale prices per share (the "Average Closing Price") of FUNC Common Stock on the NYSE Tape (as hereinafter defined) for the ten trading days ending on the last trading day prior to the Effective Date (as hereinafter defined).
     In addition to approval of the Merger Agreement by the holders of Brentwood Common Stock, consummation of the Merger is subject, among other things, to the execution of Warrantholder Agreements ("Warrantholder Agreements") by the holders (the "Warrantholders") of the outstanding warrants (the "Warrants") to purchase shares of Brentwood Common Stock at an exercise price of $5.00 per share. The Warrantholder Agreements provide for the cancellation of the Warrants at the Effective Date and a cash payment to each Warrantholder of an amount equal to the number of Warrants held by such holder times the excess of (i) the Average Closing Price times the Exchange Ratio over (ii) $5.00. As of the date of this Prospectus/Proxy Statement, there are Warrants outstanding to purchase 1,409,000 shares of Brentwood Common Stock. As of such date, the holders of Warrants to purchase 228,625 shares of Brentwood Common Stock have executed Warrantholder Agreements. See "THE MERGER -- Interests of Certain Persons" and
" -- Conditions to Consummation; Warrantholder Agreements; Stock Options" and ANNEX D. Copies of this Prospectus/Proxy Statement are being sent to holders of the Warrants who do not also own shares of Brentwood Common Stock, for information purposes only; Warrantholders are not entitled to vote as such at the Special Meeting.
     Based on the (i) 2,040,921 shares of Brentwood Common Stock outstanding on the Record Date (as hereinafter defined), and (ii) an Exchange Ratio equal to
   , based on the last reported sale price per share of FUNC Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions tape (the "NYSE Tape")
on              , 1995, as if such closing price were the Average Closing Price,
approximately            FUNC Common Shares would be issuable upon consummation
of the Merger. The actual Exchange Ratio and the actual number of FUNC Common Shares to be issued will depend on the Average Closing Price (which will not be known until shortly before the Effective Date). As a result, the actual Exchange
Ratio may be higher or lower than       .
     On June 19, 1995, FUNC announced that it had entered into an agreement to acquire First Fidelity Bancorporation ("FFB"), a bank holding company based in Newark, New Jersey, and Philadelphia, Pennsylvania. In addition, between January 1, 1994, and September 30, 1995, FUNC completed, or had pending on September 30, 1995, a total of ten acquisitions that have been or will be accounted for on a purchase accounting basis (the "Purchase Acquisitions"), which are reflected in certain of the pro forma financial information presented herein, including acquisitions to acquire Brentwood, United Financial Corporation of South Carolina, Inc. ("United"), Virginia-based Columbia First Bank, a Federal Savings Bank ("Columbia"), and North Carolina-based RS Financial Corp. ("RS Financial"), which were pending at September 30, 1995. See SUMMARY -- Comparison of Certain Unaudited Per Share Data" and " -- Selected Financial Data", "RECENT DEVELOPMENTS" and "PRO FORMA FINANCIAL INFORMATION".
     FUNC Common Stock is listed and traded on the NYSE. On July 17, 1995, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the
NYSE Tape was $47.50. On           , 1995, such price was $   . See "THE
MERGER -- Market Prices". There is no public trading market for Brentwood Common Stock. On November 30, 1995, the book value per share of Brentwood Common Stock was $6.34.
     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of Brentwood on or
about             , 1995.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE OFFICE OF THE COMPTROLLER OF THE CURRENCY OR ANY
      STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION, THE OFFICE OF THE COMPTROLLER OF THE CURRENCY OR ANY
          STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
               OFFENSE.
       THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS             , 1995.

                             AVAILABLE INFORMATION
     FUNC and FFB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by FUNC and FFB can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Since the FUNC Common Stock and FFB common stock are listed on the NYSE, reports, proxy statements and other information relating to FUNC and FFB can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus/Proxy Statement does not contain all of the information set
forth in the Registration Statement on Form S-4 (No. 33-      ) of which this
Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.
     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JANUARY 24, 1996.
     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to FUNC and FFB was supplied by FUNC, and all information contained in this Prospectus/Proxy Statement with respect to Brentwood was supplied by Brentwood.
     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus/Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by FUNC or Brentwood. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the FUNC Common Shares shall, under any circumstances, create any implication that there has been no change in the affairs of FUNC, FFB or Brentwood since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the FUNC Common Shares or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation is not lawful.
THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
                                    AGENCY.

     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Proxy Statement.
                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by FUNC with the Commission (File No. 1-10000) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy Statement:
           (i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1994;
           (ii) FUNC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 (as amended by Form 10-Q/A Amendment No. 1 dated May 16, 1995), June 30, 1995, and September 30, 1995; and
          (iii) FUNC's Current Reports on Form 8-K dated June 19, 1995, June 20, 1995, June 21, 1995, June 30, 1995 and August 30, 1995.
          All documents filed by FUNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.
          Certain financial and other information relating to Brentwood is contained in this Prospectus/Proxy Statement, including ANNEX A.
          Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.
                                       3

                               TABLE OF CONTENTS

                                                                                                                         PAGE
AVAILABLE INFORMATION.................................................................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................................................    3
SUMMARY...............................................................................................................    6
RECENT DEVELOPMENTS...................................................................................................    19
  FFB Merger..........................................................................................................    19
  1995 and 1996 Earnings Estimates....................................................................................    19
GENERAL INFORMATION...................................................................................................    20
  General.............................................................................................................    20
  Special Meeting.....................................................................................................    21
THE MERGER............................................................................................................    22
  General; Exchange Ratio.............................................................................................    22
  Effective Date......................................................................................................    22
  Exchange of Brentwood Certificates..................................................................................    22
  Background and Reasons..............................................................................................    23
  Opinion of Financial Advisor to Brentwood...........................................................................    24
  Interests of Certain Persons........................................................................................    27
  Certain Federal Income Tax Consequences.............................................................................    28
  Business Pending Consummation.......................................................................................    29
  Regulatory Approval.................................................................................................    30
  Conditions to Consummation; Warrantholder Agreements; Stock Options.................................................    30
  Termination.........................................................................................................    31
  Waiver; Amendment...................................................................................................    31
  Accounting Treatment................................................................................................    31
  Expenses............................................................................................................    31
  Dissenters' Appraisal Rights........................................................................................    32
  Resale of FUNC Common Shares........................................................................................    32
  Market Prices.......................................................................................................    33
  Dividends...........................................................................................................    34
PRO FORMA FINANCIAL INFORMATION.......................................................................................    35
BRENTWOOD.............................................................................................................    41
  History and Business................................................................................................    41
FUNC..................................................................................................................    41
  General.............................................................................................................    41
  History and Business................................................................................................    41
  Certain Regulatory Considerations...................................................................................    42
DESCRIPTION OF FUNC CAPITAL STOCK.....................................................................................    46
  Authorized Capital..................................................................................................    46
  FUNC Common Stock...................................................................................................    46
  FUNC Preferred Stock................................................................................................    46
  FUNC Class A Preferred Stock........................................................................................    46
  Rights Plan.........................................................................................................    47
  Changes in Control..................................................................................................    49
CERTAIN DIFFERENCES IN THE RIGHTS OF BRENTWOOD AND FUNC STOCKHOLDERS..................................................    50
  General.............................................................................................................    50
  Authorized Capital..................................................................................................    50
  Amendment to Constituent Documents..................................................................................    50
  Size and Classification of Board of Directors; Cumulative Voting....................................................    50
  Removal of Directors................................................................................................    50
  Director Exculpation................................................................................................    51
  Conflict of Interest Transactions...................................................................................    51
  Stockholder Meetings................................................................................................    51
  Director Nominations................................................................................................    52
  Stockholder Proposals...............................................................................................    52
  Stockholder Protection Rights Plan..................................................................................    53
  Stockholder Inspection Rights; Stockholder Lists....................................................................    53
  Required Stockholder Vote for Certain Actions.......................................................................    53
  Anti-Takeover Provisions............................................................................................    54
  Dissenters' Appraisal Rights........................................................................................    54
  Dividends and Other Distributions...................................................................................    54
  Voluntary Dissolution...............................................................................................    55

                                       4

                                                                                                                         PAGE

VALIDITY OF FUNC COMMON SHARES........................................................................................    55
EXPERTS...............................................................................................................    55
ANNEX A -- CERTAIN FINANCIAL INFORMATION RELATING TO BRENTWOOD........................................................   A-1
ANNEX B -- AGREEMENT AND PLAN OF ACQUISITION..........................................................................   B-1
ANNEX C -- VOTING AGREEMENT...........................................................................................   C-1
ANNEX D -- FORM OF WARRANTHOLDER AGREEMENT............................................................................   D-1
ANNEX E -- OPINION OF FINANCIAL CONSULTING ASSOCIATES, INC............................................................   E-1
ANNEX F -- PORTIONS OF 12 U.S.C. 215a RELATING TO DISSENTERS' APPRAISAL RIGHTS........................................   F-1

                                    SUMMARY
     THE FOLLOWING SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGER IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT (INCLUDING THE ANNEXES HERETO) AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT (EXCLUDING THE EXHIBITS AND SCHEDULES THERETO) IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS "FUNC", "FUNC-VA", "FUNB-TN" AND "FFB" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, TO THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES.
PARTIES TO THE MERGERS
  FUNC, FUNC-VA AND FUNB-TN
     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). FUNC provides a wide range of commercial and retail banking services and trust services through national bank subsidiaries in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. FUNC also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services, through other subsidiaries. As of September 30, 1995, and for the nine months then ended, FUNC reported assets of $86.8 billion, net loans of $61.8 billion, deposits of $59.8 billion, stockholders' equity of $5.7 billion and net income applicable to common stockholders of $734 million, and as of such date FUNC operated through 1,481 offices in 37 states and three foreign countries. FUNC is the ninth largest bank holding company in the United States, based on assets at September 30, 1995. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565.
     FUNC-VA is a subsidiary of FUNC. FUNB-TN, a national banking association that provides a wide range of commercial and retail banking services and trust services in Tennessee, is a subsidiary of FUNC-VA. As of September 30, 1995, and for the nine months then ended, FUNB-TN had assets of $2.0 billion, net loans of $1.2 billion, deposits of $1.7 billion, stockholder's equity of $166 million and net income of $22 million, and as of such date FUNB-TN operated through 54 banking offices in Tennessee.
     On June 18, 1995, FUNC entered into an Agreement and Plan of Merger (the "FFB Merger Agreement"), which provides, among other things, for the merger (the "FFB Merger") of FFB with and into a wholly-owned subsidiary of FUNC. As of September 30, 1995, FFB had assets of $35.3 billion. The FFB Merger will be accounted for as a pooling of interests, and is currently expected to close by January 1, 1996, subject to certain conditions of closing. In addition, between January 1, 1994 and September 30, 1995, FUNC completed, or had pending on September 30, 1995, the Purchase Acquisitions, which are reflected in certain of the pro forma financial information presented herein, including the acquisitions of Brentwood, United, Columbia and RS Financial, which were pending at September 30, 1995. As of September 30, 1995, Brentwood, United, Columbia and RS Financial had aggregate assets of $4.3 billion. The United acquisition was completed in October 1995, and the Columbia acquisition was completed in November 1995.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS", "PRO FORMA FINANCIAL INFORMATION" and "FUNC -- History and Business" and " -- Certain Regulatory Considerations; FDIC INSURANCE ASSESSMENTS".
  BRENTWOOD
     Brentwood is a national banking association that provides commercial and retail banking services in Nashville and Brentwood, Tennsessee. As of September 30, 1995, and for the nine months then ended, Brentwood had assets of $117 million, net loans of $64 million, deposits of $90 million, stockholders' equity of $13 million and net income of $767,000, and as of such date Brentwood operated through one office in Nashville, Tennessee and one office in Brentwood, Tennessee.
                                       6

The principal executive offices of Brentwood are located at 5110 Maryland Way, Brentwood, Tennessee 37027, and its telephone number is (615)371-1333. See "BRENTWOOD" and ANNEX A.
THE MERGER; EXCHANGE RATIO
     Under the terms of the Merger Agreement, FUNC-VA would acquire Brentwood by means of the Merger of Brentwood with and into FUNB-TN. Upon consummation of the Merger, each outstanding share of Brentwood Common Stock (excluding any shares of stock held by FUNC or Brentwood, other than in a fiduciary capacity or in satisfaction of debts previously contracted ("Excluded Shares"), and any shares ("Dissenting Shares") held by any stockholders of Brentwood who have perfected their dissenters' appraisal rights ("Dissenting Stockholders")) would be converted into the right to receive a number of shares of FUNC Common Stock equal to the Exchange Ratio (I.E., the result obtained by dividing $8.8112 by the Average Closing Price).
     For purposes of certain pro forma computations in this Prospectus/Proxy Statement, a .1776 Exchange Ratio has been calculated using the closing price per share of FUNC Common Stock on the NYSE Tape on October 31, 1995 ($49.625),
as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than
 .1776. The pro forma information would be different if the Average Closing Price results in an Exchange Ratio different from .1776. Stockholders are urged to obtain up to date market quotations for FUNC Common Stock.
     See "THE MERGER -- General; Exchange Ratio" and " -- Dissenters' Appraisal Rights", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF BRENTWOOD AND FUNC STOCKHOLDERS".
SPECIAL MEETING
     The Special Meeting will be held on January 31, 1996, at 9:00 a.m., local time, at the Athletic Club at Maryland Farms, 5101 Maryland Way, Brentwood, Tennessee, for the purpose of stockholders considering and voting upon a proposal to approve the Merger Agreement.
     The Brentwood Board has fixed December 1, 1995, as the record date for determining stockholders entitled to notice of and to vote at the Special
Meeting (the "Record Date"). As of such date, there were 2,040,921 shares of Brentwood Common Stock outstanding and entitled to be voted at the Special Meeting.
     Approval of the Merger Agreement requires the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast at the Special Meeting by the holders of Brentwood Common Stock.
     The directors and executive officers of Brentwood (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, 441,320 shares of Brentwood Common Stock, which represents approximately 21.6 percent of the outstanding shares of Brentwood Common Stock entitled to be voted at the Special Meeting. As a condition to FUNC's willingness to enter into the Merger Agreement, the directors of Brentwood, the holders of approximately 21.6 percent of the outstanding shares of Brentwood Common Stock entitled to be voted at the Special Meeting, agreed to vote such shares in favor of approval of the Merger Agreement at the Special Meeting (the "Voting Agreement"). A copy of the Voting Agreement is set forth in ANNEX C to this Prospectus/Proxy Statement. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 45.1 percent of the outstanding shares of Brentwood Common Stock entitled to be voted at the Special Meeting.
     See "GENERAL INFORMATION" and ANNEX C.
     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY
CHECKING THE "ABSTAIN " BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective (the "Effective Date") on such date as FUNC notifies Brentwood in writing not less than five days prior thereto, which date shall not be more than 30 days after such conditions have been satisfied or waived, or such other date as may be mutually agreed upon between FUNC and Brentwood. Subject to the foregoing, it is currently anticipated that the Merger will be consummated on January 31, 1996. See "THE MERGER -- Conditions to Consummation; Warrantholder Agreements; Stock Options".
                                       7

RECOMMENDATION OF THE BRENTWOOD BOARD
     THE BRENTWOOD BOARD HAS ADOPTED THE MERGER AGREEMENT BY UNANIMOUS VOTE, BELIEVES IT IS IN THE BEST INTERESTS OF BRENTWOOD AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY BRENTWOOD STOCKHOLDERS. SEE "THE MERGER -- BACKGROUND AND REASONS; BRENTWOOD".
OPINION OF FINANCIAL ADVISOR TO BRENTWOOD
     Financial Consulting Associates, Inc. ("Financial") served as financial advisor to Brentwood and has rendered an opinion to the Brentwood Board that the consideration to be received by Brentwood's stockholders and Warrantholders in the Merger is fair to Brentwood's stockholders and Warrantholders, from a financial point of view. A copy of such opinion is attached to this Prospectus/Proxy Statement as ANNEX E and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken by Financial. See "THE MERGER -- Opinion of Financial Advisor to Brentwood".
INTERESTS OF CERTAIN PERSONS
     The directors and executive officers of Brentwood have certain interests in the Merger in addition to interests they have as stockholders of Brentwood generally. Those interests include, among others, provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, cash payments to holders of Warrants and all of the outstanding options to purchase shares of Brentwood Common Stock (the "Stock Options"), and certain other benefits.
     The directors and executive officers of Brentwood, together with certain of their related interests, beneficially owned as of the Record Date, 1,119,945 shares of Brentwood Common Stock, including 528,625 shares subject to unexercised Warrants and 150,000 shares subject to unexercised Stock Options.
     Pursuant to the Merger Agreement, (i) each holder of unexercised Warrants at the Effective Date will receive a cash payment equal to the number of Warrants held by such holder times the excess of (a) the Average Closing Price times the Exchange Ratio over (b) $5.00, and (ii) each holder of unexercised Stock Options at the Effective Date will receive a cash payment equal to the excess of (x) $8.8112 over the exercise price per share of the Stock Options held by such holder times (y) the number of shares of Brentwood Common Stock covered by the Stock Options held by such holder.
     The approximate payments which may be paid at the Effective Date to the directors and executive officers of Brentwood for the Warrants and Stock Options held by them on the Record Date is currently estimated to be approximately $2.5 million, as set forth in the following table:

NAME                           POSITION                         WARRANTS     STOCK OPTIONS      TOTAL
Frank Bumstead                 Director                        $   76,224         56,224        132,448
Chester A. Butler              Director                                --             --             --
Farzin Ferdowsi                Director                           285,840             --        285,840
James D. Harris                Director and Executive
                               Officer                            152,448        165,560        318,008
William B. King                Director                           209,616             --        209,616
James S. Lattimore             Director                           304,896             --        304,896
Boyce C. Magli                 Director                           266,784             --        266,784
Edwin B. Raskin                Director                            70,984             --         70,984
James T. Redd                  Director                           266,784             --        266,784
David Rollins                  Director                                --             --             --
Reese L. Smith                 Director                           381,120             --        381,120
David Hall                     Director                                --             --             --
Diane West                     Executive Officer                       --         99,336         99,336
Larry Kain                     Executive Officer                       --         60,280         60,280
Marlena Breckenridge           Executive Officer                       --         80,280         80,280
Total                                                          $2,014,696        461,680      2,476,376

     In addition, each of Mr. Harris, Mrs. West, Mrs. Breckenridge and Mr. Kain are subject to Executive Severance Pay Agreements which provide that if such officer is terminated other than for cause or voluntarily terminates his or her employment with Brentwood after consummation of the Merger, then such officer will receive a lump sum payment equal to two times his or her average annual compensation for the past three years in the case of Mr. Harris and one-half of the officer's total annual compensation as of the date of termination plus such additional benefits as may otherwise be provided on such
                                       8
date in the case of Mrs. West, Mrs. Breckenridge and Mr. Kain. The aggregate amount of cash payments that could be made under such agreements is estimated to be approximately $550,000.
     Certain of the directors of Brentwood and/or their related interests have various relationships with FUNB-TN and/or certain of the directors of FUNB-TN and/or their related interests, including loan and/or deposit relationships with FUNB-TN, that have been entered into in the ordinary course of business.
     See "THE MERGER -- Interests of Certain Persons".
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Consummation of the Merger is conditioned, among other things, on receipt by FUNC and Brentwood of an opinion of Sullivan & Cromwell, counsel for FUNC, dated as of the Effective Date, to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of Brentwood who receive FUNC Common Shares in exchange for their shares of Brentwood Common Stock, other than with respect to cash received in lieu of fractional share interests, or, in the case of any holders of Brentwood Common Stock who perfect their dissenters' appraisal rights, cash received upon exercise of such rights. See "THE MERGER -- Certain Federal Income Tax Consequences" and " -- Dissenters' Appraisal Rights".
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH BRENTWOOD STOCKHOLDER, IT IS RECOMMENDED THAT BRENTWOOD STOCKHOLDERS CONSULT THEIR TAX ADVISERS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES. BUSINESS PENDING CONSUMMATION
     Brentwood has agreed in the Merger Agreement to conduct its business in the ordinary and usual course consistent with past practice and not to take certain actions relating to the operation of Brentwood pending consummation of the Merger, without the prior written consent of FUNC or as otherwise permitted by the Merger Agreement. These actions include, without limitation: (i) not paying any dividends, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock (other than upon exercise of outstanding Stock Options and Warrants) or giving any person the right to acquire any such shares; (ii) not incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity; (iii) not increasing the rate of compensation or paying any bonus to any of its directors, officers or employees; (iv) not entering into or modifying any employment agreements or employee benefit plans; (v) not disposing of any material portion of its assets or acquiring any material portion of the business or property of any other entity; and (vi) not changing its lending, investment, liability management or other material policies in any material respect.
     Notwithstanding the foregoing, Brentwood may pay regular quarterly cash dividends not in excess of $.05 per share and, from and after the record date for FUNC's regular quarterly cash dividend payable in the first quarter of 1996 (which record date is expected to be on or about February 29, 1996), may pay additional dividends equal to the dividends which would have been paid to the holders of Brentwood Common Stock on the FUNC Common Shares had the Merger been consummated on or prior to such record date, less (to the extent paid between January 2, 1996 and such record date) the regular quarterly dividend of $.05 per share referred to above.
     Brentwood also has agreed that, provided the OCC has approved the Merger and Brentwood is reasonably satisfied the Merger will be consummated on the Effective Date, it will use its best efforts to modify its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Effective Date so as to be consistent with those policies and practices applied by FUNC and generally accepted accounting principles.
REGULATORY APPROVAL
     The requisite approval from the Office of the Comptroller of the Currency of the United States (the "OCC") to permit consummation of the Merger was received on October 31, 1995.
DISSENTERS' APPRAISAL RIGHTS
     Holders of Brentwood Common Stock who (i) either vote against the Merger Agreement at the Special Meeting or give written notice at or prior to the Special Meeting to the presiding officer that they dissent from approval of the Merger Agreement, and (ii) comply with the further provisions of 12 U.S.C. 215a, will be entitled to receive, if the Merger is
                                       9
consummated, the appraised value of their Brentwood Common Stock in cash. See "THE MERGER -- Dissenters' Appraisal Rights" and ANNEX F.
CONDITIONS TO CONSUMMATION; WARRANTHOLDER AGREEMENTS; STOCK OPTIONS
     Consummation of the Merger is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Brentwood;
(ii) no court or governmental or regulatory authority having taken any action which prohibits the Merger; (iii) receipt by FUNC and Brentwood of the opinion of Sullivan & Cromwell, counsel for FUNC, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (iv) receipt by FUNC of a letter from Brentwood's independent auditors, dated as of or shortly prior to the Effective Date, with respect to Brentwood's consolidated financial position and results of operations; and (v) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     Consummation of the Merger is also subject to (i) execution of the Warrantholder Agreements, and (ii) cancellation of all of the outstanding Stock Options.
     The Warrantholder Agreements provide for cancellation of the Warrants at the Effective Date and a cash payment to the Warrantholders in an amount equal to the number of Warrants held by such holders times the excess of (i) the Average Closing Price times the Exchange Ratio, over (ii) $5.00. As of the date of this Prospectus/Proxy Statement, there are Warrants outstanding to purchase 1,409,000 shares of Brentwood Common Stock. As of such date, the holders of
Warrants to purchase      shares of Brentwood Common Stock have executed
Warrantholder Agreements.
     The Merger Agreement provides for the cancellation of all outstanding Stock Options at the Effective Date and a cash payment to the holders of the Stock Options equal to the excess of (i) $8.8112 over the exercise price per share of the Stock Options, times (ii) the number of shares of Brentwood Common Stock covered by the Stock Options. As of the date of this Prospectus/Proxy Statement there are Stock Options outstanding to purchase 210,666 shares of Brentwood Common Stock.
     See "THE MERGER -- Interests of Certain Persons" and " -- Conditions to Consummation; Warrantholder Agreements; Stock Options" and ANNEX D.
TERMINATION
     The Merger Agreement may be terminated by mutual agreement of the Board of Directors of FUNC (the "FUNC Board") and the Brentwood Board. The Merger Agreement may also be terminated by either the FUNC Board or Brentwood Board if the Merger does not occur on or before March 31, 1996, or if certain conditions set forth in the Merger Agreement are not met. See "THE MERGER -- Termination". ACCOUNTING TREATMENT
     The completed Purchase Acquisitions have been, and the Merger and the other pending Purchase Acquisition will be, accounted for as purchases under generally accepted accounting principles. The FFB Merger will be accounted for as a pooling of interests under generally accepted accounting principles. See "THE MERGER -- Accounting Treatment".
RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares, except for those shares held by those holders who may be deemed to be "affiliates" of Brentwood or FUNC, which will be subject to certain restrictions on transfer under applicable federal securities laws. See "THE MERGER -- Resale of FUNC Common Shares".
CERTAIN DIFFERENCES IN THE RIGHTS OF BRENTWOOD AND FUNC STOCKHOLDERS
     The rights of stockholders of Brentwood are currently determined by reference to the National Bank Act (as amended, the "NB Act"), rules and regulations adopted by the OCC, Brentwood's Articles of Association (as amended, the "Charter") and Bylaws. On the Effective Date, stockholders of Brentwood will become stockholders of FUNC, and their rights as stockholders of FUNC will be determined by references to the North Carolina Business Corporation Act (the "NCBCA") and by FUNC's Articles of Incorporation (as amended, the "Articles") and Bylaws. See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF BRENTWOOD AND FUNC STOCKHOLDERS".
                                       10

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted for any stock dividends and stock splits, reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for FUNC and Brentwood; (ii) on a pro forma combined basis per share of FUNC Common Stock reflecting consummation of (a) the Merger, (b) the Purchase Acquisitions (including the Merger), and (c) the Purchase Acquisitions (including the Merger) and the FFB Merger; and (iii) on an equivalent pro forma basis per share of Brentwood Common Stock reflecting consummation of (x) the Merger, (y) the Purchase Acquisitions (including the Merger), and (z) the Purchase Acquisitions (including the Merger) and the FFB Merger. Such pro forma information has been prepared (i) assuming a .1776 Exchange Ratio, (ii) giving effect to the Merger and the other Purchase Acquisitions on a purchase accounting basis, and (iii) giving effect to the FFB Merger on a pooling of interests accounting basis. See "THE MERGER -- Accounting Treatment".
     The Exchange Ratio of .1776 is based on the last reported sale price per share of FUNC Common Stock on the NYSE Tape on October 31, 1995 ($49.625), as if such price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price (which will not be known until shortly prior to the Effective Date) and may be greater or less than .1776. The pro forma information would be different if the Average Closing Price results in an Exchange Ratio different from .1776. Set forth on the cover page of this Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date before the mailing hereof. Stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.
     Pro forma financial information for the Purchase Acquisitions (including the Merger) assumes such acquisitions were consummated on January 1, 1994, and except as otherwise indicated, reflects information from such date to their respective consummation dates (or to September 30, 1995, with respect to the Purchase Acquisitions (including the Merger) pending as of September 30, 1995). Pro forma financial information with respect to the FFB Merger assumes such merger was consummated as of the beginning of each of the periods indicated.
     Since purchase accounting does not require restatement of results for prior periods following consummation of the Merger or any of the other Purchase Acquisitions, consummation of the Merger or any of the other Purchase Acquisitions will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Purchase Acquisitions (including the Merger) and the FFB Merger might have affected historical financial statements if the Purchase Acquisitions (including the Merger) and the FFB Merger had been consummated at an earlier time. The pro forma combined selected financial data do not purport to be indicative of the results that actually would have been realized had the Purchase Acquisitions (including the Merger) and the FFB Merger taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for future periods.
     The information shown below should be read in conjunction with the historical financial statements of FUNC, Brentwood and FFB, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement, including the notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "PRO FORMA FINANCIAL INFORMATION" and ANNEX A.

                                                                                          SEPTEMBER 30, 1995    DECEMBER 31, 1994
BOOK VALUE PER SHARE:
  Historical per share of:
     FUNC Common Stock.................................................................         $33.88                30.66
     Brentwood Common Stock............................................................           6.23                 5.80
  Pro forma combined per share of FUNC Common Stock (1):
     FUNC and Brentwood................................................................          33.92                30.66
     FUNC and the Purchase Acquisitions (including the Merger).........................          34.79                30.49
     FUNC, the Purchase Acquisitions (including the Merger) and the FFB
       Merger..........................................................................          31.58                28.11
  Equivalent pro forma per share of Brentwood Common Stock (2):
     FUNC and Brentwood................................................................           6.02                 5.45
     FUNC and the Purchase Acquisitions (including the Merger).........................           6.18                 5.42
     FUNC, the Purchase Acquisitions (including the Merger) and the FFB
       Merger..........................................................................         $ 5.61                 4.99

(1) The pro forma combined book value per share of FUNC Common Stock amounts represent the sum of the pro forma combined stockholders' equity amounts divided by the pro forma combined period-end number of shares outstanding.
                                       11

(2) The equivalent pro forma book value per share of Brentwood Common stock amounts represent the pro forma combined book value per share of FUNC Common Stock amounts multiplied by a .1776 Exchange Ratio.

                                                                                       NINE MONTHS ENDED    YEARS ENDED DECEMBER
                                                                                         SEPTEMBER 30,              31,
                                                                                             1995           1994    1993    1992
CASH DIVIDENDS PAID PER SHARE:
  Historical per share of:
     FUNC Common Stock..............................................................         $1.44          1.72    1.50    1.28
     Brentwood Common Stock.........................................................           .14           .15     .09     --
  Pro forma combined per share of FUNC Common Stock (3):
     FUNC and Brentwood.............................................................          1.42          1.73     --      --
     FUNC, the Purchase Acquisition (including the Merger) and the FFB Merger.......          1.27          1.56    1.30    1.00
  Equivalent pro forma per share of Brentwood Common Stock (4):
     FUNC and Brentwood.............................................................           .25           .31     --      --
     FUNC, the Purchase Acquisitions (including the Merger) and the FFB Merger......         $ .23           .28     .23     .18

(3) The pro forma combined cash dividends paid per share of FUNC Common Stock amounts represent pro forma combined cash dividends paid on common stock outstanding divided by pro forma combined average number of common shares outstanding, rounded to the nearest cent.
(4) The equivalent pro forma cash dividends paid per share of Brentwood Common Stock amounts represent the pro forma combined per share of FUNC Common Stock amounts multiplied by a .1776 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.52 per share payable on December 15, 1995, would be $2.08. On an equivalent pro forma basis, such current annualized FUNC dividend per share of Brentwood Common Stock would be $.36, based on a .1776 Exchange Ratio, rounded down to the nearest cent. Future FUNC and Brentwood dividends are dependent upon their respective earnings and financial condition, as well as government regulations and policies, and other factors. See "THE MERGER -- Exchange of Brentwood Certificates", " -- Business Pending Consummation" and
    " -- Dividends" and "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS".

                                                                                      NINE MONTHS ENDED      YEARS ENDED
                                                                                        SEPTEMBER 30,       DECEMBER 31,
                                                                                            1995           1994     1993
NET INCOME PER SHARE APPLICABLE TO COMMON STOCKHOLDERS (AFTER FUNC REDEMPTION
  PREMIUM):
  Historical per share of:
     FUNC Common Stock.............................................................         $4.27          4.98       4.73
     Brentwood Common Stock........................................................           .29           .36        .29
  Pro forma combined per share of FUNC Common Stock (5):
     FUNC and Brentwood............................................................          4.26          4.97         --
     FUNC and the Purchase Acquisitions (including the Merger).....................          3.82          4.82         --
     FUNC, the Purchase Acquisitions (including the Merger) and the FFB Merger.....          3.57          4.48       4.30
  Equivalent pro forma per share of Brentwood Common Stock (6):
     FUNC and Brentwood............................................................           .76           .88         --
     FUNC and the Purchase Acquisitions (including the Merger).....................           .68           .86         --
     FUNC, and the Purchase Acquisitions (including the Merger) and
       the FFB Merger..............................................................         $ .63           .80        .76

                                                                                      1992
NET INCOME PER SHARE APPLICABLE TO COMMON STOCKHOLDERS (AFTER FUNC REDEMPTION
  PREMIUM):
  Historical per share of:
     FUNC Common Stock.............................................................     2.23
     Brentwood Common Stock........................................................      .25
  Pro forma combined per share of FUNC Common Stock (5):
     FUNC and Brentwood............................................................       --
     FUNC and the Purchase Acquisitions (including the Merger).....................       --
     FUNC, the Purchase Acquisitions (including the Merger) and the FFB Merger.....     2.53
  Equivalent pro forma per share of Brentwood Common Stock (6):
     FUNC and Brentwood............................................................       --
     FUNC and the Purchase Acquisitions (including the Merger).....................       --
     FUNC, and the Purchase Acquisitions (including the Merger) and
       the FFB Merger..............................................................      .45

(5) The pro forma combined income per share of FUNC Common Stock amounts represent the pro forma combined FUNC net income (after redemption premium on preferred stock) applicable to holders of FUNC Common Stock divided by the pro forma combined average number of shares of FUNC Common Stock outstanding.
(6) The equivalent pro forma income per share of Brentwood Common Stock amounts represent the pro forma combined income per share of FUNC Common Stock amounts multiplied by a .1776 Exchange Ratio.
                                       12

                                                                                              JULY 17, 1995          , 1995
MARKET VALUE PER SHARE:
Historical per share of:
  FUNC Common Stock........................................................................      $47.50
Equivalent pro forma per share of Brentwood Common Stock (7)...............................      $ 8.375

(7) Equivalent pro forma market values per share of Brentwood Common Stock represent the historical market values per share of FUNC Common Stock, multiplied by a .1776 Exchange Ratio, rounded down to the nearest one-eighth. The FUNC historical market values per share represent the last reported sale prices per share of FUNC Common Stock on the NYSE Tape (i) on July 17, 1995, the last business day preceding public announcement of the
    execution of the Merger Agreement; and (ii) on         , 1995. There is no
    public trading market for Brentwood Common Stock. On November 30, 1995, the book value per share of Brentwood Common Stock was $6.34. See "THE
    MERGER -- Market Prices" and Notes (3) and (4) to "PRO FORMA FINANCIAL INFORMATION".
SELECTED FINANCIAL DATA
     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and Brentwood and certain unaudited pro forma combined selected financial data, reflecting consummation of (i) the Merger, (ii) the Purchase Acquisition (including the Merger), and (iii) the Purchase Acquisitions (including the Merger) and the FFB Merger. Such pro forma information has been prepared (a) using a .1776 Exchange Ratio, (b) giving effect to the Merger and the other Purchase Acquisitions on a purchase accounting basis, and (c) giving effect to the FFB Merger on a pooling of interests accounting basis. See "THE MERGER -- Accounting Treatment". This information should be read in conjunction with the historical financial statements of FUNC, Brentwood and FFB, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement, including the notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "PRO FORMA FINANCIAL INFORMATION" and ANNEX A. Interim unaudited historical data of FUNC and Brentwood reflect, in the respective opinions of FUNC's and Brentwood's management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.
     The .1776 Exchange Ratio is based on the last reported sale price per share of FUNC Common Stock on the NYSE Tape on October 31, 1995 ($49.625), as if such price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price (which will not be known until shortly prior to the Effective Date) and may be greater or less than .1776. The pro forma information would be different if the Average Closing Price results in an Exchange Ratio different from .1776. Set forth on the cover page of this Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date before the mailing hereof. Stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.
     Pro forma financial information for the Purchase Acquisitions (including the Merger) assumes such acquisitions were consummated on January 1, 1994, and, except as otherwise indicated, reflects information from such date to their respective consummation dates (or to September 30, 1995, with respect to the Purchase Acquisitions (including the Merger) pending as of September 30, 1995). Pro forma financial information with respect to the FFB Merger assumes such merger was consummated as of the beginning of each of the periods indicated.
     Since purchase accounting does not require restatement of results for prior periods following consummation of the Merger or any of the other Purchase Acquisitions, consummation of the Merger or any of the other Purchase Acquisitions will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Purchase Acquisitions (including the Merger) and the FFB Merger might have affected historical financial statements if the Purchase Acquisitions (including the Merger) and the FFB Merger had been consummated at an earlier time. The pro forma combined selected financial information does not purport to be indicative of the results that actually would have been realized had the Purchase Acquisitions (including the Merger) and the FFB Merger taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for future periods.
                                       13

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,                     YEARS ENDED DECEMBER 31,
                                                           1995          1994         1994         1993         1992         1991
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands except per share data)
  Interest income.....................................  $ 4,674,374    3,705,191    5,094,661    4,556,332    4,479,385    4,647,440
  Interest expense....................................    2,239,387    1,450,774    2,060,946    1,790,439    2,020,968    2,742,996
  Net interest income.................................    2,434,987    2,254,417    3,033,715    2,765,893    2,458,417    1,904,444
  Provision for loan losses...........................      125,500       75,000      100,000      221,753      414,708      648,284
  Net interest income after provision for loan
    losses............................................    2,309,487    2,179,417    2,933,715    2,544,140    2,043,709    1,256,160
  Securities available for sale transactions..........        9,591       (1,581)     (11,507)      25,767       34,402           --
  Investment security transactions....................        4,041        3,595        4,006        7,435       (2,881)     155,048
  Noninterest income..................................      990,884      855,051    1,166,470    1,165,086    1,032,651      914,511
  Noninterest expense.................................    2,170,390    1,973,280    2,677,228    2,521,647    2,526,678    1,905,918
  Income before income taxes..........................    1,143,613    1,063,202    1,415,456    1,220,781      581,203      419,801
  Income taxes........................................      402,552      369,371      490,076      403,260      196,152       71,070
  Net income..........................................      741,061      693,831      925,380      817,521      385,051      348,731
  Dividends on preferred stock........................        7,029       18,522       25,353       24,900       31,979       34,570
  Net income applicable to common stockholders before
    redemption premium................................      734,032      675,309      900,027      792,621      353,072      314,161
  Redemption premium on preferred stock...............           --           --       41,355           --           --           --
  Net income applicable to common stockholders after
    redemption premium................................  $   734,032      675,309      858,672      792,621      353,072      314,161
PER COMMON SHARE DATA
  Net income before redemption premium................  $      4.27         3.94         5.22         4.73         2.23         2.24
  Net income after redemption premium.................         4.27         3.94         4.98         4.73         2.23         2.24
  Cash dividends......................................         1.44         1.26         1.72         1.50         1.28         1.12
  Book value..........................................        33.88        30.37        30.66        28.90        25.25        23.23
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)......................................      245,118      215,850      297,902      243,845      167,601      126,029
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................   86,834,113   74,243,118   77,313,505   70,786,969   63,828,031   59,273,177
  Loans, net of unearned income.......................   61,802,019   51,633,034   54,029,752   46,876,177   41,923,767   41,383,580
  Deposits............................................   59,815,883   53,687,051   58,958,273   53,742,411   49,150,965   47,176,223
  Long-term debt......................................    6,040,639    3,269,363    3,428,514    3,061,944    3,151,260    2,630,930
  Preferred stockholders' equity......................           --      284,041           --      284,041      297,215      397,356
  Common stockholders' equity.........................    5,685,450    5,338,590    5,397,517    4,923,584    4,161,948    3,463,441
  Total stockholders' equity..........................  $ 5,685,450    5,622,631    5,397,517    5,207,625    4,459,163    3,860,797
  Preferred shares outstanding........................           --        6,318           --        6,318        6,846       10,851
  Common shares outstanding...........................      167,795      175,785      176,034      170,338      164,849      149,112
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................  $81,614,717   71,739,670   72,670,694   68,101,222   61,145,974   55,095,439
  Loans, net of unearned income.......................   58,236,262   47,866,113   49,055,215   43,631,410   41,270,991   37,314,358
  Deposits............................................   58,707,324   52,615,361   53,244,751   50,248,848   47,173,706   40,482,433
  Long-term debt......................................    4,542,779    3,162,021    3,213,607    3,006,560    2,789,653    2,187,595
  Common stockholders' equity*........................    5,576,417    5,174,974    5,282,412    4,550,048    3,889,256    3,131,716
  Total stockholders' equity*.........................  $ 5,576,417    5,459,014    5,554,390    4,839,397    4,213,896    3,467,437
  Common shares outstanding...........................      171,921      171,265      172,543      167,692      158,683      140,003
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders before
    redemption premium to average common stockholders'
    equity............................................        17.39%**      17.45**      17.04       17.42         9.08        10.03
  Net income applicable to common stockholders after
    redemption premium to average common stockholders'
    equity............................................        17.39**      17.45**      16.26        17.42         9.08        10.03
  Net income to:
    Average total stockholders' equity................        17.55**      16.99**      16.66        16.89         9.14        10.06
    Average assets....................................         1.21**       1.29**       1.27         1.20          .63          .63
  Average stockholders' equity to average assets......         6.83         7.53         7.52         7.11         6.89         6.29
  Allowance for loan losses to:
    Net loans.........................................         1.46         1.95         1.81         2.18         2.24         2.06
    Nonaccrual and restructured loans.................          204          203          245          147           96           72
    Nonperforming assets..............................          160          154          175          111           70           50
  Net charge-offs to average net loans................          .36**        .31**        .33          .58          .86         1.48
  Nonperforming assets to loans, net and foreclosed
    properties........................................          .91         1.26         1.03         1.95         3.19         4.10
  Capital ratios:***
    Tier 1 capital....................................         6.35         8.84         7.76         9.14         9.22         7.56
    Total capital.....................................        10.74        14.20        12.94        14.64        14.31        11.76
    Leverage..........................................         5.10         6.77         6.12         6.13         6.55         5.31
  Net interest margin.................................         4.52%**       4.80**       4.77        4.78         4.77         4.08

                                                           1990
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands except per share data)
  Interest income.....................................   4,829,520
  Interest expense....................................   3,094,334
  Net interest income.................................   1,735,186
  Provision for loan losses...........................     425,409
  Net interest income after provision for loan
    losses............................................   1,309,777
  Securities available for sale transactions..........          --
  Investment security transactions....................       7,884
  Noninterest income..................................     690,672
  Noninterest expense.................................   1,680,973
  Income before income taxes..........................     327,360
  Income taxes........................................      64,993
  Net income..........................................     262,367
  Dividends on preferred stock........................      33,868
  Net income applicable to common stockholders before
    redemption premium................................     228,499
  Redemption premium on preferred stock...............          --
  Net income applicable to common stockholders after
    redemption premium................................     228,499
PER COMMON SHARE DATA
  Net income before redemption premium................        1.68
  Net income after redemption premium.................        1.68
  Cash dividends......................................        1.08
  Book value..........................................       21.81
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)......................................     116,696
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................  54,588,410
  Loans, net of unearned income.......................  36,050,719
  Deposits............................................  38,194,268
  Long-term debt......................................   1,850,860
  Preferred stockholders' equity......................     317,011
  Common stockholders' equity.........................   2,983,361
  Total stockholders' equity..........................   3,300,372
  Preferred shares outstanding........................       7,293
  Common shares outstanding...........................     136,777
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................  52,124,595
  Loans, net of unearned income.......................  35,877,585
  Deposits............................................  36,209,083
  Long-term debt......................................   1,587,497
  Common stockholders' equity*........................   2,937,441
  Total stockholders' equity*.........................   3,244,473
  Common shares outstanding...........................     135,622
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders before
    redemption premium to average common stockholders'
    equity............................................        7.78
  Net income applicable to common stockholders after
    redemption premium to average common stockholders'
    equity............................................        7.78
  Net income to:
    Average total stockholders' equity................        8.09
    Average assets....................................         .50
  Average stockholders' equity to average assets......        6.22
  Allowance for loan losses to:
    Net loans.........................................        1.95
    Nonaccrual and restructured loans.................          77
    Nonperforming assets..............................          56
  Net charge-offs to average net loans................         .68
  Nonperforming assets to loans, net and foreclosed
    properties........................................        3.42
  Capital ratios:***
    Tier 1 capital....................................        6.53
    Total capital.....................................       10.83
    Leverage..........................................        4.90
  Net interest margin.................................        3.99

  * Average common stockholders' equity and total stockholders' equity exclude net unrealized gains or losses on debt and equity securities in 1995 and 1994.
 ** Annualized.
*** The 1990-1992 capital ratios are not restated for pooling of interests acquisitions. Risk-based capital ratio guidelines require a minimum ratio of Tier 1 capital to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets is from three to five percent.
                                       14

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                                                           1995        1994        1994        1993        1992        1991
BRENTWOOD (HISTORICAL)
CONSOLIDATED SUMMARIES OF OPERATIONS
  (In thousands)
  Interest income.....................................  $    6,541       4,963       6,914       5,522       5,668       5,686
  Interest expense....................................       3,065       1,791       2,561       1,967       2,317       3,008
  Net interest income.................................       3,476       3,172       4,353       3,555       3,351       2,678
  Provision for loan losses...........................          65         165         235         315         607         561
  Net interest income after provision for loan
    losses............................................       3,411       3,007       4,118       3,240       2,744       2,117
  Security and loan transactions......................          --          --          --          90         219          82
  Noninterest income..................................         586         496         634         532         366         189
  Noninterest expense.................................       2,825       2,424       3,286       2,675       2,399       2,053
  Income before income taxes..........................       1,172       1,079       1,466       1,187         930         335
  Income taxes........................................         405         362         498         428         322         107
  Net income..........................................  $      767         717         968         759         608         228
PER COMMON SHARE DATA
  Net income..........................................  $      .29         .26         .36         .29         .25         .15
  Cash dividends......................................         .14         .11         .15         .09          --          --
  Book value..........................................        6.23        5.80        5.80        5.88        5.53        5.23
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)......................................         367         285         306         122          --          --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................     116,888      98,695     105,423      92,667      78,037      75,573
  Loans, net of unearned income.......................      63,938      58,815      63,236      49,221      43,826      39,262
  Deposits............................................      90,364      70,495      74,474      68,545      62,766      64,362
  Long-term debt......................................          --          --          --          --          --          --
  Total stockholders' equity..........................  $   12,720      11,822      11,825      11,993      11,278      10,670
  Common shares outstanding...........................       2,041       2,039       2,039       2,039       2,039       2,039
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................  $  109,812      95,122      94,452      82,941      77,037      64,698
  Loans, net of unearned income.......................      65,268      53,078      54,801      45,790      41,483      37,578
  Deposits............................................      81,758      69,176      69,900      60,829      64,089      53,187
  Long-term debt......................................          --          --          --          --          --          --
  Total stockholders' equity..........................  $   12,320      11,853      11,852      11,579      10,944      10,514
CONSOLIDATED PERCENTAGES
  Net income to:
    Average stockholders' equity......................        8.30%*      8.07*       8.17        6.55        5.56        2.17
    Average assets....................................         .93*       1.01*       1.00         .92         .79         .35
  Average stockholders' equity to average assets......       11.22       12.46       12.29       13.96       14.21       16.25
  Allowance for loan losses to:
    Net loans.........................................        1.38        1.32        1.32        1.33        1.25        1.18
    Nonaccrual and restructured loans.................         447         273         230         232         145          29
    Nonperforming assets..............................         188         138         144         288         118          54
  Net charge-offs to average net loans................         .04*        .11*        .10         .45        1.26        1.23
  Nonperforming assets to loans, net and foreclosed
    properties........................................         .73         .96         .91         .46        1.06        2.14
  Capital ratios:**
    Tier 1 capital....................................       10.60       12.37       11.27       13.01       15.19       15.56
    Total capital.....................................       11.09       12.63       12.72       13.72       15.92       16.23
    Leverage..........................................       11.58%      12.43       12.26       14.46       14.64       16.49

                                                          1990
BRENTWOOD (HISTORICAL)
CONSOLIDATED SUMMARIES OF OPERATIONS
  (In thousands)
  Interest income.....................................      5,200
  Interest expense....................................      2,997
  Net interest income.................................      2,203
  Provision for loan losses...........................        200
  Net interest income after provision for loan
    losses............................................      2,003
  Security and loan transactions......................         --
  Noninterest income..................................        172
  Noninterest expense.................................      1,799
  Income before income taxes..........................        376
  Income taxes........................................        120
  Net income..........................................        256
PER COMMON SHARE DATA
  Net income..........................................        .18
  Cash dividends......................................         --
  Book value..........................................       5.12
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)......................................         --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................     56,048
  Loans, net of unearned income.......................     36,701
  Deposits............................................     45,135
  Long-term debt......................................         --
  Total stockholders' equity..........................     10,442
  Common shares outstanding...........................      2,039
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets..............................................     52,259
  Loans, net of unearned income.......................     32,861
  Deposits............................................     41,360
  Long-term debt......................................         --
  Total stockholders' equity..........................     10,000
CONSOLIDATED PERCENTAGES
  Net income to:
    Average stockholders' equity......................       2.56
    Average assets....................................        .49
  Average stockholders' equity to average assets......      19.14
  Allowance for loan losses to:
    Net loans.........................................       1.00
    Nonaccrual and restructured loans.................        138
    Nonperforming assets..............................         39
  Net charge-offs to average net loans................        .32
  Nonperforming assets to loans, net and foreclosed
    properties........................................       2.53
  Capital ratios:**
    Tier 1 capital....................................      18.90
    Total capital.....................................      19.56
    Leverage..........................................      19.98

 * Annualized.
** Risk-based capital ratio guidelines require a minimum ratio of Tier 1 to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets is from three to five percent.
                                       15

FUNC AND BRENTWOOD
PRO FORMA COMBINED SELECTED FINANCIAL DATA*

                                                                                             NINE MONTHS ENDED     YEAR ENDED
                                                                                               SEPTEMBER 30,      DECEMBER 31,
                                                                                                   1995               1994
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income.........................................................................      $ 4,680,459          5,100,515
  Interest expense........................................................................        2,242,452          2,063,507
  Net interest income.....................................................................        2,438,007          3,037,008
  Provision for loan losses...............................................................          125,565            100,235
  Net interest income after provision for loan losses.....................................        2,312,442          2,936,773
  Securities available for sale transactions..............................................            9,591            (11,507)
  Investment security transactions........................................................            4,041              4,006
  Noninterest income......................................................................          991,471          1,167,104
  Noninterest expense.....................................................................        2,173,935          2,681,487
  Income before income taxes..............................................................        1,143,610          1,414,889
  Income taxes............................................................................          402,660            490,036
  Net income..............................................................................          740,950            924,853
  Dividends on preferred stock............................................................            7,029             25,353
  Net income applicable to common stockholders before redemption premium..................          733,921            899,500
  Redemption premium on preferred stock...................................................               --             41,355
  Net income applicable to common stockholders after redemption premium...................      $   733,921            858,145
PER COMMON SHARE DATA
  Net income applicable to common stockholders before redemption premium..................      $      4.26               5.21
  Net income applicable to common stockholders after redemption premium...................             4.26               4.97
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets..................................................................................       86,956,252         77,406,694
  Loans, net of unearned income...........................................................       61,865,957         54,092,988
  Deposits................................................................................       59,906,247         59,032,747
  Long-term debt..........................................................................        6,040,639          3,428,514
  Total stockholders' equity..............................................................      $ 5,703,434          5,396,815
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
     Net loans............................................................................             1.46%              1.81
     Nonperforming assets.................................................................              161                175
  Net charge-offs to average net loans....................................................              .36**              .33
  Nonperforming assets to loans, net and foreclosed properties............................              .91%              1.03

 * See "PRO FORMA FINANCIAL INFORMATION".
** Annualized.
                                       16

FUNC AND THE PURCHASE ACQUISITIONS (INCLUDING THE MERGER)
PRO FORMA COMBINED SELECTED FINANCIAL DATA*

                                                                                              NINE MONTHS ENDED     YEAR ENDED
                                                                                                SEPTEMBER 30,      DECEMBER 31,
                                                                                                    1995               1994
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income..........................................................................      $ 5,109,917         5,800,981
  Interest expense.........................................................................        2,536,352         2,514,910
  Net interest income......................................................................        2,573,565         3,286,071
  Provision for loan losses................................................................          132,085           101,643
  Net interest income after provision for loan losses......................................        2,441,480         3,184,428
  Securities available for sale transactions...............................................            5,424            (8,860)
  Investment security transactions.........................................................            4,041             4,006
  Noninterest income.......................................................................        1,035,366         1,221,488
  Noninterest expense......................................................................        2,390,659         3,000,398
  Income before income taxes...............................................................        1,095,652         1,400,664
  Income taxes.............................................................................          394,567           487,660
  Net income...............................................................................          701,085           913,004
  Dividends on preferred stock.............................................................            7,029            25,353
  Net income applicable to common stockholders before redemption premium...................          694,056           887,651
  Redemption premium on preferred stock....................................................               --            41,355
  Net income applicable to common stockholders after redemption premium....................      $   694,056           846,296
PER COMMON SHARE DATA
  Net income applicable to common stockholders before redemption premium...................      $      3.82              5.06
  Net income applicable to common stockholders after redemption premium....................             3.82              4.82
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets...................................................................................       91,325,401        88,423,716
  Loans, net of unearned income............................................................       65,161,475        62,217,003
  Deposits.................................................................................       62,517,025        67,055,831
  Long-term debt...........................................................................        6,197,600         4,524,214
  Stockholders' equity.....................................................................      $ 6,179,250         5,458,336
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
     Net loans.............................................................................             1.42%             1.68
     Nonperforming assets..................................................................              151               140
  Net charge-offs to average net loans.....................................................              .35**             .30
  Nonperforming assets to loans, net and foreclosed properties.............................              .94%             1.20

 * See "PRO FORMA FINANCIAL INFORMATION".
** Annualized.
                                       17

FUNC, THE PURCHASE ACQUISITIONS (INCLUDING THE MERGER) AND FFB
PRO FORMA COMBINED SELECTED FINANCIAL DATA*

                                         NINE MONTHS ENDED
(DOLLARS IN THOUSANDS,                     SEPTEMBER 30,                             YEARS ENDED DECEMBER 31,
EXCEPT PER SHARE DATA)                  1995          1994          1994          1993          1992         1991         1990
Interest income....................  $ 6,843,506     5,278,740     7,937,133     6,601,528    6,608,666    7,031,400    7,549,088
Interest expense...................    3,237,209     1,969,627     3,246,946     2,481,952    2,941,680    4,070,885    4,806,471
Net interest income................    3,606,297     3,309,113     4,690,187     4,119,576    3,666,986    2,960,515    2,742,617
Provision for loan losses..........      162,085       139,000       180,643       369,753      642,708      946,284      923,409
Net interest income after provision
  for loan losses..................    3,444,212     3,170,113     4,509,544     3,749,823    3,024,278    2,014,231    1,819,208
Securities available for sale
  transactions.....................       24,472        12,130         8,860        25,767       34,402           --           --
Investment security transactions...        4,041         3,595         4,006        14,452        1,944      208,614       32,271
Noninterest income.................    1,346,489     1,147,890     1,620,712     1,541,569    1,360,202    1,254,635    1,028,755
Noninterest expense................    3,175,444     2,770,298     4,070,027     3,536,346    3,443,524    2,777,665    2,564,124
Income before income taxes.........    1,643,770     1,563,430     2,073,095     1,795,265      977,302      699,815      316,110
Income taxes.......................      588,927       534,122       709,028       578,912      278,514      129,843       59,868
Net income.........................    1,054,843     1,029,308     1,364,067     1,216,353      698,788      569,972      256,242
Dividends on preferred stock.......       22,306        33,981        46,020        45,553       53,040       51,746       47,151
Net income applicable to common
  stockholders before redemption
  premium..........................    1,032,537       995,327     1,318,047     1,170,800      645,748      518,226      209,091
Redemption premium on preferred
  stock............................           --            --        41,355            --           --           --           --
Net income applicable to common
  stockholders after redemption
  premium..........................  $ 1,032,537       995,327     1,276,692     1,170,800      645,748      518,226      209,091
PRO FORMA PER COMMON SHARE DATA
  Net income applicable to common
    stockholders before redemption
    premium........................  $      3.57          3.55          4.63          4.30         2.53         2.34          .97
  Net income applicable to common
    stockholders after redemption
    premium........................         3.57          3.55          4.48          4.30         2.53         2.34          .97
CONSOLIDATED PERIOD-END BALANCE
  SHEET ITEMS
  (In thousands)
  Assets...........................  126,603,451   108,646,040   124,639,412   104,549,554   95,308,328   89,488,406   83,698,754
  Loans, net of unearned income....   89,548,999    74,009,567    86,018,244    68,263,088   60,301,462   58,725,097   54,581,023
  Deposits.........................   90,095,999    81,322,608    95,962,683    81,885,433   76,155,800   72,394,773   61,274,378
  Long-term debt...................    6,874,335     4,082,255     5,337,837     3,675,002    3,732,768    3,549,815    2,967,847
  Stockholders' equity.............  $ 9,249,944     8,507,151     8,335,311     7,946,053    6,716,813    5,805,579    4,782,825
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
    Net loans......................         1.66%         2.15          1.91          2.38         2.57         2.49         2.31
    Nonperforming assets...........          170           154           153           115           76           55           58
  Net charge-offs to average net
    loans..........................          .37**         .39**         .37           .78         1.03         1.53         1.05
  Nonperforming assets to loans,
    net and foreclosed
    properties.....................          .97%         1.39          1.25          2.06         3.36         4.45         3.91

 * See "PRO FORMA FINANCIAL INFORMATION".
** Annualized.
                                       18

                              RECENT DEVELOPMENTS
FFB MERGER
     On June 18, 1995, FUNC entered into the FFB Merger Agreement, which provides, among other things, for (i) the merger of FFB with and into a wholly-owned subsidiary of FUNC, (ii) the exchange of each outstanding share of FFB common stock for 1.35 shares of FUNC Common Stock, and (iii) the exchange of each share of the three outstanding series of FFB preferred stock for one share of one of three corresponding new series of FUNC Class A Preferred Stock having substantially identical terms as the relevant series of FFB preferred stock, all subject to the terms and conditions contained in the the FFB Merger Agreement. See "DESCRIPTION OF FUNC CAPITAL STOCK".
     In connection with the execution of the FFB Merger Agreement, FFB granted an option to FUNC to purchase, under certain circumstances, up to 19.9 percent of the outstanding shares of FFB common stock at a per share exercise price equal to $59.00, and FUNC granted an option to FFB to purchase, under certain circumstances, up to 19.9 percent of the outstanding shares of FUNC Common Stock at a per share exercise price equal to $45.625.
     Also, in connection with the execution of the FFB Merger Agreement, Banco Santander, S.A. ("Santander"), the owner of approximately 30 percent of the outstanding shares of FFB common stock, agreed, among other things, to vote the FFB shares held by it in favor of the FFB Merger Agreement. Following consummation of the FFB Merger, Santander is expected to own approximately 11 percent of the outstanding shares of FUNC Common Stock. The required FFB and FUNC stockholder approvals with respect to the FFB Merger were obtained on October 3, 1993. Federal Reserve Board approval of the FFB Merger was received on October 26, 1995.
     The FFB Merger, which will be accounted for as a pooling of interests, is currently expected to be consummated by January 1, 1996, subject to certain conditions set forth in the FFB Merger Agreement.
     Based on the closing price of FUNC Common Stock on the NYSE Tape on June 16, 1995 ($47.625), the last business day prior to public announcement of the FFB Merger, the transaction would be valued at approximately $5.4 billion and represent a purchase price of $64.29 for each share of FFB common stock.
     Prior to consummation of the FFB Merger, FUNC and/or FFB may purchase up to
5.5 million shares of FFB common stock or 7.4 million shares of FUNC Common Stock, or some combination of the two. Approximately 105 million shares of FUNC Common Stock are expected to be issued in the FFB Merger (net of the foregoing
purchases). From June 19, 1995, to the date hereof, FUNC has purchased   million
shares of FUNC Common Stock at a cost of $   million,   million shares of FFB
common stock at a cost of $   million, and 250,000 shares of FFB convertible
preferred stock at a cost of $12 million. As of the date hereof, FFB has
purchased       shares of FFB common stock at a cost of $      million. The
shares of FUNC Common Stock purchased by FUNC include shares purchased in connection with certain of the Purchase Acquisitions. See Notes (3) and (4) to "PRO FORMA FINANCIAL INFORMATION".
     Following consummation of the FFB Merger, the current Chairman and Chief Executive Officer of FFB, Anthony P. Terracciano, will join Edward E. Crutchfield and John R. Georgius in an "Office of the Chairman" of FUNC. Mr. Crutchfield will continue to serve as Chairman and Chief Executive Officer, Mr. Georgius, the current President of FUNC, will serve as Vice Chairman and Mr. Terracciano will serve as President of FUNC. Additionally, six FFB directors, including Mr. Terracciano and a representative of Santander, will join the FUNC Board of Directors following consummation of the FFB Merger.
     See "PRO FORMA FINANCIAL INFORMATION".
1995 AND 1996 EARNINGS ESTIMATES
     FUNC estimates stand-alone earnings for 1995 and 1996 of approximately $5.75 and $6.55 in net income per share of FUNC Common Stock, respectively. These estimates are based on several assumptions, including FUNC management's expectations for its existing markets and for the Purchase Acquisitions, in addition to certain other purchase accounting acquisitions that were completed in 1994. See Note (4) to "PRO FORMA FINANCIAL INFORMATION".
     FUNC also estimates post-FFB Merger net income per share of FUNC Common Stock of approximately $5.29 for 1995. and approximately $6.31 for 1996. These estimates exclude a currently estimated after-tax FFB Merger-related charge of approximately $270 million, or $.97 per share of FUNC Common Stock, which will be recorded in the appropriate period based on the consummation date of the FFB Merger. The FUNC estimates of post-FFB Merger earnings for 1995 and 1996 are based, in part, on estimated stand-alone earnings for FFB for 1995 and 1996 of approximately $5.45 and $5.90, respectively, in fully-diluted net income per share of FFB common stock. As is the case with the FUNC stand-alone estimates, the
                                       19
estimates for FFB are based on several assumptions, including expectations for its existing markets. The FUNC estimated post-FFB Merger estimates are based on several assumptions in addition to the assumptions referred to above with respect to stand-alone earnings estimates for FUNC and FFB, including, without limitation, the following:
     (Bullet) The FFB Merger will be consummated on or before January 1, 1996. (Bullet) FUNC will have average shares of FUNC Common Stock outstanding of approximately 279 million in 1995 and 284 million in 1996, including an estimated 105 million shares to be issued in the FFB Merger (net of the purchases referred to above under " -- FFB Merger").
     (Bullet) Before-tax expense savings relating to the FFB Merger of approximately $16 million in 1995 and $106 million in 1996, or approximately $10 million and $64 million, respectively, after tax. These estimates assume that approximately five percent of combined FUNC/FFB's pre-FFB Merger annual expenses are eliminated within 18 months of the effective date of the FFB Merger.
     (Bullet) Before-tax revenue enhancements relating to the FFB Merger of approximately $79 million in 1996, or approximately $48 million after tax. These estimates are primarily based on an analysis of fee income generating products currently offered by FUNC which either are not offered by FFB or are offered by FFB on a more limited basis.
     (Bullet) Before-tax earnings resulting from excess capital generated by the FFB Merger of approximately $25 million in 1996, or approximately $15 million after tax. These estimates assume that all tangible common equity generated by the FFB Merger in excess of 5.50 percent is converted into assets which earn a 100 basis points before-tax spread, or a 60 basis points after-tax spread.
     The estimated $270 million FFB Merger-related charge is summarized below:

(In millions, after-tax)
Severance and change in control related obligations...............................   $105
Fixed asset write-downs and vacant space accrual..................................     40
Accelerated disposition of owned real estate......................................     30
Service contract terminations.....................................................     30
Professional fees.................................................................     30
Other.............................................................................     35
Total.............................................................................   $270

     The FFB Merger-related charge includes approximately $65 million in non-cash charges. Cash payments included in the FFB Merger-related charge are expected to be completed by the end of the second quarter of 1996. The "Other" category includes FFB Merger-related amounts, none of which exceeds $8 million. The amounts included in the $270 million FFB Merger-related charge are subject to change prior to the effective date of the FFB Merger. The estimates include assumptions about the timing of the consummation of the FFB Merger and number of employees that will be voluntarily or involuntarily terminated. Changes in those assumptions could result in a change in the FFB Merger-related charge.
     Like all estimates of the type indicated above, there are many factors, such as changes in economic or competitive conditions, changes in legislation or regulation, or the failure of any of the underlying assumptions to be correct, that are beyond FUNC's and FFB's control. These factors could affect actual results. As a result, and because of the subjective aspect of any estimate, there are likely to be differences between such estimates and the actual results, which differences could be material. These estimates are necessarily speculative in nature and no assurance can be given that these estimates will be realized.
                              GENERAL INFORMATION
GENERAL
     This Prospectus/Proxy Statement is being furnished by Brentwood to its stockholders as a Proxy Statement in connection with the solicitation of proxies by the Brentwood Board for use at the Special Meeting to be held on January 31, 1996, and any adjournments or postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement.
     In addition to approval of the Merger Agreement by the holders of Brentwood Common Stock, consummation of the Merger is subject, among other things, to the execution of Warrantholder Agreements by the holders of the outstanding Warrants. The Warrantholder Agreements provide for the cancellation of the Warrants at the Effective Date and a cash
                                       20
payment to the Warrantholders of an amount equal to the number of Warrants held by such holders times the excess of (i) the Average Closing Price times the Exchange Rato, over (ii) $5.00. As of the date of this Prospectus/Proxy Statement, there are Warrants outstanding to purchase 1,409,000 shares of Brentwood Common Stock. As of such date, the holders of Warrants to purchase 228,625 shares of Brentwood Common Stock have executed Warrantholder Agreements. See "THE MERGER -- Interests of Certain Persons" and " -- Conditions to Consummation; Warrantholder Agreements; Stock Options" and ANNEX D. Copies of this Prospectus/Proxy Statement are being sent to holders of the Warrants who do not also own shares of Brentwood Common Stock, for information purposes only. Warrantholders are not entitled to vote as such at the Special Meeting.
     This document is also being furnished by FUNC to the holders of Brentwood Common Stock as a Prospectus in connection with the issuance by FUNC of the FUNC Common Shares upon consummation of the Merger.
     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of Brentwood; (ii) submitting a proxy having a later date; or (iii) such person appearing at the Special Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement, and otherwise in the discretion of the proxyholders in accordance with their best judgment as to any other matters which may come before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; PROVIDED, HOWEVER, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. IF NO SPECIFICATION IS MADE, PROXIES WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.
     Directors, officers and employees of Brentwood and FUNC may solicit proxies from Brentwood stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally between FUNC and Brentwood.
     As of the date of this Prospectus/Proxy Statement, the Brentwood Board knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Prospectus/Proxy Statement. However, if any other matters come before the Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.
     THE BRENTWOOD BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF BRENTWOOD AND ITS STOCKHOLDERS AND IS FAIR TO THE STOCKHOLDERS, AND RECOMMENDS APPROVAL OF THE MERGER AGREEMENT BY BRENTWOOD STOCKHOLDERS. SEE "THE MERGER -- BACKGROUND AND REASONS;
BRENTWOOD ".
SPECIAL MEETING
     The Brentwood Board has fixed December 1, 1995, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of Brentwood Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of Brentwood Common Stock outstanding on the Record Date was 2,040,921, each of such shares being entitled to one vote.
     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Special Meeting. Approval of the Merger Agreement requires the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast at the Special Meeting by the holders of Brentwood Common Stock.
     The directors and executive officers of Brentwood (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting 441,320 shares of Brentwood Common Stock, which represents approximately 21.6 percent of the outstanding shares of Brentwood Common Stock entitled to be voted at the Special Meeting. Pursuant to the terms of the Voting Agreement, the directors of Brentwood, the holders of approximately 21.6 percent of the outstanding shares of Brentwood Common Stock entitled to be voted at the Meeting, agreed to vote such shares in favor of approval of the Merger Agreement at the Special Meeting. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 45.1 percent of the outstanding shares of Brentwood Common Stock entitled to be voted at the Special Meeting.
                                       21

     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY
CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE
"AGAINST" APPROVAL OF THE MERGER AGREEMENT.
                                   THE MERGER
     THE FOLLOWING INFORMATION RELATING TO THE MERGER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS OF BRENTWOOD ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.
GENERAL; EXCHANGE RATIO
     Under the terms of the Merger Agreement, FUNC-VA would acquire Brentwood by means of the Merger of Brentwood with and into FUNB-TN. Upon consummation of the Merger, each outstanding share of Brentwood Common Stock (excluding any Excluded Shares and any Dissenting Shares) would be converted, automatically and without any action on the part of the holder thereof, into the right to receive a number of shares of FUNC Common Stock equal to the Exchange Ratio (I.E., the result obtained by dividing $8.8112 by the Average Closing Price). Each holder of Brentwood Common Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying (i) the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the last trading day prior to the Effective Date, by (ii) the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled.
     For purposes of certain pro forma computations in this Prospectus/Proxy Statement, a .1776 Exchange Ratio has been calculated using the closing price per share of FUNC Common Stock on the NYSE Tape on October 31, 1995 ($49.625),
as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than
 .1776. The pro forma information would be different if the Average Closing Price results in an Exchange Ratio different from .1776. Stockholders are urged to obtain up to date market quotations for FUNC Common Stock.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on such date as FUNC notifies Brentwood in writing not less than five days prior thereto, which date shall not be more than 30 days after such conditions have been satisfied or waived, or such other date as may be mutually agreed upon between FUNC and Brentwood. Subject to the foregoing, it is currently anticipated that the Merger will be consummated on January 31, 1996. The FUNC Board or the Brentwood Board may terminate the Merger Agreement if the Effective Date does not occur on or before March 31, 1996. See
" -- Conditions to Consummation; Warrantholder Agreements; Stock Options" and
" -- Termination".
EXCHANGE OF BRENTWOOD CERTIFICATES
     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of Brentwood Common Stock as of the Effective Date, transmittal materials for use in exchanging all of such holder's certificates representing Brentwood Common Stock for a certificate or certificates representing the FUNC Common Shares to which such holder is entitled and a check for such holder's fractional share interest and any dividends to which such holder is entitled, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.
     BRENTWOOD STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.
     Upon surrender of all of the certificates for Brentwood Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and the exchange agent selected by FUNC if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).
                                       22

     All FUNC Common Shares issued to the holders of Brentwood Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of Brentwood Common Stock will be entitled to vote at any meeting of holders of FUNC Common Stock the number of FUNC Common Shares into which their Brentwood shares have been converted, regardless of whether they have surrendered their Brentwood Common Stock certificates. FUNC dividends having a record date on or after the Effective Date will include dividends on all FUNC Common Shares issued in the Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any Brentwood Common Stock certificates until such holder physically surrenders all such certificates as hereinabove described. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder (in each case, without interest). FUNC dividends having a record date before the Effective Date will not include dividends on the FUNC Common Shares issued in the Merger. After the Effective Date, the stock transfer books of Brentwood will be closed, and there will be no transfers of the shares of Brentwood Common Stock that were outstanding immediately prior to the Effective Date.
     The Merger Agreement provides that Brentwood will use its best efforts to obtain from each person who may be deemed to be an "affiliate" (as defined in the Securities Act) to execute and deliver to FUNC on or before the date hereof an agreement (an "Affiliate's Agreement") restricting the disposition of such affiliate's shares of Brentwood Common Stock and FUNC Common Stock received by such person in exchange for such person's shares of Brentwood Common Stock. The Merger Agreement further provides that shares of Brentwood Common Stock held by such affiliates of Brentwood will not be exchanged for FUNC Common Shares until FUNC receives such an Affiliate's Agreement.
BACKGROUND AND REASONS
  BRENTWOOD
     The Chairman of the Brentwood Board was contacted by the President of FUNB-TN in January 1995. In the months following, Brentwood's Chairman and FUNB-TN's President held a number of informal discussions regarding the possible merger of the two organizations. In April 1995, FUNC submitted a nonbinding indication of interest to Brentwood which contemplated the aggregate value of FUNC Common Stock and cash to be received by Brentwood stockholders, optionholders and Warrantholders at approximately $25,000,000, or approximately $9.08 per share. The Brentwood Board agreed to permit FUNC to review certain additional information and to conduct a detailed due diligence investigation of Brentwood, and following such investigation FUNC revised its informal proposal to approximately $8.81 per share of Brentwood Common Stock. Over the next several weeks, the Brentwood Board evaluated a number of alternative strategies and determined that it was in the best interest of its stockholders to continue to negotiate with FUNC. In July 1995, the Brentwood Board retained Financial to render an opinion to the Brentwood Board concerning the fairness of FUNC's offer, from a financial point of view, to the Brentwood stockholders and Warrantholders. Negotiations continued and the terms of a definitive Merger Agreement were presented to the Brentwood Board on July 18, 1995. At that meeting, Brentwood's counsel reviewed the terms of the Merger and Financial made a presentation to the Brentwood Board indicating that the offer was fair from a financial point of view. On that date, each Brentwood director agreed to vote all shares of Brentwood Common Stock owned or controlled by him in favor of the Merger, to recommend the Merger to the Brentwood stockholders and to use his best efforts to ensure the expeditious consummation of the Merger. In addition, each director who held a Warrant executed a Warrantholder Agreement whereby FUNC would pay a stated price for surrender of the Warrants.
     The Brentwood Board believes that the Merger is fair and equitable to, and in the best interest of, Brentwood and its stockholders. The Merger will permit stockholders of Brentwood to participate in a corporation which has greater financial resources and a larger number of banking locations in more banking markets than Brentwood has at the present time. After the Merger, Brentwood's customers will have access to the enhanced lending capabilities of FUNB-TN and will acquire access to FUNB-TN facilities and personnel which will enable the combined entity to enhance its services to its customers in the Brentwood community.
     The terms of the Merger Agreement were arrived at as the result of arm's length negotiations between representatives of FUNC and Brentwood and its advisors. The Merger Agreement was entered into by Brentwood after full consideration of various factors having an effect upon the determination of a fair value for Brentwood Common Stock in the context of a merger transaction. In determining the amount and nature of consideration to be received by the Brentwood stockholders, the Brentwood Board considered the history, financial condition, results of operations and dividend record of FUNC, the market value of FUNC Common Stock at various times and the prospects of FUNC and Brentwood, both separately and as a combined entity. The Brentwood Board also considered
(i) that the value of the consideration to be delivered in exchange for
                                       23

Brentwood Common Stock represents a premium over the book value of Brentwood Common Stock currently outstanding and that the potential exercise of Warrants in the future would likely dilute such book value, (ii) that the Brentwood stockholders receiving FUNC Common Stock in the Merger will acquire securities having a greater liquidity than the Brentwood Common Stock, (iii) that the dividends historically paid on FUNC Common Stock exceed the dividends historically paid on the equivalent fraction of a share of Brentwood Common Stock which will be exchanged for a share of FUNC Common Stock in the Merger, and (iv) the opinion of Financial that the terms of the Merger are fair, from a financial point of view, to Brentwood and its stockholders and Warrantholders. See " -- Opinion of Financial Advisor to Brentwood".
     THE BRENTWOOD BOARD UNANIMOUSLY RECOMMENDS THAT BRENTWOOD STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
  FUNC
     FUNC believes that it is advantageous to build a multi-state banking organization. The economies of banking favor such an organization as a way of gaining efficiency and spreading costs over a large geographic base, as well as providing diversification. To further its objective to build a multi-state banking organization, FUNC has heretofore concentrated its efforts on what it perceives to be some of the better banking markets in the eastern region of the United States and on advantageous ways of entering or expanding its presence in those markets. FUNC believes that joining with Brentwood is an excellent way to expand FUNC's presence in the Nashville/Brentwood, Tennessee market.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See "RECENT DEVELOPMENTS", "PRO FORMA FINANCIAL INFORMATION" and "FUNC -- History and Business".
OPINION OF FINANCIAL ADVISOR TO BRENTWOOD
     Brentwood has retained Financial to act as its financial advisor in connection with the Merger. A representative of Financial participated in the meeting of the Brentwood Board held on July 18, 1995, at which the Brentwood Board approved the Merger Agreement. At the July 18 meeting, Financial rendered an oral opinion to the effect that, as of such date, conversion of each share of Brentwood Common Stock into the right to receive a number of shares of FUNC Common Stock equal to the Exchange Ratio and the additional terms provided by the Merger Agreement (the "Per Share Price and Terms") were fair to the stockholders and Warrantholders of Brentwood from a financial point of view. Financial has also rendered a written opinion to the Brentwood Board that, on July 18, 1995, and on the date of this Prospectus/Proxy Statement, based on the information set forth therein, the Per Share Price and Terms were and are fair from a financial point of view to the Brentwood stockholders and Warrantholders.
     THE FULL TEXT OF FINANCIAL'S WRITTEN OPINION DATED THE DATE HEREOF IS ATTACHED AS ANNEX E TO THIS PROSPECTUS/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX E. BRENTWOOD STOCKHOLDERS AND WARRANTHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY FINANCIAL IN CONNECTION THEREWITH.
     Financial's opinion is directed only to the Per Share Price and Terms and does not constitute a recommendation to any Brentwood stockholder regarding how such stockholder should vote at the Special Meeting.
     In arriving at its written opinion, Financial: (i) analyzed certain audited and unaudited financial statements and other information of Brentwood and publicly available audited and unaudited financial statements and other information of FUNC; (ii) reviewed and discussed with appropriate management personnel of Brentwood the past and current business activities and financial results and the business and financial outlook of Brentwood; (iii) reviewed the historical price and trading activity of FUNC Common Stock; (iv) compared certain financial and stock market data relating to FUNC with similar data of other publicly held banking institutions considered to be potential alternative affiliation candidates to FUNC for Brentwood; (v) performed an analysis comparing the pro forma consequences of the Merger to Brentwood stockholders with respect to earnings per share, book value per share, tangible book value per share and dividends per share represented by the FUNC Common Stock they will receive in the Merger to those same measures represented by the Brentwood Common Stock they currently hold; (vi) reviewed the prices paid in certain comparable acquisition transactions of community banking institutions and the multiples of earnings and book value and the level of deposit base premium received by the selling institutions;
                                       24

(vii) reviewed the Merger Agreement and certain related documents; and (viii) considered the financial implications of certain other strategic alternatives available to Brentwood.
     In conducting its analysis and arriving at its opinion, Financial assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. Financial also relied upon the management of Brentwood with respect to the reasonableness and achievability of the financial forecast (and the assumptions and bases underlying such forecast) provided to it. Brentwood instructed Financial that, for the purposes of its opinion, Financial should assume that such forecast will be realized in the amounts and in the time periods currently estimated by the management of Brentwood. Financial also assumed, with Brentwood's consent, that the aggregate allowances for loan losses for each of Brentwood and FUNC are adequate to cover such losses. Financial is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. Financial did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either Brentwood or FUNC. Financial did not, and was not asked to, express any opinion about what the value of FUNC Common Stock actually will be when issued to the holders of Brentwood Common Stock pursuant to the Merger or the price at which FUNC Common Stock will trade subsequent to the Merger. Moreover, Brentwood has informed Financial, and Financial has assumed, that the Merger will be recorded utilizing purchase accounting under generally accepted accounting principles. See " -- Accounting Treatment".
     No limitations were imposed by Brentwood or the Brentwood Board on the scope of Financial's investigation or the procedures to be followed by Financial in rendering its opinion. As part of its procedures, however, Financial was not requested to, and did not, solicit any third-party indications of interest in acquiring or entering into a strategic business combination with Brentwood. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Financial as of, the date of its analysis. In arriving at the fairness, from a financial point of view, of the consideration to be received by the stockholders and Warrantholders of Brentwood, Financial developed an opinion of the value of Brentwood Common Stock should the institution remain independent and analyzed such value in light of the premium represented by the Per Share Price and Terms. In connection with rendering its opinion to the Brentwood Board, Financial also reviewed a variety of generally recognized valuation methodologies and merger analyses and performed those which it believed were most appropriate for developing its opinion of fairness, from a financial point of view.
     The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, Financial did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by Financial was assigned a greater significance by Financial than any other. Accordingly, Financial believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, Financial made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Brentwood's and FUNC's control. Any estimates contained in Financial's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, Financial's opinion and presentation to the Brentwood Board was one of many factors taken into consideration by the Brentwood Board in making its determination to approve the Merger Agreement.
     The following is a brief summary of the analyses performed by Financial in connection with its opinion delivered to the Brentwood Board on July 18, 1995:
     SUMMARY OF PROPOSAL. Financial reviewed the terms of the proposed transaction as reflected in the Merger Agreement, including the calculation of the Exchange Ratio. Financial stated that based on the recent price of FUNC Common Stock of $48.00, the Exchange Ratio of .1836 shares of FUNC Common Stock per share of Brentwood Common Stock would provide Brentwood stockholders a per share value of $8.8112 (the "Per Share Price"). Financial noted that the Exchange Ratio would vary, based on the Average Closing Price of FUNC Common Stock for a defined ten-day period, in a manner which would have the effect of providing Brentwood stockholders a per share value of approximately $8.8112 regardless of the FUNC Common Stock price during such defined ten-day period.
     POSSIBLE VALUE OF BRENTWOOD IN A SALE OF CONTROL. In determining the potential value per share of Brentwood Common Stock if Brentwood were to seek affiliation alternatives to the Merger, Financial reviewed the historical financial results of Brentwood and examined the internally prepared financial projections of Brentwood. For purposes of this analysis, Financial
                                       25
adjusted Brentwood's earnings and capital accounts to reflect a more traditional capital position as well as reflecting potential cost savings available should Brentwood become part of a larger in-market institution. Financial then computed the value of Brentwood based on an analysis utilizing representative multiples of Brentwood's earnings for 1995 and an analysis based upon a core deposit base premium of 12 percent to 14 percent plus adjusted stockholders' equity. Based on these analyses, and taking into account Brentwood's adjusted equity and management's estimated earnings in 1995 as an independent bank prior to the closing of the Merger, Financial calculated an expected value to Brentwood stockholders in a sale of control transaction at between $8.00 and $8.75 per share.
     INDICATED VALUE OF BRENTWOOD AS AN INDEPENDENT BANK. Financial also undertook an analysis addressing the range of potential values which would be implied if Brentwood were to remain an independent bank. Financial computed this range of values based on a discounted cash flow analysis, relying on projections extrapolated from Brentwood's 1995 budget and its historical performance. In this analysis methodology, Financial assumed stockholders received, in addition to the projected dividend stream, a terminal valuation at December 31, 1999, based upon a 2.1 times multiple of December 31, 1999 stated book value and a
16.9 times multiple of earnings for such year. These amounts were discounted at rates ranging from 12 percent to 14 percent and indicated net present values to Brentwood stockholders on a per share basis ranging from $7.86 to $8.15.
     PER SHARE MERGER CONSEQUENCES ANALYSIS. Based upon an Exchange Ratio of .1836 shares of FUNC Common Stock for each share of Brentwood Common Stock and using the earnings estimates for Brentwood prepared by Brentwood management and earnings estimates for FUNC prepared by independent securities analysts, Financial compared the estimated 1994 and 1995 earnings per share of Brentwood Common Stock on a stand-alone basis to the equivalent pro forma earnings per share of FUNC Common Stock which would be received in the Merger. Financial concluded that the Merger would result in an earnings increase of 169 percent in 1994 and 143 percent in 1995 for Brentwood stockholders in the combined company.
     Financial also analyzed the impact of the Merger on the amounts of stated and tangible book value represented by a share of Brentwood Common Stock. Financial assumed consummation of the Merger as of December 31, 1995, and utilized the above described earnings estimates for Brentwood and FUNC. Financial concluded that the Merger would result in an increase of 26 percent and 0 percent in stated and tangible book value on an equivalent per share basis, respectively, for Brentwood stockholders.
     Finally, Financial compared the amount of dividends expected to be paid on a share of Brentwood Common Stock before the Merger to the level expected to be paid on a pro forma basis reflecting the Merger. Financial concluded that the Merger would result in an increase of 154 percent in dividends per share for Brentwood stockholders.
     ANALYSIS OF SELECTED OTHER BANK MERGERS INVOLVING SOUTHEASTERN COMMUNITY BANKS. Financial reviewed 19 mergers involving southeastern community banks and bank holding companies announced between September 1993 and July 1995. Financial noted in particular the prices paid in these mergers as a multiple of earnings and book values and the transaction premiums paid in excess of tangible book value as a percentage of core deposits. Financial also reviewed other data in connection with each of these mergers, including the amount of total assets and the capital level of the acquired institutions and the return on equity and the return on assets of the acquired institutions. Financial then compared this data to that of Brentwood and to the value to be received by Brentwood stockholders in the Merger.
     This comparison yielded a range of transaction values as multiples of latest 12-months earnings per share of a low of 11.9 times and a high of 29.6 times and a median value of 16.8 times. The Brentwood multiple of trailing earnings was 24.8 times. The calculations yielded a range of transaction values as multiples of book value per share of a low of 1.45 times to a high of 3.58 times and a median value of 2.52 times. The Brentwood multiple of book value was
1.91 times. Finally, the calculations yielded a range of deposit base premiums paid from a low of 4.55 percent to a high of 25.40 percent, with a median value of 12.62 percent. The equivalent premium on Brentwood deposits represented by the Per Share Price and Terms was 15.28 percent.
     No company or transaction used in the above analyses as a comparison is identical to Brentwood, FUNC or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.
     In connection with its opinion dated the date of this Prospectus/Proxy Statement, Financial confirmed the appropriateness of its reliance on the analyses used to render its July 18, 1995 opinion by performing procedures to update certain of
                                       26
such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.
     Financial is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes. Further, representatives of Financial have been involved in the recent acquisitions of several community banks based in Tennessee which were similar to Brentwood. Brentwood has agreed to pay Financial a fee of $20,000 in connection with its engagement, $10,000 of which is contingent upon consummation of the Merger. No compensation payable to Financial is contingent on the conclusions reached in the opinion of Financial. Brentwood has also agreed to reimburse Financial for reasonable out-of-pocket-expenses and to indemnify Financial and certain related persons against certain liabilities relating to or arising out of its engagement.
INTERESTS OF CERTAIN PERSONS
     The directors and executive officers of Brentwood have certain interests in the Merger in addition to interests they have as stockholders of Brentwood generally. Those interests include, among others, provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, cash payments to holders of Warrants and Stock Options, and certain other benefits.
     The Merger Agreement provides that for the six-year period following the Effective Date, FUNC will indemnify the directors, officers and employees of Brentwood holding such positions on or prior to the date of the Merger Agreement, against certain liabilities, to the extent such persons were indemnified under OCC regulations as in effect on the date of the Merger Agreement.
     In addition, FUNC agreed in the Merger Agreement to use its reasonable best efforts to maintain Brentwood's existing directors' and officers' liability insurance policy for persons who were covered by such insurance on the date of the Merger Agreement for a period of three years after the Effective Date at an annual cost not to exceed 150 percent of the annual premium payment for such policy.
     The directors and executive officers of Brentwood, together with certain of their related interests, beneficially owned as of the Record Date, 1,119,945 shares of Brentwood Common Stock, including 528,625 shares subject to unexercised Warrants and 150,000 shares subject to unexercised Stock Options.
     Pursuant to the Merger Agreement, (i) each holder of unexercised Warrants at the Effective Date will receive a cash payment equal to the number of Warrants held by such holder times the excess of (a) the Average Closing Price times the Exchange Ratio, over (b) $5.00, and (ii) each holder of unexercised Stock Options at the Effective Date will receive a cash payment equal to the excess of (x) $8.8112 over the exercise price per share of the Stock Options held by such holder times (y) the number of shares of Brentwood Common Stock covered by the Stock Options held by such holder. In addition, the Brentwood Board has voted to pay a bonus to each holder of a Stock Option which is eligible to be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, in an amount equal to the amount of additional tax (including the tax associated with such bonus) occasioned by the cancellation and surrender of such option, up to an aggregate limit for all such bonuses of $75,000.
     The approximate payments which may be paid at the Effective Date to the directors and executive officers of Brentwood for the Warrants and Stock Options (including the aforementioned bonuses with respect to incentive stock options) held by them on the Record Date is currently estimated to be approximately $2.5 million, as set forth in the following table:
                                       27

NAME                   POSITION                                            WARRANTS       STOCK OPTIONS        TOTAL
Frank Bumstead         Director                                           $   76,224           56,224          132,448
Chester A. Butler      Director                                                   --               --               --
Farzin Ferdowsi        Director                                              285,840               --          285,840
James D. Harris        Director and Executive Officer                        152,448          165,560          318,008
William B. King        Director                                              209,616               --          209,616
James S. Lattimore     Director                                              304,896               --          304,896
Boyce C. Magli         Director                                              266,784               --          266,784
Edwin B. Raskin        Director                                               70,984               --           70,984
James T. Redd          Director                                              266,784               --          266,784
David Rollins          Director                                                   --               --               --
Reese L. Smith         Director                                              381,120               --          381,120
David Hall             Director                                                   --               --               --
Diane West             Executive Officer                                          --           99,336           99,336
Larry Kain             Executive Officer                                          --           60,280           60,280
Marlena Breckenridge   Executive Officer                                          --           80,280           80,280
     Total                                                                $2,014,696          461,680        2,476,376

     In addition, each of Mr. Harris, Mrs. West, Mrs. Breckenridge and Mr. Kain are subject to Executive Severance Pay Agreements which provide that if such officer is terminated other than for cause or voluntarily terminates his or her employment with Brentwood after consummation of the Merger, then such officer will receive a lump sum payment equal to two times his or her average annual compensation for the past three years in the case of Mr. Harris and one-half of the officer's total annual compensation as of the date of termination plus such additional benefits as may otherwise be provided on such date in the case of Mrs. West, Mrs. Breckenridge and Mr. Kain. The aggregate amount of cash payments that could be made under such agreements is estimated to be approximately $550,000.
     FUNC agreed in the Merger Agreement that as soon as administratively practicable following the Effective Date, employees of Brentwood will generally be entitled to participate in FUNC's pension, benefit and similar plans on substantially the same terms and conditions as employees of FUNC, giving effect, for eligibility and vesting of benefits (but not for accrual of benefits under such plans), to years of service with Brentwood as if such service were with FUNC.
     Certain of the directors of Brentwood and/or their related interests have various relationships with FUNB-TN and/or certain of the directors of FUNB-TN and/or their related interests, including loan and/or deposit relationships with FUNB-TN, that have been entered into in the ordinary course of business.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     THE FOLLOWING IS A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS BRENTWOOD STOCKHOLDERS OR WARRANTHOLDERS, IF ANY, THAT RECEIVED THEIR BRENTWOOD COMMON STOCK OR WARRANTS UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, THAT HOLD THEIR BRENTWOOD COMMON STOCK OR WARRANTS AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION" OR THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS.
     Sullivan & Cromwell, counsel for FUNC, has delivered to FUNC and Brentwood an opinion, dated the date hereof, to the effect that:
           (i) No gain or loss will be recognized for federal income tax purposes by Brentwood stockholders upon the exchange in the Merger of shares of Brentwood Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock).
           (ii) The basis of FUNC Common Shares received in the Merger by Brentwood stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of Brentwood Common Stock surrendered in exchange therefor.
          (iii) The holding period of the FUNC Common Shares received in the Merger by a Brentwood stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during
                                       28
     which the shares of Brentwood Common Stock surrendered in exchange therefor were held by the Brentwood stockholder, provided such shares of Brentwood Common Stock were held as capital assets.
           (iv) Cash received by a holder of Brentwood Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Brentwood Common Stock allocable to the fractional share interest.
           (v) Brentwood stockholders that dissent from the Merger and receive cash in exchange for their Brentwood Common Stock should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received (less any amount constituting interest) and the Brentwood stockholder's basis in the Brentwood Common Stock surrendered therefor. Special rules may apply to dissenting Brentwood stockholders that actually or constructively (pursuant to Section 318 of the Internal Revenue Code of 1986, as amended (the "Code")) own either shares of Brentwood as to which dissenters' rights are not being exercised or shares of FUNC. Any amount constituting interest would be taxable as ordinary income.
     In contrast to the treatment described above in (i), (ii) and (iii), Brentwood stockholders that hold their shares of Brentwood Common Stock as a capital asset and that dispose of such shares prior to the Effective Date will generally recognize capital gain or loss in an amount equal to the difference between the amount realized upon the disposition and the basis in such shares. Such capital gain or loss will generally be long-term capital gain or loss if the Brentwood stockholder is deemed to have held such shares for more than one year, and otherwise will be short-term capital gain or loss.
     Warrantholders that receive cash upon cancellation of their Warrants and that would have held Brentwood Common Stock as a capital asset should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the Warrantholder's basis in the cancelled Warrants, and such capital gain or loss should be long-term capital gain or loss if the Warrantholder has a holding period in the Warrants in excess of one year at the time of cancellation. Special rules apply to Warrantholders that received their Warrants as compensation, and such Warrantholders are urged to consult their own tax advisors to determine their particular tax treatment of cancellation of the Warrants.
     In addition, consummation of the Merger is conditioned, among other things, on receipt by FUNC and Brentwood of an opinion of Sullivan & Cromwell, dated as of the Effective Date, to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by Brentwood stockholders who receive FUNC Common Shares in exchange for their shares of Brentwood Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. The tax opinions of Sullivan & Cromwell summarized above are or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Merger.
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER OR WARRANTHOLDER AND OTHER FACTORS, EACH STOCKHOLDER OR WARRANTHOLDER OF BRENTWOOD IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).
BUSINESS PENDING CONSUMMATION
     Brentwood agreed in the Merger Agreement to conduct its business in the ordinary and usual course consistent with past practice and not to take certain actions relating to the operation of Brentwood pending consummation of the Merger, without the prior written consent of FUNC, except as otherwise permitted in the Merger Agreement. These actions include, without limitation: (i) not paying or declaring any dividends (except as provided below), or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock (other than upon exercise of outstanding Stock Options) or giving any person the right to acquire any such shares; (ii) not incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business consistent with past practice; (iii) not increasing the rate of compensation or paying any bonus to any of its directors, officers or employees other than normal increases in regular compensation to employees in the ordinary course of business consistent with past practice; (iv) not entering into or modifying any employment agreements or employee benefit plans; (v) not disposing of any material portion of its assets or acquiring any material portion of the business or property of any other entity other than foreclosures in
                                       29
the ordinary course of business consistent with past practice; and (vi) not changing its lending, investment, liability management or other material policies in any material respect.
     Notwithstanding the foregoing, Brentwood may pay regular quarterly cash dividends not in excess of $.05 per share and, from and after the record date for FUNC's regular quarterly cash dividend payable in the first quarter of 1996 (which record date is expected to be on or about February 29, 1996), may pay additional dividends equal to the dividends which would have been paid to the holders of Brentwood Common Stock on the FUNC Common Shares had the Merger been consummated on or prior to such record date, less (to the extent paid between January 2, 1996 and such record date) the regular quarterly dividend of $.05 per share referred to above.
     The Merger Agreement also provides that Brentwood will use its best efforts to modify its loan, litigation, and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC and generally accepted accounting principles; provided the OCC has approved the Merger and Brentwood is reasonably satisfied the Merger will be consummated on the Effective Date.
REGULATORY APPROVAL
     On October 31, 1995, FUNC received the requisite approval of the Merger from the OCC under both the Bank Merger Act (the "BMA") and Section 5(d)(3) of the Federal Deposit Insurance Act (the "FDI Act"). The BMA requires that the OCC take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions, and the convenience and needs of the communities to be served (including compliance with fair lending laws). The BMA prohibits the OCC from approving the Merger (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the OCC finds that the anti-competitive effects of such transaction are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The OCC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977 (the "CRA"). Under the FDI Act and the BMA, the Merger may not be consummated until the 15th day following the dates of each of the requisite approvals during which periods the United States Department of Justice may comment adversely on the transaction (which has the effect of extending the waiting period to the 30th day following approval) or challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.
     THE APPROVAL OF THE MERGER BY THE OCC DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE MERGER BY THE OCC.
CONDITIONS TO CONSUMMATION; WARRANTHOLDER AGREEMENTS; STOCK OPTIONS
     Consummation of the Merger is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Brentwood;
(ii) no court or governmental or regulatory authority having taken any action which enjoins or prohibits the Merger; (iii) receipt by FUNC and Brentwood of the opinion of Sullivan & Cromwell, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (iv) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance; (v) the delivery by Brentwood and FUNC, each to the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; (vi) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants, of the parties to the Merger Agreement; (vii) the receipt by FUNC of a letter from Brentwood's independent certified public accountants, dated as of or shortly prior to the Effective Date, with respect to Brentwood's financial position and results of operations, and (viii) the receipt by FUNC of an Affiliate's Agreement from each "affiliate" of Brentwood.
     Consummation of the Merger is also subject to execution of the Warrantholders Agreements and cancellation of all of the outstanding Stock Options.
     The Warrantholder Agreements provide for cancellation of the Warrants at the Effective Date and a cash payment to the Warrantholders in an amount equal to the number of Warrants held by such holders times the excess of (i) the Average Closing Price times the Exchange Ratio, over (ii) $5.00. As of the date of this Prospectus/Proxy Statement, there are Warrants
                                       30
outstanding to purchase 1,409,000 shares of Brentwood Common Stock. As of such
date, the holders of Warrants to purchase           shares of Brentwood Common
Stock have executed Warrantholder Agreements.
     The Merger Agreement provides for the cancellation of all outstanding Stock Options at the Effective Date and a cash payment to the holders of the Stock Options equal to the excess of (i) $8.8112 over the exercise price per share of the Stock Options, times (ii) the number of shares of Brentwood Common Stock covered by the Stock Options. As of the date of this Prospectus/Proxy Statement there are Stock Options outstanding to purchase 210,666 shares of Brentwood Common Stock.
     See " -- Interests of Certain Persons" and ANNEX D.
TERMINATION
     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the stockholders of Brentwood, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date: (i) by mutual consent of the FUNC Board and the Brentwood Board; or (ii) by either the FUNC Board or the Brentwood Board (a) if the stockholders of Brentwood fail to approve the Merger Agreement, (b) in the event of a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Merger is not consummated on or before March 31, 1996.
WAIVER; AMENDMENT
     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that after approval by the stockholders of Brentwood, the consideration to be received by the stockholders of Brentwood for each share of Brentwood Common Stock may not thereby be decreased.
ACCOUNTING TREATMENT
     The purchase method of accounting has been used to reflect the completed Purchase Acquisitions and will be used to reflect the Merger and the other pending Purchase Acquisition upon consummation. As required by generally accepted accounting principles, under purchase accounting, the assets and liabilities of the acquired company as of the effective date of the acquisition are recorded at their respective fair market values and added to those of FUNC. Financial statements of FUNC issued after consummation of the acquisition would reflect such values. Financial statements of FUNC issued before consummation of the acquisition would not be restated retroactively to reflect the acquired company's historical financial position or results of operations. The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using purchase accounting to account for the Merger and the other Purchase Acquisitions.
     It is expected that the pooling of interests method of accounting will be used to reflect the FFB Merger. As required by generally accepted accounting principles, under pooling of interests accounting, as of the effective date of the FFB Merger, the assets and liabilities of FFB would be added to those of FUNC at their recorded book values and the stockholders' equity accounts of FUNC and FFB would be combined on FUNC's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of FUNC issued after consummation of the FFB Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of FUNC and FFB as if the FFB Merger had taken place prior to the periods covered by such financial statements. The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using pooling of interests accounting to account for the FFB Merger.
     See "PRO FORMA FINANCIAL INFORMATION".
EXPENSES
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and Brentwood.
                                       31

DISSENTERS' APPRAISAL RIGHTS
     Stockholders of Brentwood (i) who vote against the Merger Agreement at the Special Meeting, or (ii) who at or prior to the Special Meeting provide written notice to the presiding officer of the Special Meeting that they dissent from the Merger Agreement, shall be entitled to receive the value of the shares of Brentwood Common Stock held by such stockholders when the Merger is approved by the OCC upon written request made to FUNB-TN at any time before 30 days after the Effective Date, accompanied by the surrender of such shares. Any Dissenting Stockholders shall receive written notice of the Effective Date so that they may make their written request to FUNB-TN. A STOCKHOLDER'S FAILURE TO EITHER VOTE AGAINST THE MERGER AGREEMENT OR TO PROVIDE WRITTEN NOTICE THAT SUCH STOCKHOLDER DISSENTS FROM THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF SUCH HOLDERS' DISSENTERS' APPRAISAL RIGHTS.
     The value of Dissenting Shares shall be determined as of the Effective Date by three appraisers, one to be selected by the holders of at least a majority of the Dissenting Shares, one to be selected by the Board of Directors of FUNB-TN, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall govern. If the value so fixed shall not be satisfactory to any holder of Dissenting Shares who has requested payment, that Dissenting Stockholder may, within five days after being notified of the appraised value of his shares, appeal to the OCC, who shall cause a reappraisal to be made, which shall be final and binding as to the value of such shares.
     If, within 90 days from the Effective Date, for any reason one or more of the appraisers is not selected as described above, or the appraisers fail to determine the value of the Dissenting Shares, the OCC shall upon written request of any interested party cause an appraisal of such Dissenting Shares to be made which will be final and binding on all parties.
     The foregoing description of dissenters' appraisal rights is qualified in its entirety by reference to the applicable provisions of 12 U.S.C. 215a, which are included in this Prospectus/Proxy Statement as ANNEX F.
RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of Brentwood Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act) of Brentwood or FUNC. It is a condition to consummation of the Merger that each holder of Brentwood Common Stock who is deemed by Brentwood to be an "affiliate" of Brentwood shall enter into an Affiliate's Agreement with FUNC providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such affiliate in the Merger, except in compliance with the Securities Act. This Prospectus/Proxy Statement does not cover any resales of FUNC Common Shares received by "affiliates" of Brentwood.
                                       32

MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock on the NYSE Tape (trading symbol, FTU), with respect to each quarterly period since January 1, 1994, and (ii) the equivalent pro forma market values per share of Brentwood Common Stock, based on a .1776 Exchange Ratio. The .1776 Exchange Ratio is based on the last reported sale price per share of FUNC Common Stock on the NYSE Tape on October 31, 1995 ($49.625), as if such price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price (which will not be known until shortly prior to the Effective Date) and may be greater or less than .1776. The pro forma information would be different if the Average Closing Price results in an Exchange Ratio different from .1776. See Notes (3) and (4) to "PRO FORMA FINANCIAL INFORMATION".

                                                                                                                EQUIVALENT
                                                                                                                PRO FORMA
                                                                                                                PER SHARE
                                                                                                                   OF
                                                                                                                BRENTWOOD
                                                                                                                 COMMON
                                                                                FUNC COMMON STOCK                 STOCK
                                                                           HIGH                    LOW            HIGH
1994
First quarter........................................................   $    43 3/4                 39 3/4         7 3/4
Second quarter.......................................................        47 5/8                 41 1/4         8 3/8
Third quarter........................................................        47 1/4                 43 1/4         8 3/8
Fourth quarter.......................................................        45 1/4                 39 3/8             8
1995
First quarter........................................................        45 1/8                 41 3/8             8
Second quarter.......................................................        49 3/4                 42 7/8         8 3/4
Third quarter........................................................        51 3/8                 45 1/4             9
Fourth quarter (through                , 1995).......................   $
                                                                          LOW
                                                                        <C
1994
First quarter........................................................         7
Second quarter.......................................................     7 1/4
Third quarter........................................................     7 5/8
Fourth quarter.......................................................     6 7/8
1995
First quarter........................................................     7 1/4
Second quarter.......................................................     7 1/2
Third quarter........................................................         8
Fourth quarter (through                , 1995).......................

(1) Equivalent pro forma market values per share of Brentwood Common Stock amounts represent the high and low last reported sales prices per share of FUNC Common Stock, multiplied by a .1776 Exchange Ratio, rounded down to the nearest one-eighth.
     On July 17, 1995, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of
FUNC Common Stock on the NYSE Tape was $47.50. On       , 1995, such price was
$      . There is no public trading market for Brentwood Common Stock. On
November 30, 1995, the book value per share of Brentwood Common Stock was $6.34.
                                       33

DIVIDENDS
     The following table sets forth the cash dividends paid on shares of FUNC Common Stock and Brentwood Common Stock with respect to each calendar quarter since January 1, 1994, and the equivalent pro forma cash dividends paid per share of Brentwood Common Stock, based on a .1776 Exchange Ratio. The .1776 Exchange Ratio is based on the last reported sale price per share of FUNC Common Stock on the NYSE Tape on October 31, 1995 ($49.625), as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price (which will not be known until shortly prior to the Effective Date) and may be greater or less than .1776. The pro forma information presented would be different if the Average Closing Price results in an Exchange Ratio different from .1776.

                                                                                                  EQUIVALENT PRO FORMA
                                                               FUNC         BRENTWOOD                 PER SHARE OF
                                                           COMMON STOCK    COMMON STOCK        BRENTWOOD COMMON STOCK (1)
1994
First quarter...........................................       $.40             .03                        .07
Second quarter..........................................        .40             .03                        .07
Third quarter...........................................        .46             .04                        .08
Fourth quarter..........................................        .46             .04                        .08
1995
First quarter...........................................        .46             .04                        .08
Second quarter..........................................        .46             .04                        .08
Third quarter...........................................        .52             .05                        .09
Fourth quarter..........................................       $.52             .05                        .09

(1) Equivalent pro forma cash dividends paid per share of Brentwood Common Stock amounts represent FUNC historical dividend rates per share, multiplied by a .1776 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend of $.52 per share payable on December 15, 1995, would be $2.08. On an equivalent pro forma basis, such current annualized FUNC dividend per share of Brentwood Common Stock would be $.36, based on a .1776 Exchange Ratio, rounded down to the nearest cent. Future FUNC and Brentwood dividends are dependent upon their respective earnings and financial condition, as well as government regulations and policies, and other factors.
     See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
                                       34

                        PRO FORMA FINANCIAL INFORMATION
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
        (FUNC, THE PURCHASE ACQUISITIONS (INCLUDING THE MERGER) AND FFB)
                               SEPTEMBER 30, 1995
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of FUNC, the companies involved in the Purchase Acquisitions (including Brentwood) and FFB, assuming such companies had been combined as of September 30, 1995, on a purchase accounting basis with respect to the Purchase Acquisitions (including the Merger) pending at September 30, 1995, and on a pooling of interests accounting basis with respect to the FFB Merger.

                                                            PURCHASE     PRO FORMA   PRO FORMA                  PRO FORMA
(IN THOUSANDS)                                  FUNC      ACQUISITIONS  ADJUSTMENTS   COMBINED       FFB       ADJUSTMENTS
ASSETS
Cash and due from banks..................... $ 3,337,072       50,506      (75,274)   3,312,304    1,649,476           --
Interest-bearing balances...................      99,394       25,055           --      124,449      462,649           --
Federal funds sold and securities purchased
  under resale agreements...................   2,210,144       16,200           --    2,226,344      425,000           --
  Total cash and cash equivalents...........   5,646,610       91,761      (75,274)   5,663,097    2,537,125           --
Trading account assets......................   1,253,214           --           --    1,253,214      152,832           --
Securities available for sale...............   9,347,263      283,349           --    9,630,612    2,128,992           --
Investment securities.......................   3,561,947      500,323       (3,816)   4,058,454    4,039,740           --
Loans, net of unearned income...............  61,802,019    3,359,456           --   65,161,475   24,387,524           --
  Allowance for loan losses.................    (901,616)     (26,842)          --     (928,458)    (554,690)          --
  Loans, net................................  60,900,403    3,332,614           --   64,233,017   23,832,834           --
Premises and equipment......................   1,956,863       23,677       (7,178)   1,973,362      419,869           --
Due from customers on acceptances...........     407,010           --           --      407,010      178,748           --
Mortgage servicing rights...................     101,928          744        4,453      107,125       47,402           --
Credit card premium.........................      47,403           --           --       47,403           --           --
Other intangible assets.....................   1,488,203        9,010      271,100    1,768,313      808,249           --
Other assets................................   2,123,269       70,108       (9,583)   2,183,794    1,132,259           --
  Total assets.............................. $86,834,113    4,311,586      179,702   91,325,401   35,278,050           --
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................  10,729,434       98,594           --   10,828,028    4,868,663           --
  Interest-bearing..........................  49,086,449    2,602,548           --   51,688,997   22,710,311           --
    Total deposits..........................  59,815,883    2,701,142           --   62,517,025   27,578,974           --
Short-term borrowings.......................  12,940,658    1,084,061           --   14,024,719    3,031,961           --
Bank acceptances outstanding................     407,010           --           --      407,010      178,748           --
Other liabilities...........................   1,944,473       64,806       (9,482)   1,999,797      740,938           --
Long-term debt..............................   6,040,639      156,961           --    6,197,600      676,735           --
    Total liabilities.......................  81,148,663    4,006,970       (9,482)  85,146,151   32,207,356           --
STOCKHOLDERS' EQUITY
Preferred stock.............................          --           --           --           --      202,647           --
Common stock................................     559,317        8,617       24,085      592,019       81,934      280,947
Paid-in capital.............................   1,056,946       99,061      362,037    1,518,044    1,251,173     (348,172)
Retained earnings...........................   4,080,495      199,762     (199,762)   4,080,495    1,606,042           --
Less: Treasury stock........................          --       (3,178)       3,178           --      (67,225)      67,225
Unrealized gain (loss) on debt and equity
  securities................................     (11,308)         354         (354)     (11,308)      (3,877)          --
    Total stockholders' equity..............   5,685,450      304,616      189,184    6,179,250    3,070,694           --
    Total liabilities and stockholders'
      equity................................ $86,834,113    4,311,586      179,702   91,325,401   35,278,050           --
                                               PRO FORMA
(IN THOUSANDS)                                 COMBINED
ASSETS
Cash and due from banks.....................    4,961,780
Interest-bearing balances...................      587,098
Federal funds sold and securities purchased
  under resale agreements...................    2,651,344
  Total cash and cash equivalents...........    8,200,222
Trading account assets......................    1,406,046
Securities available for sale...............   11,759,604
Investment securities.......................    8,098,194
Loans, net of unearned income...............   89,548,999
  Allowance for loan losses.................   (1,483,148)
  Loans, net................................   88,065,851
Premises and equipment......................    2,393,231
Due from customers on acceptances...........      585,758
Mortgage servicing rights...................      154,527
Credit card premium.........................       47,403
Other intangible assets.....................    2,576,562
Other assets................................    3,316,053
  Total assets..............................  126,603,451
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................   15,696,691
  Interest-bearing..........................   74,399,308
    Total deposits..........................   90,095,999
Short-term borrowings.......................   17,056,680
Bank acceptances outstanding................      585,758
Other liabilities...........................    2,740,735
Long-term debt..............................    6,874,335
    Total liabilities.......................  117,353,507
STOCKHOLDERS' EQUITY
Preferred stock.............................      202,647
Common stock................................      954,900
Paid-in capital.............................    2,421,045
Retained earnings...........................    5,686,537
Less: Treasury stock........................           --
Unrealized gain (loss) on debt and equity
  securities................................      (15,185)
    Total stockholders' equity..............    9,249,944
    Total liabilities and stockholders'
      equity................................  126,603,451

See accompanying notes to pro forma financial information.
                                       35

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
          (FUNC AND THE PURCHASE ACQUISITIONS (INCLUDING THE MERGER))
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed statements of income present the combined statements of income of FUNC and the companies involved in the Purchase Acquisitions (including Brentwood), assuming such companies had been combined for each period presented on a purchase accounting basis (effective as of January 1, 1994).

                                                                                            PURCHASE       PRO FORMA     PRO FORMA
(IN THOUSANDS EXCEPT PER SHARE DATA)                                           FUNC       ACQUISITIONS    ADJUSTMENTS    COMBINED
NINE MONTHS ENDED SEPTEMBER 30, 1995
Interest income..........................................................   $4,674,374       461,473         (25,930)    5,109,917
Interest expense.........................................................    2,239,387       296,965              --     2,536,352
Net interest income......................................................    2,434,987       164,508         (25,930)    2,573,565
Provision for loan losses................................................      125,500         6,585              --      132,085
Net interest income after provision for loan losses......................    2,309,487       157,923         (25,930)    2,441,480
Securities available for sale transactions...............................        9,591        (4,167)             --        5,424
Investment security transactions.........................................        4,041            --              --        4,041
Noninterest income.......................................................      990,884        44,482              --     1,035,366
Noninterest expense......................................................    2,170,390       200,372          19,897     2,390,659
Income before income taxes...............................................    1,143,613        (2,134)        (45,827)    1,095,652
Income taxes.............................................................      402,552         6,161         (14,146)     394,567
Net income...............................................................      741,061        (8,295)        (31,681)     701,085
Dividends on preferred stock.............................................        7,029            --              --        7,029
Net income applicable to common stockholders.............................   $  734,032        (8,295)        (31,681)     694,056
Pro forma per common share data
  Net income available to common stockholders............................   $     4.27                                       3.82
  Average common shares (in thousands)...................................      171,921                                    181,731
                                                                                            PURCHASE       PRO FORMA     PRO FORMA
(IN THOUSANDS EXCEPT PER SHARE DATA)                                           FUNC       ACQUISITIONS    ADJUSTMENTS    COMBINED
YEAR ENDED DECEMBER 31, 1994
Interest income..........................................................   $5,094,661       786,606         (80,286)    5,800,981
Interest expense.........................................................    2,060,946       453,964              --     2,514,910
Net interest income......................................................    3,033,715       332,642         (80,286)    3,286,071
Provision for loan losses................................................      100,000         1,643              --      101,643
Net interest income after provision for loan losses......................    2,933,715       330,999         (80,286)    3,184,428
Securities available for sale transactions...............................      (11,507)        2,647              --       (8,860 )
Investment security transactions.........................................        4,006            --              --        4,006
Noninterest income.......................................................    1,166,470        55,018              --     1,221,488
Noninterest expense......................................................    2,677,228       270,493          52,677     3,000,398
Income before income taxes...............................................    1,415,456       118,171        (132,963)    1,400,664
Income taxes.............................................................      490,076        38,119         (40,535)     487,660
Net income...............................................................      925,380        80,052         (92,428)     913,004
Dividends on preferred stock.............................................       25,353            --              --       25,353
Net income applicable to common stockholders before redemption
  premium................................................................      900,027        80,052         (92,428)     887,651
Redemption premium on preferred stock....................................       41,355            --              --       41,355
Net income applicable to common stockholders after redemption premium....   $  858,672        80,052         (92,428)     846,296
Pro forma per common share data
  Net income available to common stockholders before redemption
    premium..............................................................   $     5.22                                       5.06
  Net income available to common stockholders after redemption premium...   $     4.98                                       4.82
  Average common shares (in thousands)...................................      172,543                                    175,554

See accompanying notes to pro forma financial information.
                                       36

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
        (FUNC, THE PURCHASE ACQUISITIONS (INCLUDING THE MERGER) AND FFB)
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed statements of income present the combined statements of income of FUNC, the companies involved in the Purchase Acquisitions (including Brentwood) and FFB, assuming such companies had been combined for each period presented on a purchase accounting basis as to the Purchase Acquisitions (including the Merger) (for the nine months ended September 30, 1995, and the year ended December 31, 1994, only), and on a pooling of interests accounting basis with respect to the FFB Merger.

                                               NINE MONTHS ENDED
 (DOLLARS IN THOUSANDS EXCEPT PER SHARE          SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                   DATA)                       1995         1994         1994         1993         1992         1991         1990
Interest income..........................   $6,843,506    5,278,740    7,937,133    6,601,528    6,608,666    7,031,400    7,549,088
Interest expense.........................    3,237,209    1,969,627    3,246,946    2,481,952    2,941,680    4,070,885    4,806,471
Net interest income......................    3,606,297    3,309,113    4,690,187    4,119,576    3,666,986    2,960,515    2,742,617
Provision for loan losses................      162,085      139,000      180,643      369,753      642,708      946,284      923,409
Net interest income after provision for
  loan
  losses.................................    3,444,212    3,170,113    4,509,544    3,749,823    3,024,278    2,014,231    1,819,208
Securities available for sale
  transactions...........................       24,472       12,130        8,860       25,767       34,402           --           --
Investment security transactions.........        4,041        3,595        4,006       14,452        1,944      208,614       32,271
Noninterest income.......................    1,346,489    1,147,890    1,620,712    1,541,569    1,360,202    1,254,635    1,028,755
Noninterest expense......................    3,175,444    2,770,298    4,070,027    3,536,346    3,443,524    2,777,665    2,564,124
Income before income taxes...............    1,643,770    1,563,430    2,073,095    1,795,265      977,302      699,815      316,110
Income taxes.............................      588,927      534,122      709,028      578,912      278,514      129,843       59,868
Net income...............................    1,054,843    1,029,308    1,364,067    1,216,353      698,788      569,972      256,242
Dividends on preferred stock.............       22,306       33,981       46,020       45,553       53,040       51,746       47,151
Net income applicable to common
  stockholders before redemption
  premium................................    1,032,537      995,327    1,318,047    1,170,800      645,748      518,226      209,091
Redemption premium on preferred stock....           --           --       41,355           --           --           --           --
Net income applicable to common
  stockholders after redemption
  premium................................   $1,032,537      995,327    1,276,692    1,170,800      645,748      518,226      209,091
Pro forma per common share data:
  Net income applicable to common
    stockholders before redemption
    premium..............................   $     3.57         3.55         4.63         4.30         2.53         2.34          .97
Net income applicable to common
  stockholders after redemption
  premium................................   $     3.57         3.55         4.48         4.30         2.53         2.34          .97
Average common shares (in thousands).....      289,438      280,079      284,673      272,439      255,384      221,469      215,529
FUNC historical per common
  share data
  Net income applicable to common
    stockholders before redemption
    premium..............................   $     4.27         3.94         5.22         4.73         2.23         2.24         1.68
Net income applicable to common
  stockholders after redemption
  premium................................   $     4.27         3.94         4.98         4.73         2.23         2.24         1.68
Average common shares (in thousands).....      171,921      171,265      172,543      167,692      158,683      140,003      135,622

See accompanying notes to pro forma financial information.
                                       37

                    NOTES TO PRO FORMA FINANCIAL INFORMATION
     (1) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Purchase Acquisitions (including the Merger) and the FFB Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Consummation of the FFB Merger or either of the pending Purchase Acquisitions (including the Merger) or the Society Acquisition (as hereinafter defined) is not contingent upon consummation of any other of such acquisitions. Consummation of one or both of the pending Purchase Acquisitions (including the Merger) or the Society Acquisition prior to consummation of the FFB Merger would not materially impact the results of operations of FUNC. Pro forma financial information for the Purchase Acquisitions (including the Merger) assumes such acquisitions were consummated on January 1, 1994, and except as otherwise indicated, reflects information from such date to their respective consummation dates (or to September 30, 1995, with respect to the Purchase Acquisitions (including the Merger) pending as of September 30, 1995). Pro forma financial information with respect to the FFB Merger assumes such merger was consummated as of the beginning of each of the periods indicated.
     (2) In addition to the pro forma assumptions indicated below with respect to the Purchase Acquisitions (including the Merger), pro forma assumptions related to the Merger include (i) a .1776 Exchange Ratio based on an October 31, 1995 FUNC Common Stock closing price of $49.625; (ii) the issuance of 362,468 shares of FUNC Common Stock; (iii) the repurchase of such shares in the open market at a cost of $19 million; (iv) the payment of $2.5 million to holders of Stock Options and Warrants; and (v) an increase in goodwill and deposit base premium of $14 million and $2 million, respectively. The actual Exchange Ratio will depend on the Average Closing Price (which will not be known until shortly before the Effective Date) and may be higher or lower than .1776. Set forth on the cover page of this Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date before the mailing hereof. Stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.
     (3) It is assumed that the FFB Merger will be accounted for on a pooling of interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of (i) 1.35 shares of FUNC Common Stock for each of the 81,934,078 shares of FFB common stock (less 1,293,756 treasury shares) which were outstanding at September 30, 1995; and
(ii) one share of one of three corresponding new series of FUNC Class A Preferred Stock for each share of the related three series of FFB preferred stock outstanding at September 30, 1995, one series of which includes 3,705,980 shares of convertible preferred stock, which as of such date were convertible into 2,891,034 shares of FFB common stock. The three new series of FUNC Class A Preferred Stock will have substantially identical terms as the related series of FFB preferred stock to be exchanged therefor.
     As a result, information was adjusted for the FFB Merger by the (i) addition of 108,864,435 shares of FUNC Common Stock amounting to $362,881,000;
(ii) elimination of 81,934,078 shares of FFB common stock amounting to $81,934,000; (iii) cancellation of 1,293,756 treasury shares of FFB at a cost of $67,225,000; and (iv) recordation of the remaining net amount of $348,172,000 as a reduction in paid-in capital at September 30, 1995.
     The pro forma financial information presented herein does not give effect to the possible purchase by FUNC and/or FFB of up to 5.5 million shares of FFB common stock or 7.4 million shares of FUNC Common Stock, or some combination of the two (the "FFB Acquisition Shares"), prior to consummation of the FFB Merger.
As of date hereof, FUNC has purchased       million shares of FUNC Common Stock
at a cost of $       million,    million shares of FFB common stock at a cost of
$   million, and 250,000 shares of FFB convertible preferred stock at a cost of
$12 million. As of the date hereof, FFB has purchased        million shares of
FFB common stock at a cost of $       million.
     As of September 30, 1995, FUNC and FFB had 13,760,713 and 5,325,010 shares of common stock reserved for issuance, respectively, (excluding, as to FUNC, shares reserved for issuance in connection with the FFB Merger, the Purchase Acquisitions then pending (including the Merger), or upon exercise of the rights attached to shares of FUNC Common Stock), which are not included in the pro forma financial information presented herein.
     For the nine months ended September 30, 1995, FFB had net income applicable to common stockholders of $338,481,000.
     (4) During the period from January 1, 1994 through September 30, 1995, FUNC completed or had pending at September 30, 1995, the following Purchase
Acquisitions: (i) the acquisition of BancFlorida Financial Corporation (completed in August 1994) with assets of $1.6 billion for 3.6 million shares of FUNC Common Stock valued at $161 million, (ii) the acquisitions of First Florida Savings Bank, FSB (completed in April 1995), Ameribanc Investors Group (completed in April 1995), Coral Gables Fedcorp, Inc. (completed in May 1995), and Home Federal Savings Bank of Rome, Georgia (completed in August 1995), with aggregate assets of $4.0 billion at an aggregate cost of $623 million in cash,
(iii) the acquisitions of American Savings (completed in July 1995), United (completed in October 1995) and Columbia (completed in November
                                       38

1995) with aggregate assets of $6.7 billion for an aggregate of 12.6 million shares of FUNC Common Stock valued at $606 million, and (iv) the acquisitions of Brentwood and RS Financial (each of which is pending) with aggregate assets of $903 milllion for an estimated 2.8 million shares of FUNC Common Stock valued at an estimated $141 million. In addition to the foregoing Purchase Acquisitions, in November 1995, FUNC entered into an agreement to acquire Florida-based Society First Federal Savings Bank (the "Society Acquisition"), with assets of $1.5 billion for $188 million in cash. The Society Acquisition is not reflected in the pro forma financial information presented herein.
     In addition to the foregoing Purchase Acquisitions, during 1994, FUNC completed the following purchase accounting acquisitions: (i) the December 1994 purchase of a DE MINIMUS amount of loans, and the purchase of deposits from Chase Manhattan Bank of Florida, N.A. ("Chase") and Great Western Federal Savings Bank ("Great Western"), which in the aggregate amounted to $1.8 billion, at an aggregate cost of approximately $137 million, and (ii) the purchase of deposits of Jacksonville Federal Savings Association, Citizens Federal Savings Association, Cobb Federal Savings Association and Hollywood Federal Savings Association from the Resolution Trust Corporation ("RTC") in the aggregate amount of $640 million, at an aggregate cost of $68 million. Purchases of deposits from Chase, Great Western and the RTC do not constitute a sufficient continuity of operations, and moreover, additional financial data is not available to develop meaningful and reliable pro forma income statement information with respect to such acquisitions. Accordingly, the pro forma financial information presented herein includes such acquisitions at their recorded costs and does not include any pro forma adjustments related thereto.
     Goodwill and deposit base premium of approximately $620 million and $372 million, respectively, are currently expected to result from the Purchase Acquisitions (including the Merger).
     In connection with the Purchase Acquisitions (including the Merger) in which the consideration involved or will involve the issuance of FUNC Common Stock, the pro forma financial information presented herein includes actual and assumed repurchases of FUNC Common Stock that in the aggregate are estimated to amount to 19.4 million shares at an estimated cost of $882 million. During 1994, FUNC purchased 4.9 million shares of FUNC Common Stock at a cost of $212 million; during the first nine months of 1995, 14.5 million shares at a cost of
$670 million; and from October 1, 1995 to the date hereof,        million shares
at a cost of $   million.
     In April 1995, the FUNC Board of Directors authorized the purchase of up to 15 million shares of FUNC Common Stock, which is in addition to the purchase of the FFB Acquisition Shares. As of the date hereof, FUNC has remaining authority
to purchase up to    million shares of FUNC Common Stock, in addition to the FFB
Acquisition Shares.
     (5) The pro forma adjustment amounts related to the unaudited pro forma combined condensed statements of income reflect a 5.71 percent and 4.08 percent cost of funds for the nine months ended September 30, 1995 and the year ended December 31, 1994, respectively, a six-to-ten year straight-line life related to investment securities, a nine-year straight-line life related to loans, a 10-year straight-line life related to premises and equipment and mortgage servicing rights, a 10-year sum-of-the-years digits method related to deposit base premium, and a 25-year straight-line life related to goodwill.
     For the nine months ended September 30, 1995 and the year ended December 31, 1994, these adjustments resulted in: reductions in interest income, net interest income and net interest income after provision for loan losses of $25,930,000 and $80,286,000, respectively; increases in noninterest expense of $19,897,000 and $52,677,000, respectively; reductions in income before income taxes of $45,827,000 and $132,963,000, respectively; reductions in income taxes of $14,146,000 and $40,535,000, respectively; and reductions in net income applicable to common stockholders of $31,681,000 and $92,428,000, respectively.
                                       39

     The components of the pro forma adjustments related to interest income and noninterest expense for the nine months ended September 30, 1995, and the year ended December 31, 1994, are as follows:

                                                                                         NINE MONTHS ENDED
                                                                                           SEPTEMBER 30,         YEAR ENDED
(In thousands)                                                                                 1995           DECEMBER 31, 1994
Interest income
  Interest and fees on loans..........................................................       $    (689)                 350
  Interest and dividends on investment securities.....................................          (2,875)             (19,999)
  Interest-bearing bank balances......................................................         (22,366)             (60,637)
       Total interest income..........................................................         (25,930)             (80,286)
Noninterest expense
  Equipment rentals, depreciation and maintenance.....................................            (882)              (3,190)
  Mortgage servicing amortization.....................................................           1,281                5,437
  Other amortization
     Goodwill.........................................................................          10,799               27,225
     Deposit base premium.............................................................           8,699               23,205
       Total noninterest expense......................................................          19,897               52,677
Income before income taxes............................................................       $ (45,827)            (132,963)

     (6) Income per share data has been computed based on the combined historical net income applicable to common stockholders of FUNC, FFB and the companies involved in the Purchase Acquisitions (including Brentwood) using the historical weighted average shares outstanding of FUNC Common Stock and the weighted average outstanding shares, adjusted to equivalent shares of FUNC Common Stock, as of the earliest applicable period presented.
     (7) Certain insignificant reclassifications have been included herein to conform statement presentations. Transactions conducted in the ordinary course of business between the companies are immaterial, and accordingly, have not been eliminated.
     (8) The unaudited pro forma financial information does not include any FFB Merger-related expenses or any material acquisition-related expenses related to the Purchase Acquisitions (including the Merger). A currently estimated after-tax FFB Merger-related charge of approximately $270 million, or $.97 per share of FUNC Common Stock, is expected to be recorded in the appropriate period based on the consummation date of the FFB Merger. See "RECENT
DEVELOPMENTS -- 1995 and 1996 Earnings Estimates".
     (9) As indicated by the foregoing unaudited pro forma financial information and based solely on the foregoing assumptions, consummation of the FFB Merger and the Purchase Acquisitions (including the Merger) would have diluted FUNC's historical net income per common share (after redemption premium) for the nine months ended September 30, 1995 and the year ended December 31, 1994, by 16 percent and 10 percent, respectively. It should not necessarily be assumed, however, that the foregoing data will represent actual dilution with respect to the FFB Merger or the Purchase Acquisitions (including the Merger).
                                       40

                                   BRENTWOOD
HISTORY AND BUSINESS
     Brentwood was organized as a national banking association under the laws of the United States in November 1987. Its principal executive offices are located at 5110 Maryland Way, Brentwood, Tennessee 37027, and its telephone number is
(615) 371-1333.
     Brentwood's business consists of substantially the same services typically offered by commercial banks with an emphasis on providing lending and depository services to the upscale residential market and to the commercial market of small to medium size businesses in the Brentwood, Tennessee area. Brentwood has invested its retail deposits primarily in commercial loans to business, residential real estate loans including construction loans, and, to a lesser extent, consumer loans and commercial real estate loans.
     For its retail banking customers, Brentwood offers a full range of depository products including regular, NOW and money market checking accounts, regular and money market savings accounts, various types of certificates of deposits and both fixed rate and individual retirement accounts.
     The primary physical facility operated by Brentwood is its main office located in the Maryland Farms office complex in Brentwood, Tennessee. Brentwood also leases one branch facility located within a grocery store in Nashville, Tennessee. Brentwood employed 43 persons as of September 30, 1995.
     Brentwood currently competes with other national and state banks and other financial institutions in the Brentwood and south Nashville Tennessee areas. Brentwood also competes with regional banks for substantial corporate accounts, deposits, loans, cash management and other services.
                                      FUNC
GENERAL
     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1994 Annual Report on Form 10-K, 1995 Quarterly Reports on Form 10-Q, 1995 Annual Meeting Proxy Statement and 1995 Current Reports on Form 8-K, copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION". See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".
HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, First Union National Bank of North Carolina ("FUNB-NC") and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of FUNC.
     In addition to Tennessee and North Carolina, FUNC also operates banks in South Carolina, Florida, Georgia, Maryland, Virginia and Washington, D.C. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage, through other subsidiaries.
                                       41

     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the eastern region of the United States. Since November 1985, FUNC has completed 60 banking-related acquisitions and currently has pending four banking-related acquisitions (including Brentwood), including the more significant acquisitions (I.E., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table.

                                                                     ASSETS/             CONSIDERATION/
                    NAME                         HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT       CLOSING DATE
Atlantic Bancorporation......................   Florida           $  3.8 billion    common stock/pooling        November 1985
Northwestern Financial Corporation...........   North Carolina       3.0 billion    common stock/pooling        December 1985
First Railroad & Banking Company of
  Georgia....................................   Georgia              3.7 billion    common stock/pooling        November 1986
Florida National Banks of Florida, Inc.......   Florida              7.9 billion    cash and preferred          January 1990
                                                                                    stock/purchase
Southeast Banking Corporation subsidiary
  banks ("Southeast Banks")..................   Florida              9.9 billion    cash, notes and preferred   September 1991
                                                                                    stock/
                                                                                    purchase
Resolution Trust Company ("RTC")                                     5.3 billion    cash/purchase               1991-1994
  acquisitions...............................   Florida,
                                                Georgia,
                                                Virginia
Dominion Bankshares Corporation..............   Virginia             8.9 billion    common stock and            March 1993
                                                                                    preferred stock/pooling
Georgia Federal Bank, FSB....................   Georgia              4.0 billion    cash/purchase               June 1993
First American Metro Corp....................   Virginia             4.6 billion    cash/purchase               June 1993
American Savings.............................   Florida              3.6 billion    common stock/purchase       July 1995
FFB..........................................   New Jersey        $ 35.3 billion    common stock and            pending
                                                                                    preferred stock/pooling

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to the Southeast Banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.
(2) In addition, FUNC acquired Lieber & Company ("Lieber"), a mutual fund advisory company with approximately $3.4 billion in assets under management at the time it was acquired in June 1994. Since such assets are not owned by Lieber, they are not reflected on FUNC's balance sheet.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See "PRO FORMA FINANCIAL INFORMATION" and " -- Certain Regulatory Considerations; INTERSTATE BANKING AND BRANCHING LEGISLATION".
CERTAIN REGULATORY CONSIDERATIONS
     AS A BANK HOLDING COMPANY, FUNC IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTICULAR STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FUNC.
                                       42

  GENERAL
     FUNC is a bank holding company within the meaning of the BHCA and is registered as such with the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval or waiver of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of FUNC are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board and the OCC. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.
  PAYMENT OF DIVIDENDS
     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of September 30, 1995, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $483 million to FUNC. During the first nine months of 1995, FUNC's subsidiaries paid $439 million in cash dividends to FUNC.
     In addition, FUNC and its national bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC and the FDIC have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
  BORROWINGS
     There are also various legal restrictions on the extent to which each of FUNC and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
  CAPITAL
     The minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less certain intangibles ("tier 1 capital" and together with tier 2 capital "total capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("tier 2 capital"). At September 30, 1995, FUNC's tier 1 and total capital ratios were 6.35 percent and 10.74 percent, respectively. On an FUNC and Brentwood combined basis, such ratios would have been 6.34 percent and 10.73 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at September 30, 1995, was 5.10 percent. On an FUNC and Brentwood combined basis, such ratio at September 30, 1995, would have been 5.09 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the
                                       43

Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
     Each of FUNC's subsidiary national banks is subject to similar capital requirements adopted by the OCC. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.55 percent, as of September 30, 1995. The OCC has not advised any of the subsidiary national banks of any specific minimum leverage ratio applicable to it.
     As of September 30, 1995, the capital ratios of FUNC's banking subsidiaries, which consist of FUNB-NC, First Union National Bank of South Carolina ("FUNB-SC"), First Union National Bank of Georgia ("FUNB-GA"), First Union National Bank of Florida ("FUNB-FL"), First Union National Bank of Washington, D.C. ("FUNB-DC"), First Union National Bank of Maryland ("FUNB-MD"), FUNB-TN, First Union National Bank of Virginia ("FUNB-VA") and First Union Home Equity Bank, N.A. ("FUHEB"), were as follows:

                                REGULATORY
                                 MINIMUM    FUNB-NC  FUNB-SC  FUNB-GA  FUNB-FL  FUNB-DC  FUNB-MD  FUNB-TN  FUNB-VA  FUHEB
Tier 1 capital ratio.........         4%      6.56     7.33     6.46     8.18    18.67    15.88    11.85     7.61   6.89
Total capital ratio..........         8      10.29    11.09    10.56    11.54    19.94    17.15    13.11    11.25   9.47
Leverage ratio...............       3-5%      5.87     5.85     6.02     5.56     8.50    13.11     8.19     5.69   6.22

     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital guidelines.
  FIRREA
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary national banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  FDICIA
     The Federal Deposit Insurance Corporation Improvement Act of 1991 (as amended, "FDICIA") among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDICIA establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     The OCC has adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the total capital ratio, the tier 1 capital ratio and the leverage ratio. Under the regulations, a bank will be (i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less
                                       44
than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of September 30, 1995, all of FUNC's deposit-taking subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations. FUHEB is not a deposit-taking bank.
     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.
  DEPOSITOR PREFERENCE STATUTE
     Under federal law, deposits and certain claims for administrative expenses and employee compensation against an insured depository institution will be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such institution by any receiver.
  INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. The IBBEA further provides that states may enact laws permitting interstate merger transactions prior to June 1, 1997. A bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE NOVO branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through DE NOVO branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or DE NOVO.
  FDIC INSURANCE ASSESSMENTS
     On August 8, 1995, the FDIC revised its regulations on insurance assessments to establish a revised assessment rate schedule of four to 31 cents per $100.00 of deposits in replacement of the then existing schedule of 23 to 31 cents per $100.00 of deposits for institutions whose deposits are subject to assessment by the Bank Insurance Fund ("BIF"). The revised BIF schedule became effective on June 1, 1995. Assessments collected at the previous assessment schedule that exceeded the amount due under the revised schedule were refunded, including interest, from the effective date of the revised schedule. As a result, FUNC received a $26 million refund, including interest, in the third quarter of 1995. As of June 30, 1995, FUNC had a BIF deposit assessment base of $40.9 billion. On November 14, 1995, the FDIC further reduced the rate structure for BIF by four cents per $100.00 of deposits, starting in January 1996. As a result, the highest-rated institutions will pay only the statutory annual minimum rate of $2,000.00 for FDIC insurance. The rates for all other institutions will be reduced by four cents per $100.00 as well, leaving a premium range of three to 27 cents per $100.00 instead of the current seven to 31 cents per $100.00 for such institutions.
                                       45

     The deposits of institutions insured by the Savings Association Insurance Fund ("SAIF") will continue paying premiums on a risk-related basis of 23 to 31 cents per $100.00 of deposits. As of June 30, 1995, FUNC had a SAIF deposit assessment base of $16.4 billion.
     Various legislative proposals regarding the future of the BIF and the SAIF have been reported recently, including a one-time special assessment for SAIF deposits. FUNC does not know when and if any such proposal or any other related proposal may be adopted.
                       DESCRIPTION OF FUNC CAPITAL STOCK
     THE FOLLOWING INFORMATION DESCRIBES CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS OF FUNC AND THE NCBCA. SUCH INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF FUNC'S ARTICLES AND BYLAWS AND THE NCBCA. AUTHORIZED CAPITAL
     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of November 30, 1995, there were 174,543,870 shares of FUNC Common Stock, and no shares of FUNC Preferred Stock or FUNC Class A Preferred Stock issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the FUNC Board, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued. On March 31, 1995, FUNC redeemed a series of FUNC Preferred Stock at an aggregate redemption price of $325 million.
FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the FUNC Board out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS".
     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the shares issuable to the stockholders of Brentwood upon consummation of the Merger will, upon issuance, be fully paid and nonassessable.
FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of FUNC. Subject to the foregoing and the terms of any particular series of FUNC Class A Preferred Stock, series of FUNC Class A Preferred Stock may vary as to priority.
     In the FFB Merger Agreement, upon consummation of the FFB Merger, FUNC agreed to issue three corresponding new series of FUNC Class A Preferred Stock with terms substantially identical to those of the three outstanding series of FFB
                                       46
preferred stock to be exchanged therefor. The following is a brief description of certain terms of the three outstanding series of FFB preferred stock, based on information filed by FFB with, and publicly available from, the Commission and the NYSE.
  FFB SERIES B PREFERRED STOCK
     The FFB Series B Convertible Preferred Stock (the "FFB Series B Preferred Stock") bears a cumulative annual dividend of $2.15 per share, votes as a single class with FFB common stock, has a liquidation preference of $25.00 per share, is redeemable in whole or in part at the option of FFB at $25.00 per share plus accrued but unpaid dividends to the the redemption date, and is currently convertible at the option of the holder thereof into .7801 of a share of FFB common stock per share, subject to adjustment in certain events. Upon consummation of the FFB Merger, such conversion ratio would be adjusted in accordance with the FFB Merger exchange ratio. Holders of FFB Series B Preferred Stock are entitled to vote on all matters on which the holders of FFB common stock vote, together with FFB common stock as a single class, and in such circumstances each holder of FFB Series B Preferred Stock is entitled to such number of votes as is equal to one-half of the number of shares of FFB common stock into which such holder's shares of FFB Series B Preferred Stock are then convertible. Holders of FFB Series B Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of preferred stock)
(i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series B Preferred Stock, (iii) for FFB to redeem fewer than all shares of FFB Series B Preferred Stock at any time when any dividends thereon have not been paid for past periods, and (iv) in certain circumstances with respect to the authorization or creation of more than ten million shares of any FFB preferred stock or the authorization or creation of any securities ranking prior to FFB Series B Preferred Stock.
  FFB SERIES D PREFERRED STOCK
     The FFB Series D Adjustable Rate Cumulative Preferred Stock (the "FFB Series D Preferred Stock") is non-voting, subject to certain limited exceptions, has a liquidation preference of $100.00 per share and is redeemable in whole or in part at the option of FFB at a redemption price of $100.00 per share plus accrued but unpaid dividends to the redemption date. FFB Series D Preferred Stock cannot be converted into any other class of capital stock of FFB. FFB Series D Preferred Stock bears cumulative dividends at an annual rate (the "applicable rate") equal to .75 percent less than the highest of the three-month U.S. Treasury Bill rate, the U.S. Treasury 10-year constant maturity rate or the U.S. Treasury 20-year constant maturity rate, adjusted quarterly; however, in no event may the applicable rate be less than 6.25 percent or more than 12.75 percent per annum. Holders of FFB Series D Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of FFB preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series D Preferred Stock, and
(iii) with respect to the authorization or creation of any securities ranking prior to FFB Series D Preferred Stock.
  FFB SERIES F PREFERRED STOCK
     The FFB Series F 10.64% Preferred Stock (the "FFB Series F Preferred Stock") bears a cumulative annual dividend rate of 10.64 percent, is non-voting, subject to certain limited exceptions, has a liquidation preference of $1,000.00 per share and is redeemable in whole or in part at the option of FFB on or after July 1, 1996, at $1,000.00 per share plus accrued and unpaid dividends to the redemption date. FFB Series F Preferred Stock cannot be converted into any other class of capital stock of FFB. The shares of FFB Series F Preferred Stock are represented by depositary shares, with each depositary share representing a 1/40th interest in a share of FFB Series F Preferred Stock. Holders of the depositary shares are entitled to all rights and preferences of FFB Series F Preferred Stock proportionate to the ownership interest represented by the number of depositary shares owned by them. Holders of FFB Series F Preferred Stock are also entitled to vote as a separate class (with other similarly situated holders of FFB preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FFB Certificate of Incorporation which adversely affects the rights of holders of FFB Series F Preferred Stock, and (iii) with respect to the authorization or creation of any securities ranking prior to FFB Series F Preferred Stock.
RIGHTS PLAN
     Each outstanding share of FUNC Common Stock currently has attached to it one right (a "FUNC Right") issued pursuant to a Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Accordingly, in the Merger, holders of FFB Common Stock would receive one FUNC Right with respect to each share of FUNC Common Stock they receive, which FUNC Right will be attached to the related shares of FUNC Common Stock, unless the Separation Time (as defined below) has occurred, in which case holders of FFB Common Stock would receive separate certificates with respect to
                                       47
such FUNC Rights. Each FUNC Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $110.00, subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in such person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock, or (y) is determined by the Federal Reserve Board to "control" FUNC within the meaning of the BHCA (see " -- Changes in Control" below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement that a person has become an Acquiring Person. The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.
     The FUNC Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls FUNC within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow FUNC to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control FUNC for purposes of the BHCA.
     The Third Amendment to the FUNC Rights Agreement, effective as of June 18, 1995, exempted the grant by FUNC to FFB of an option to purchase up to 19.9 percent of the outstanding shares of FUNC Common Stock (the "FUNC Option"), and the purchase of shares of such common stock pursuant to the FUNC Option, from causing the holder of the FUNC Option or such shares from becoming an Acquiring Person as a result thereof.
     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC will take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the FUNC Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50 percent of the outstanding shares of FUNC Common Stock, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the FUNC Board (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute therefor shares of junior participating FUNC Class A Preferred Stock upon exercise of each FUNC Right at a rate of two one-hundredths of a share of junior participating FUNC Class A Preferred Stock upon the exchange of each FUNC Right.
     The FUNC Rights are redeemable by FUNC at $0.01 per right, subject to adjustment upon the occurrence of certain events, at any date prior to the date on which they become exercisable and, in certain events, may be canceled and terminated without any payment to the holders thereof. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock (or that acquires "control" of FUNC within the meaning of the BHCA) unless the FUNC Rights are first redeemed or terminated by the FUNC Board. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
                                       48

     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The foregoing description of the FUNC Rights and the FUNC Rights Agreement is qualified in its entirety by reference to such document. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154.
CHANGES IN CONTROL
     The Articles and Bylaws of FUNC contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC, including provisions in the Articles: (i) classifying the FUNC Board into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the FUNC Board to fix the size of the FUNC Board between nine and 30 directors; (iii) authorizing directors to fill vacancies on the FUNC Board that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the FUNC Board, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The FUNC Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.
     The foregoing provisions could impede a change of control of FUNC. In particular, classification of the FUNC Board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the FUNC Board.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FUNC, would, under the circumstances set forth in the presumption, constitute the acquisition of control.
     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of FUNC Common Stock, or otherwise obtaining "control" over FUNC. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company. See "THE
MERGER -- Regulatory Approvals" for a description of the standards applicable to the Merger under the BHCA.
     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of FUNC Common Stock, FUNC Class A Preferred Stock or FUNC Preferred Stock may have an anti-takeover effect. The authority of the FUNC Board to issue FUNC Preferred Stock or FUNC Class A Preferred Stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the FUNC Board to prevent a change of control despite a shift in ownership of FUNC Common Stock. In addition, the FUNC Board's authority to issue additional shares of FUNC Common Stock may help deter or delay a change of control by increasing the number of shares needed to gain control.
                                       49

      CERTAIN DIFFERENCES IN THE RIGHTS OF BRENTWOOD AND FUNC STOCKHOLDERS
GENERAL
     FUNC is a North Carolina corporation subject to the provisions of the NCBCA. Brentwood is a national banking association subject to the provisions of the NBAct and the rules and regulations of the OCC promulgated thereunder. Stockholders of Brentwood will, upon consummation of the Merger, become stockholders of FUNC. The rights of such stockholders as stockholders of FUNC will then be governed by the Articles and Bylaws of FUNC, in addition to the NCBCA.
     Set forth below are the material differences between the rights of a Brentwood stockholder under Brentwood's Charter and Bylaws and the NBAct, on the one hand, and the rights of an FUNC stockholder under the Articles and Bylaws of FUNC and the NCBCA, on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GOVERNING LAW AND THE CONSTITUENT DOCUMENTS OF EACH ORGANIZATION.
AUTHORIZED CAPITAL
     BRENTWOOD. The Charter of Brentwood authorizes the issuance of up to 5,000,000 shares of Brentwood Common Stock, 2,040,921 shares of which were issued and outstanding as of September 30, 1995.
     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
AMENDMENT TO CONSTITUENT DOCUMENTS
     BRENTWOOD. An amendment to the Charter of Brentwood requires the affirmative vote of the holders of a majority of the outstanding stock of Brentwood. An amendment to the Bylaws of Brentwood requires the vote of a majority of the total number of directors on the Brentwood Board at a regular meeting of the Brentwood Board.
     FUNC. Under North Carolina law, an amendment to the Articles of FUNC generally requires the recommendation of the FUNC Board and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the FUNC Board may condition its submission of the proposed amendment on any basis. An amendment to the Bylaws of FUNC generally requires the approval of either the stockholders or the FUNC Board. The FUNC Board generally may not amend any Bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the Articles or Bylaws of FUNC require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See "DESCRIPTION OF FUNC CAPITAL STOCK".
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS; CUMULATIVE VOTING
     BRENTWOOD. Brentwood's Bylaws provide that the Brentwood Board shall consist of not less than five and no more than 25 stockholders, the exact number of which is to be established by a resolution of a majority of the full board or the stockholders. Currently, the Brentwood Board is set at 12 persons. Brentwood does not have a classified Board of Directors and each director is elected annually. Stockholders of national banking associations, including Brentwood, have the right to cumulate their votes in the election of directors, or in other words, to give one candidate as many votes as the number of directors multiplied by the number of such stockholder's shares shall equal, or to distribute such number of votes on the same principle among as many candidates as such stockholders desires. In all other matters properly brought before a meeting of stockholders, each stockholder is entitled to one vote for each share of stock held by him or her.
     FUNC. The size of the FUNC Board is determined by the affirmative vote of a majority of the FUNC Board, provided that the FUNC Board may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at 25. The FUNC Board is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. Stockholders of FUNC may not cumulate their votes in the election of directors. See also "DESCRIPTION OF FUNC CAPITAL STOCK".
REMOVAL OF DIRECTORS
     BRENTWOOD. Neither Brentwood's Bylaws nor its Charter contain a specific provision with respect to the removal of directors. As a national banking association, however, Brentwood directors are subject to a number of federal statutory
                                       50
requirements as to their qualification to serve as a director. Any director who ceases to meet the statutory requirements of a director of a national banking association is required to vacate his seat on the Brentwood Board.
     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.
DIRECTOR EXCULPATION
     BRENTWOOD. Brentwood's Charter provides for the indemnification or reimbursement by Brentwood of any person for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which such person shall be made a party by reason of his or her being or having been a director, officer or employee of Brentwood or of any firm, corporation or organization which he or she served in any such capacity at the request of Brentwood. No person shall be so indemnified or reimbursed, however, relative to any matter in which in such action, suit or proceeding he or she was finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties to Brentwood and no person shall be so indemnified or reimbursed relative to any matter in any such action, suit or proceeding which has been made the subject of a compromised settlement except with the approval of a court of competent jurisdiction or the holders of a majority of the outstanding shares of Brentwood Common Stock or the Brentwood Board, acting by a vote of the directors not party to the same or substantially the same action, suit or proceeding, who constitute a majority of the whole Brentwood Board. Regulations promulgated by the OCC also provide that indemnification for directors, officers or employees of a national bank against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency is not allowed if such action or proceeding results in a final order accessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the bank. In addition, Brentwood's Charter provides for, and Brentwood has purchased, insurance designed to indemnify its directors, officers and other employees to the extent indemnification is allowed.
     FUNC. FUNC's Articles provide for the elimination of personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not permit the elimination of such liability with respect to (i) acts or omissions the director knew or believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or
(iii) any transaction from which the director derived an improper personal benefit.
CONFLICT OF INTEREST TRANSACTIONS
     BRENTWOOD. As a national banking association, Brentwood is subject to a number of restrictions imposed by the OCC and FDIC which restrict transactions in which it may engage with persons who are deemed to be affiliates of Brentwood. These regulatory provisions set limits on, for example, the dollar volume and terms of loans that may be made to any affiliate or persons or entities with whom or with which such affiliate may be related. In addition, these provisions impose certain disclosure obligations on a national bank, including Brentwood, with respect to any such transactions.
     FUNC. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.
STOCKHOLDER MEETINGS
     BRENTWOOD. A special meeting of stockholders of Brentwood may be called for any purpose at any time by the Brentwood Board or by any three or more stockholders owning, in the aggregate, not less than 66 2/3 percent of the outstanding shares of Brentwood Common Stock. Every such special meeting must be called by mailing, postage prepaid, not less than ten days prior to the date fixed for the meeting to each stockholder at the address appearing on the books of Brentwood, a notice stating the time, place and purpose of the meeting. A quorum for a meeting constitutes a majority of the outstanding shares of Brentwood Common Stock represented in person or by proxy; provided, however, that less than a quorum may
                                       51
adjourn any meeting from time to time, and the meeting may be held as adjourned, without further notice. Except in the case of merger transactions and other transactions which may constitute a change of control, any matter brought before a regular or special stockholder's meeting is decided by a majority of the votes cast at a meeting at which a quorum is present.
     FUNC. A special meeting of stockholders may be called for any purpose only by the FUNC Board, by the Chairman of the FUNC Board or by FUNC's President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in FUNC's Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of FUNC.
DIRECTOR NOMINATIONS
     BRENTWOOD. Nominations for election to the Brentwood Board may be made by the Brentwood Board or by any stockholder of any outstanding class of capital stock of Brentwood entitled to vote in the election of directors. Nominations other than those made by or on behalf of the existing management of Brentwood must be made in writing to Brentwood and to the OCC not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, the nomination must be mailed or delivered to Brentwood and to the OCC not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. A notification of a nomination for a director must contain the following information to the extent known to the notifying stockholder: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of Brentwood Common Stock that would be voted for each proposed nominee; (iv) the name and residence address of the notifying stockholder; and
(v) the number of shares of Brentwood Common Stock owned by the notifying stockholder. Any nominations not made pursuant those requirements may be disregarded by the chair of the meeting at which the election of directors will be held.
     FUNC. FUNC's Bylaws establish procedures that must be followed for stockholders to nominate persons for election to the FUNC Board. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC owned of record or beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the Bylaws, and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.
STOCKHOLDER PROPOSALS
     BRENTWOOD. Neither Brentwood's Charter nor its Bylaws establish specific procedures to be followed for a stockholder to submit a proposal to a vote of the stockholders of Brentwood at an annual or special meeting of stockholders. Federal law to which Brentwood is subject, however, requires that notice be given to all stockholders of Brentwood at least ten days prior to the meeting, which notice must be given by first-class mail and must specify the time, place and purpose of the meeting. In the case of a merger, federal law requires, however, that a notice be published in a newspaper of general circulation in the place where Brentwood is located for a period of four consecutive weeks.
     FUNC. FUNC's Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be
                                       52
deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth: (i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC stock owned by the stockholder; and (iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The Chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the Bylaws, and the defective proposal will not be submitted to the meeting for a vote of the stockholders.
STOCKHOLDER PROTECTION RIGHTS PLAN
     BRENTWOOD. Brentwood has not adopted a stockholder protection rights plan. FUNC. FUNC has adopted the FUNC Rights Agreement. See "DESCRIPTION OF FUNC
CAPITAL STOCK -- Rights Plan".
STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS
     BRENTWOOD. Pursuant to the federal law to which Brentwood is subject, the president and cashier of Brentwood are required to cause to be kept at all times a full and correct list of the names and residences of all of the stockholders of Brentwood and the number of shares held by each, in Brentwood's main office. Such a list is subject to the inspection of all stockholders and creditors of Brentwood, as well as Tennessee tax officials, during business hours of each day in which Brentwood may legally transact business. Within ten days of any demand of the OCC for such a list, a copy of the list, verified by the oath of the president or cashier of Brentwood must be provided.
     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The rights of inspection and copying extend not only to stockholders of record but also to beneficial owners whose beneficial ownership is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.
     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournment thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list. Such list must also be available at the stockholders' meeting, and any stockholder, has agent or attorney, may inspect such list at any time during the meeting or any adjournment thereof.
REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS
     BRENTWOOD. Federal law applicable to Brentwood generally requires the affirmative vote of the holders of at least two-thirds of the outstanding Brentwood voting stock for approval of mergers and consolidations or the sale or exchange of all or substantially all of Brentwood's assets.
     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange to which FUNC is a party, would require adoption by the FUNC Board, who would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of a simple majority of the outstanding shares. Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the FUNC Board recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a simple majority of the outstanding shares. In accordance with North Carolina law, the submission by the FUNC Board of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
                                       53

     With respect to a plan of merger to which FUNC is a party, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) FUNC's Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     In addition, no vote of the stockholders of FUNC would be required to merge a subsidiary of which FUNC owns at least 90 percent of the outstanding shares of each class of subsidiary shares, into FUNC, as long as no amendment is made to the FUNC Articles that could not be made without approval of FUNC's stockholders.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the FUNC Board, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.
ANTI-TAKEOVER PROVISIONS
     BRENTWOOD. As a national banking association, the acquisition of Brentwood is subject to compliance with a number of federal laws concerning acquisitions of national banks. These laws generally require that the approval of various federal regulatory agencies, including with respect to Brentwood, the OCC. These statutes are similar to those described above under "DESCRIPTION OF FUNC CAPITAL STOCK -- Changes in Control". Brentwood has not, however, adopted any specific anti-takeover provisions in its Charter or Bylaws.
     FUNC. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC. In addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.
DISSENTERS' APPRAISAL RIGHTS
     BRENTWOOD. Brentwood is subject to various federal laws providing for dissenters' rights upon the occurrence of certain events generally constituting a change in control of a national bank. Every stockholder of Brentwood, upon compliance with certain provisions of Section 215a of Title 12 of the United States Code ("Section 215a"), has the right to dissent from the Merger and to be paid the value of is Brentwood Common Stock calculated as of the Effective Date. A stockholder who perfects such dissenters' rights will not be entitled to receive FUNC Common Stock or cash for fractional shares pursuant to the terms of the Merger Agreement, but will be entitled only to those rights as are granted by Section 215a. STOCKHOLDERS WISHING TO RECEIVE PAYMENT BY THIS MEANS ARE CAUTIONED THAT FAILURE TO FOLLOW PRECISELY THE PROCEDURES SET FORTH IN SECTION 215A MAY RESULT IN THE LOSS OF THEIR DISSENTERS' RIGHTS. A copy of the relevant portions of Section 215a is attached to this Prospectus/Proxy Statement as ANNEX
F. Each stockholder who contemplates exercising these rights is advised to read carefully the provisions of Section 215a to ensure compliance with the procedures contained therein. See "THE MERGER -- Dissenters' Appraisal Rights".
     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.
DIVIDENDS AND OTHER DISTRIBUTIONS
     BRENTWOOD. Under federal banking law, Brentwood generally may make quarterly, semi-annual or annual dividends of so much of the net profits of Brentwood as the Brentwood Board shall judge expedient, provided that the approval of the
                                       54

OCC is required before Brentwood may pay a dividend if the total of all dividends declared by Brentwood in any calendar year exceeds the total of its net profits of that year combined with its retained net profits of the preceding two years, less any required transfers to surplus or fund for the retirement of any preferred stock.
     FUNC. Under North Carolina law, FUNC generally may make dividends or other distributions to its stockholders unless after the distribution either: (i) FUNC would not be able to pay its debts as they become due in the usual course of business; or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
VOLUNTARY DISSOLUTION
     BRENTWOOD. Pursuant to federal law to which Brentwood is subject, Brentwood may go into liquidation and be closed upon the vote of stockholders owning
66 2/3 percent of the outstanding Brentwood Common Stock. If such liquidation is to be effected in whole or in part through the sale of any of its assets in the assumption of its deposit liabilities by another bank, the purchase and sale agreement must also be approved by stockholders owning 66 2/3 percent of its outstanding stock.
     FUNC. North Carolina law provides that FUNC may be dissolved if the FUNC Board proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the FUNC Board may condition its submission of a proposal for dissolution on any basis.
                         VALIDITY OF FUNC COMMON SHARES
     The validity of the FUNC Common Shares to be issued in the Merger is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
                                    EXPERTS
     The financial statements of Brentwood as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in this Prospectus/Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The consolidated balance sheets of FUNC as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, included in FUNC's 1994 Annual Report to Stockholders which is incorporated by reference in FUNC's 1994 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering FUNC's consolidated financial statements refers to a change in the method of accounting for investments in 1994.
     The consolidated statements of condition of FFB as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, included in FFB's 1994 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering FFB's consolidated financial statements refers to changes in the methods of accounting for income taxes, postretirement benefits other than pensions, postemployment benefits, and investments in 1993.
                                       55

                                                                         ANNEX A
                         CERTAIN FINANCIAL INFORMATION
                             RELATING TO BRENTWOOD

Financial Statements for the Year Ended December 31, 1994, and the Nine Months Ended September 30, 1995...............     A-2
Management's Discussion and Analysis of Financial Condition and Results of Operations.................................    A-13

                          INDEPENDENT AUDITORS' REPORT
BOARD OF DIRECTORS AND SHAREHOLDERS
BRENTWOOD NATIONAL BANK
Brentwood, Tennessee
     We have audited the accompanying balance sheets of Brentwood National Bank as of December 31, 1994 and 1993 and the related statements of earnings, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brentwood National Bank as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
     As discussed in Note 1 to the financial statements, the Bank changed its method of accounting for investment securities effective December 31, 1993.
                                         DELOITTE & TOUCHE LLP
Nashville, Tennessee
January 9, 1995
(except as to Note 12, which is
July 18, 1995)
                                      A-2

                            BRENTWOOD NATIONAL BANK
                                 BALANCE SHEETS

                                                                                       DECEMBER 31,            SEPTEMBER 30,
                                                                                    1994           1993            1995
                                                                                                                (UNAUDITED)
ASSETS
CASH AND DUE FROM BANKS......................................................   $  6,781,731    $ 4,857,338    $   6,923,945
FEDERAL FUNDS SOLD...........................................................      3,225,000     10,825,000       16,200,000
CASH AND CASH EQUIVALENTS....................................................     10,006,731     15,682,338       23,123,945
INVESTMENT SECURITIES: (Notes 1 and 2)
  Available for sale (at fair value; amortized cost of $16,289,332,
     $27,082,776 and $15,870,708, repectively)...............................     15,471,699     27,308,699       15,668,347
  Held to maturity (at amortized cost; fair value of $14,049,959, $0 and
     $12,648,056, respectively)..............................................     14,917,815             --       12,569,305
LOANS (Notes 1, 3 and 7).....................................................     63,236,337     49,221,187       63,938,280
  Less allowance for loan losses (Notes 1 and 3).............................       (834,714)      (653,618)        (880,477)
                                                                                  62,401,623     48,567,569       63,057,803
INTEREST RECEIVABLE..........................................................        710,590        501,624          713,488
BANK PREMISES AND EQUIPMENT, net (Notes 1 and 4).............................      1,213,178        462,659        1,135,465
DEFERRED TAX ASSET, net (Notes 1 and 5)......................................        591,323         42,070          346,178
OTHER ASSETS (Note 1)........................................................        109,966        102,322          273,861
                                                                                $105,422,925    $92,667,281    $ 116,888,392
LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
  Demand deposits............................................................   $ 17,704,741    $16,736,333    $  18,897,072
  NOW and Money Market Accounts..............................................     26,128,666     24,457,428       25,434,089
  Savings....................................................................      1,700,498      1,084,764        1,507,182
  Certificates of Deposit -- under $100,000..................................     14,829,396     12,801,394       17,726,207
  Certificates of Deposit -- over $100,000...................................     14,110,972     13,465,008       26,799,086
                                                                                  74,474,273     68,544,927       90,363,636
REPURCHASE AGREEMENTS........................................................     18,633,046     11,739,526       13,250,544
INCOME TAXES PAYABLE (Notes 1 and 5).........................................         81,878         73,733           15,498
ACCRUED INTEREST AND OTHER LIABILITIES.......................................        408,239        315,998          538,934
COMMITMENTS AND CONTINGENCIES (Note 10)
SHAREHOLDERS' EQUITY: (Note 8)
  Capital stock -- $2.50 par value, authorized, 5,000,000 shares; issued and outstanding, 2,038,921 shares for 1994 and 1993 and 2,040,921 for
     1995....................................................................      5,097,303      5,097,303        5,102,303
  Capital surplus............................................................      5,097,303      5,097,303        5,103,303
  Unrealized (loss) gain on available for sale securities, net of deferred
     income taxes of $420,340, $85,851 and $246,124, respectively............       (689,815)       140,072         (288,242)
  Retained earnings..........................................................      2,320,698      1,658,419        2,802,416
                                                                                  11,825,489     11,993,097       12,719,780
                                                                                $105,422,925    $92,667,281    $ 116,888,392

                       See notes to financial statements.
                                      A-3

                            BRENTWOOD NATIONAL BANK
                             STATEMENTS OF EARNINGS

                                                                                                        NINE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                             1994          1993          1992          1995          1994
                                                                                                           (UNAUDITED)
INTEREST INCOME:
  Interest and fees on loans...........................   $ 4,932,889   $ 3,800,240   $ 3,562,914   $ 4,875,798   $ 3,486,448
  Interest on federal funds sold.......................       231,013       145,058       118,167       331,790       183,279
  Interest on investment securities....................     1,750,136     1,576,394     1,987,352     1,333,777     1,293,731
                                                            6,914,038     5,521,692     5,668,433     6,541,365     4,963,458
INTEREST EXPENSE:
  Interest on deposits.................................     2,043,275     1,690,673     2,267,654     2,522,610     1,442,076
  Interest on repurchase agreements....................       517,940       276,408        49,150       542,555       349,461
                                                            2,561,215     1,967,081     2,316,804     3,065,165     1,791,537
NET INTEREST INCOME....................................     4,352,823     3,554,611     3,351,629     3,476,200     3,171,921
PROVISION FOR LOAN LOSSES (Notes 1 and 3)..............       235,000       315,000       607,000        65,000       165,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES....     4,117,823     3,239,611     2,744,629     3,411,200     3,006,921
NONINTEREST INCOME:
  Service charges on deposit accounts..................       329,546       324,146       268,426       319,882       243,324
  Other operating income...............................       304,023       207,737        97,635       266,301       252,505
  Securities gains.....................................            --        89,636       218,375            --            --
                                                              633,569       621,519       584,436       586,183       495,829
NONINTEREST EXPENSE:
  Salaries and employee benefits.......................     1,893,665     1,470,573     1,181,775     1,606,360     1,367,665
  Depreciation and amortization (Note 1)...............       168,112       119,125       190,481       128,859       118,667
  Occupancy expense (Note 10)..........................       248,931       195,245       162,606       208,840       182,212
  Other................................................       974,867       889,329       864,355       881,606       755,779
                                                            3,285,575     2,674,272     2,399,217     2,825,665     2,424,323
INCOME BEFORE INCOME TAXES.............................     1,465,817     1,186,858       929,848     1,171,718     1,078,427
INCOME TAXES (Notes 1 and 5)...........................       497,700       428,027       322,048       404,312       361,758
NET INCOME.............................................   $   968,117   $   758,831   $   607,800   $   767,406   $   716,669
NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE......   $      0.36   $      0.28   $      0.25   $      0.29   $      0.26

                       See notes to financial statements.
                                      A-4

                            BRENTWOOD NATIONAL BANK
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                        NET
                                                                                                     UNREALIZED
                                                                                                   GAIN (LOSS) ON
                                                                                      CAPITAL        INVESTMENT       RETAINED
                                                           SHARES        AMOUNT       SURPLUS        SECURITIES       EARNINGS
BALANCE AT DECEMBER 31, 1992...........................   2,038,921    $5,097,303    $5,097,303      $       --      $1,083,091
  Net income...........................................          --            --            --              --         758,831
  Dividends declared ($.09 per share)..................          --            --            --              --        (183,503)
  Net unrealized gain on available for sale securities,
     net of income taxes...............................          --            --            --         140,072              --
BALANCE AT DECEMBER 31, 1993...........................   2,038,921     5,097,303     5,097,303         140,072       1,658,419
  Net income...........................................          --            --            --              --         968,117
  Dividends declared ($.15 per share)..................          --            --            --              --        (305,838)
  Net change in unrealized gain (loss) on securities
     available for sale, net of income taxes...........          --            --            --        (647,004)             --
  Net unrealized loss on transfer of securities from
     available for sale to held to maturity, net of
     amortization, accretion and income taxes..........          --            --            --        (182,883)             --
BALANCE AT DECEMBER 31, 1994...........................   2,038,921     5,097,303     5,097,303        (689,815)      2,320,698
  Net income...........................................          --            --            --              --         767,406
  Dividends declared (.14 per share)...................          --            --            --              --        (285,688)
  Net change in unrealized gain (loss) on securities
     available for sale, net of income taxes...........          --            --            --         382,063              --
  Amortization of unrealized loss on transfer of
     securities from available for sale to held to
     maturity, net of income taxes.....................          --            --            --          19,510              --
  Exercise of stock options and warrants...............       2,000         5,000         6,000              --              --
BALANCE AT SEPTEMBER 30, 1995 (unaudited)..............   2,040,921    $5,102,303    $5,103,303      $ (288,242)     $2,802,416

                       See notes to financial statements.
                                      A-5

                            BRENTWOOD NATIONAL BANK
                            STATEMENTS OF CASH FLOWS

                                                                                                            NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                               1994           1993           1992          1995           1994
                                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Reconciliation of net income to net cash provided
    (used) by operating activities:
    Net income...........................................  $    968,117   $    758,831   $    607,800   $   767,406   $    716,669
    Adjustments to reconcile net income to net cash
      provided (used) by operating activities:
      Provision for loan losses..........................       235,000        315,000        607,000        65,000        165,000
      Depreciation, amortization and accretion...........       156,558         96,587        190,481       111,999        154,787
      (Gain) loss on sale of investment securities.......            --        (89,636)      (218,375)       13,591             --
      Gain on sale of other real estate..................            --         (4,509)            --            --             --
      (Increase) decrease in interest receivable.........      (208,966)        52,817        154,772        (2,898)      (193,494)
      Deferred tax benefit...............................       (38,689)       (14,546)            --            --             --
      (Increase) decrease in other assets................        (7,644)        11,696        290,513      (163,895)       (19,416)
      Increase (decrease) in accrued interest and other
         liabilities.....................................        71,852         73,320        (40,038)      212,252         34,168
      Increase (decrease) in income taxes payable........         8,145       (189,301)       240,376       (66,380)       (15,609)
         Net cash provided by operating activities.......     1,184,373      1,010,259      1,832,529       937,075        842,105
CASH FLOWS FROM INVESTING ACTIVITIES:
  Total purchases of securities available for sale.......    (5,431,511)   (16,400,530)   (26,240,528)   (2,316,652)    (5,137,811)
  Total proceeds from sale of securities available for
    sale.................................................       500,000      5,680,935     16,906,908            --        500,000
  Total maturities of securities available for sale......     3,015,842      9,826,070      7,550,249     2,763,180      2,712,065
  Total purchases of investment securities held to
    maturity.............................................    (2,495,547)            --             --      (331,088)    (2,495,547)
  Total maturities of investment securities held to
    maturity.............................................        21,893             --             --     2,700,000             --
  Net increase in customer loans.........................   (17,203,442)    (6,464,146)    (5,088,154)   (2,425,927)   (12,772,069)
  Loan participations sold...............................     3,134,388        861,054             --     1,376,156      3,134,588
  Purchases of bank premises and equipment...............      (918,631)      (145,124)      (161,222)      (51,146)      (868,262)
  Proceeds from sale of other real estate................            --        147,000             --       315,000             --
    Net cash (used in) provided by investing
      activities.........................................   (19,377,008)    (6,494,741)    (7,032,747)    2,029,523    (14,927,036)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand deposits, NOW accounts and
    savings accounts.....................................     3,255,380      3,902,857      2,174,578       304,438        370,321
  Net increase (decrease) in certificates of deposit.....     2,673,966      1,875,659     (3,769,824)   15,584,925      1,579,517
  Net increase (decrease) in repurchase agreements.......     6,893,520      8,252,756      3,250,986    (5,382,502)     4,291,782
  Dividends paid.........................................      (305,838)      (122,336)            --      (367,245)      (285,449)
  Proceeds from exercise of stock options and warrants...            --             --             --        11,000             --
    Net cash provided by financing activities............    12,517,028     13,908,936      1,655,740    10,150,616      5,956,171
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........    (5,675,607)     8,424,454     (3,544,478)   13,117,214     (8,128,760)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.............    15,682,338      7,257,884     10,802,362    10,006,731     15,682,338
CASH AND CASH EQUIVALENTS, END OF YEAR...................  $ 10,006,731   $ 15,682,338   $  7,257,884   $23,123,945   $  7,553,578
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Securities transferred from the available for sale
    classification into held to maturity, at fair
    value................................................  $ 12,428,543   $         --   $         --   $        --   $ 12,428,543
  Disposal of fully depreciated assets...................  $    393,156   $         --   $         --   $        --   $    393,156
  Acquisition of other real estate through foreclosure
    (included in other assets)...........................  $         --   $         --   $    445,346   $   328,591   $         --
SUPPLEMENTAL INFORMATION:
  Amount paid for interest...............................  $  2,501,685   $  1,995,966   $  2,401,089   $ 2,846,847   $  1,771,783
  Amount paid for taxes..................................       537,133        580,357        184,830       388,000        329,400

                       See notes to financial statements.
                                      A-6

                            BRENTWOOD NATIONAL BANK
                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     BRENTWOOD NATIONAL BANK (the "Bank") was incorporated and began operations in November 1987. The accounting and reporting policies used in the preparation of the financial statements of the Bank conform to generally accepted accounting principles and to general practices within the banking industry. The following captions summarize the significant accounting and reporting policies used in the preparation of the accompanying financial statements.
     INVESTMENT SECURITIES: The Bank adopted Financial Accounting Standards ("FAS ) No. 115 ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES as of December 31, 1993. Under the standard, investment securities are classified as either Held-To-Maturity, Available-For-Sale, or Trading. Held-To-Maturity securities are those which the Bank has the positive intent and ability to hold to maturity and are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method. Available-For-Sale securities are carried at fair value, and unrealized holding gains and losses, net of tax effects, are reported as a separate component of shareholders' equity. The Bank does not currently maintain a trading portfolio.
     During 1994, the Bank transferred certain investment securities from the Available-For-Sale portfolio into the Held-To-Maturity portfolio to reflect the change in the Bank's intent with respect to these securities. The unrealized holding loss at the date of the transfer continues to be reported in a separate component of shareholders' equity and is being amortized over the remaining lives of the securities as an adjustment of yield using the interest method.
     Interest on investment securities is recorded as income as it is earned. Gains or losses on the sale of securities available for sale are determined using the specific identification method.
     LOANS are stated at the amount of unpaid principal. Interest is recognized based upon outstanding principal. Fees charged on loans are recognized over the lives of the respective loans. Accrual of interest on a loan is discontinued when management believes, based on economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of the interest is doubtful. When collection of principal is considered doubtful, all payments received are recorded as principal reductions, with no recognition of interest income.
     THE ALLOWANCE FOR LOAN LOSSES is a valuation allowance available for future potential losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery. Throughout the year management estimates the likely level of future losses to determine whether the allowance for loan losses is adequate to absorb reasonable anticipated losses. Such estimates involve significant management judgments and actual losses could differ significantly. It is the judgment of management that the allowance for loan losses reflected in the balance sheets is adequate to absorb anticipated losses which may exist in the current loan portfolio.
     BANK PREMISES AND EQUIPMENT are recorded at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the period of the lease on the straight-line method.
     REAL ESTATE ACQUIRED THROUGH FORECLOSURE is carried at the lower of cost (primarily the outstanding principal balance of the former loan) or estimated fair value at the time of acquisition, and is included in other assets. Adjustments are made to reflect declines in value subsequent to acquisition, if any, below the recorded amount. Expenses of holding such real estate are charged to operations as incurred.
     INCOME TAXES are accounted for in accordance with FAS No. 109, ACCOUNTING FOR INCOME TAXES, which was adopted effective January 1, 1993. Deferred tax assets and liabilities relate principally to depreciation, the provision for loan losses, and unrealized gains and losses on investment securities available for sale.
     EARNINGS PER SHARE are calculated based on the weighted average shares outstanding which has been adjusted for the dilutive effect of options and warrants to purchase common stock. There were 3,221,137 weighted average number of shares outstanding for 1994, 1993 and 1992.
                                      A-7

                            BRENTWOOD NATIONAL BANK
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued
     RECENT ACCOUNTING PRONOUNCEMENTS: The Bank has not yet adopted FAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, FAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, or FAS No. 119, DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS. These standards must be adopted by the Bank in 1995. Management does not believe that adoption of these pronouncements will have a material impact on the Bank's financial statements.
     STATEMENT OF CASH FLOWS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.
     CERTAIN RECLASSIFICATIONS have been made in the prior year financial statements to conform to the 1994 presentation.
2. INVESTMENT SECURITIES
     The amortized cost and fair values of investment securities at December 31, 1994 are as follows:

                                                                           AMORTIZED     UNREALIZED    UNREALIZED       FAIR
SECURITIES AVAILABLE FOR SALE:                                               COST          GAINS         LOSSES         VALUE
U.S. Treasury and other U.S. Government Agencies.......................   $ 5,349,481     $   6,184     $ 371,154    $ 4,984,511
Obligations of states and political subdivisions.......................     2,720,299         9,676        87,021      2,642,954
Mortgage-backed securities.............................................     8,219,552         6,786       382,104      7,844,234
                                                                          $16,289,332     $  22,646     $ 840,279    $15,471,699
SECURITIES HELD TO MATURITY:
U.S. Government Agencies...............................................   $ 8,636,471     $      --     $ 413,312    $ 8,223,159
Obligations of states and political subdivisions.......................     1,675,714            --        82,534      1,593,180
Mortgage-backed securities.............................................     4,299,780            --       372,010      3,927,770
Other..................................................................       305,850            --            --        305,850
                                                                          $14,917,815     $      --     $ 867,856    $14,049,959

     The amortized cost and fair value of investment securities at December 31, 1993 were as follows:

                                                                           AMORTIZED     UNREALIZED    UNREALIZED       FAIR
SECURITIES AVAILABLE FOR SALE:                                               COST          GAINS         LOSSES         VALUE
U.S. Treasury and other U.S. Government Agencies.......................   $ 9,735,133     $  90,204     $  48,620    $ 9,776,717
Obligations of states and political subdivisions.......................     3,841,012        77,690        15,539      3,903,163
Mortgage-backed securities.............................................    13,200,781       207,509        85,321     13,322,969
Other securities.......................................................       305,850            --            --        305,850
                                                                          $27,082,776     $ 375,403     $ 149,480    $27,308,699

     Proceeds from sales of investment securities during 1994 and 1993 were $500,000 and $5,680,935, respectively. Gross realized gains of $-0-, $95,826, and $-0- and gross realized losses of $-0-, $6,190, and $-0- were recognized during the years ended December 31, 1994, 1993 and 1992, respectively.
                                      A-8

                            BRENTWOOD NATIONAL BANK
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
2. INVESTMENT SECURITIES -- Continued
     The following table shows the maturity distribution of the investment portfolio at December 31, 1994:

                                                                                                   AMORTIZED        FAIR
MATURITY                                                                                             COST           VALUE
SECURITIES AVAILABLE FOR SALE:
  1995.........................................................................................   $ 3,780,388    $ 3,620,899
  1996-1999....................................................................................     3,862,772      3,608,096
  2000-2004....................................................................................       426,620        398,470
  Thereafter...................................................................................            --             --
                                                                                                    8,069,780      7,627,465
     Mortgage-backed securities................................................................     8,219,552      7,844,234
                                                                                                  $16,289,332    $15,471,699

                                                                                                   AMORTIZED        FAIR
MATURITY                                                                                             COST           VALUE
SECURITIES HELD TO MATURITY:
  1995.........................................................................................   $ 3,707,811    $ 3,548,350
  1996-1999....................................................................................     4,599,113      4,346,708
  2000-2004....................................................................................     1,175,757      1,148,116
  Thereafter...................................................................................     1,135,354      1,079,015
                                                                                                   10,618,035     10,122,189
     Mortgage-backed securities................................................................     4,299,780      3,927,770
                                                                                                  $14,917,815    $14,049,959

     Investment securities with a carrying value of $24,972,422 are pledged to secure public deposits, repurchase agreements and for other purposes as required by law at December 31, 1994.
3. LOANS
     Major classifications of loans are as follows:

                                                                                                     1994           1993
Commercial.....................................................................................   $17,251,936    $17,572,385
Real estate....................................................................................    34,024,723     23,276,853
Installment....................................................................................    11,959,678      8,371,949
                                                                                                   63,236,337     49,221,187
Allowance for loan losses......................................................................      (834,714)      (653,618)
                                                                                                  $62,401,623    $48,567,569

     Transactions in the allowance for loan losses were as follows:

                                                                                             1994        1993         1992
Balance, beginning of year..............................................................   $653,618    $ 546,617    $ 463,638
Provision charged to expense............................................................    235,000      315,000      607,000
Loans charged off during year, net of recoveries of $34,837 in 1994, $50,401 in 1993,
  and $1,072 in 1992....................................................................    (53,904)    (207,999)    (524,021)
Balance, end of year....................................................................   $834,714    $ 653,618    $ 546,617

                            BRENTWOOD NATIONAL BANK
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
3. LOANS -- Continued
     As of December 31, 1994 and 1993, the Bank had loans totaling $280,042 and $226,916 on nonaccrual status, respectively. The related forfeited interest on nonaccrual loans totaled $30,513, $17,282 and $15,649 for the years ended December 31, 1994, 1993 and 1992, respectively. The Bank's loans are primarily to individuals and entities concentrated in the Middle Tennessee area.
4. BANK PREMISES AND EQUIPMENT
     A summary of Bank premises and equipment is as follows:

                                                                                                        1994          1993
Land..............................................................................................   $  162,815    $       --
Building..........................................................................................      169,386            --
Leasehold improvements............................................................................      133,491       206,909
Furniture and fixtures............................................................................      461,203       270,397
Equipment.........................................................................................      829,327       753,441
Automobiles.......................................................................................       50,169        50,169
                                                                                                      1,806,391     1,280,916
Less accumulated depreciation.....................................................................     (593,213)     (818,257)
                                                                                                     $1,213,178    $  462,659

     It is the Bank's policy to write off assets as they become fully depreciated.
5. INCOME TAXES
     The provision for income taxes for the years ended December 31, 1994, 1993 and 1992 consists of the following:

                                                                                              1994        1993        1992
Currently payable........................................................................   $536,389    $442,573    $373,628
Deferred.................................................................................    (38,689)    (14,546)    (51,580)
                                                                                            $497,700    $428,027    $322,048

     Net deferred tax assets are comprised of the following:

                                                                                                           1994        1993
Depreciation..........................................................................................   $ (1,780)   $  7,284
Provision for loan losses.............................................................................    181,129     126,872
Unrealized gains and losses on investment securities..................................................    420,340     (85,851)
Other.................................................................................................     (8,366)     (6,235)
                                                                                                         $591,323    $ 42,070

     It is management's opinion, based on the Bank's history of operating earnings and its expectation for the future, that operating income of the Bank will more likely than not be sufficient to fully recognize these deferred tax assets and therefore no valuation allowance is necessary.
     The Bank's tax provision differs from that computed using a 34% federal statutory rate due to state income taxes and the effect of nontaxable interest income.
6. LINE OF CREDIT
     The Bank has entered into a credit arrangement with another lending institution under which the Bank may borrow up to $3,000,000, unsecured, for a period of seven days. No borrowings were outstanding under this agreement at December 31, 1994 or 1993.
7. RELATED PARTY TRANSACTIONS
     Certain officers, directors, employees and related parties were customers of the Bank in the ordinary course of business. Total loans with these individuals amounted to $590,110 and $1,156,656 at December 31, 1994 and 1993, respectively.
                                      A-10

                            BRENTWOOD NATIONAL BANK
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
8. STOCK WARRANTS AND STOCK OPTION PLAN
     Warrants to purchase 1,410,000 shares of common stock have been granted to key organizers of the Bank. The stock purchase warrants entitle the holder to purchase common stock of the Bank at $5.00 per share, the initial offering price. The warrants expire in 1997 and could not be exercised until the date upon which the Bank declared its first cash dividend. Dividends were declared in 1994 and 1993; however, no warrants were exercised.
     In 1988, the shareholders of the Bank approved an incentive stock option plan which allows for the granting of options to employees of the Bank to purchase shares of the Bank's common stock at the fair market value on the date of grant. The Bank has reserved 180,000 shares of common stock for issuance under the plan. At December 31, 1994, 180,000 options were outstanding at option prices of $5.00 and $6.00 per share. These options vest over a three-year period. At December 31, 1994, all options were exercisable. No options were exercised during 1994 or 1993.
9. EMPLOYEE BENEFITS
     On January 1, 1994, the Bank adopted a Section 401(k) Retirement Savings Plan available to all employees meeting certain age requirements. Employee contributions are limited to a percentage of their basic compensation as defined in the Plan and are supplemented by contributions by the Bank, which are subject to vesting requirements. Bank contributions under the Plan totaled $26,765 for the year ended December 31, 1994.
10. COMMITMENTS AND CONTINGENCIES
     UNFUNDED COMMITMENTS: In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These commitments and contingent liabilities include various commitments to extend credit and letters of credit. At December 31, 1994 and 1993, such commitments aggregated $18,399,318 and $15,542,220, respectively. The Bank does not anticipate any losses as a result of these commitments and contingent liabilities.
     LEASES: The Bank leases office space under operating leases. The lease terms provide for the escalation of rents on an annual basis and for various renewal options. Future minimum rental commitments are as follows: $253,776
(1995); $257,318 (1996); $88,686 (1997); $32,886 (1998); $33,760 (1999); and
$49,219 (thereafter). Total lease expense was $236,881, $189,931 and $158,113 for the years ended December 31, 1994, 1993 and 1992, respectively.
11. REGULATORY MATTERS
     The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1994, the Bank is required to have minimum Tier 1 and Total capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 11.3% and 12.7%, respectively. The Bank's leverage ratio at December 31, 1994 was 12.3%.
12. SUBSEQUENT EVENT
     On July 18, 1995, the Bank entered into an agreement to be acquired by First Union Corporation ("First Union") whereby all of the Bank's outstanding common stock is to be exchanged for shares in the acquiring company. The Bank's shareholders are to receive $8.8112 in First Union common stock for each share of the Bank's common stock under the exchange ratio defined in the agreement. Additionally, warrants and options to purchase Bank common stock will be canceled at the effective date of the merger and holders of these instruments will receive cash payments under a formula defined in the agreement. Consummation of the merger is subject to certain conditions, including approval by the Bank's shareholders as well as various regulatory agencies.
                                      A-11

                            BRENTWOOD NATIONAL BANK
                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
1. BASIS OF PRESENTATION
     In the opinion of Management, the accompanying unaudited condensed financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position as of September 30, 1995, and the results of operations and cash flows for the nine months ended September 30, 1995 and 1994. The unaudited consolidated condensed financial statements do not include all of the information and footnotes necessary for a fair presentation of the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and should be read in conjunction with the Bank's financial statements as of and for the year ended December 31, 1994.
2. ALLOWANCE FOR LOAN LOSSES
     Transactions in the allowance for loan losses were as follows:

                                                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                                                                                          1995
Balance, beginning of period..............................................................              $ 834,714
Provision charged to expense..............................................................                 65,000
Loans charged off during the period, net of recoveries of
  $32,247 in 1995 and $15,926 in 1994.....................................................                (19,237)
Balance, end of period....................................................................              $ 880,477
                                                                                                         1994
Balance, beginning of period..............................................................             $ 653,618
Provision charged to expense..............................................................               165,000
Loans charged off during the period, net of recoveries of
  $32,247 in 1995 and $15,926 in 1994.....................................................               (43,816)
Balance, end of period....................................................................             $ 774,802

     As of September 30, 1995 and 1994, the Bank had loans totaling $184,000 and $214,000, respectively, on nonaccrual status.
                                      A-12

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
BASIS OF PRESENTATION
     The following presents management's discussion and analysis of Brentwood's financial condition and results of operations as of the dates and for the periods indicated. The historical financial statements of Brentwood and "Selected Financial Data" derived from the historical financial statements of Brentwood are set forth elsewhere herein. This discussion should be read in conjunction with those financial statements and selected financial data and other financial information included in this Prospectus/Proxy Statement.
GENERAL
     Since its inception in 1987, Brentwood's objectives have been to maximize net income and earnings per share and to increase shareholders' equity. From 1990 through 1994, Brentwood's annual net income increased from $256,000 to $968,000. During the same period, return on average assets increased from approximately .5% to 1.0% and return on average equity increased from 2.6% to 8.2%. From 1990 to 1994, Brentwood's shareholder equity increased from $10.4 million to $11.8 million.
     Management has emphasized maintaining strong asset quality through a credit underwriting and review system. Over the 5-year period ended December 31, 1994, Brentwood had an average net charge-off ratio of .67%, and the ratio was .10% in 1994. At September 30, 1995, non-accrual loans as a percentage of average total loans was .3%.
RESULTS OF OPERATIONS
  NINE MONTHS ENDED SEPTEMBER 30, 1995, COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1994
     Net income increased $51,000 or 7.1% to $767,000 in the nine months ended September 30, 1995 (the "1995 period"), from $717,000 in the nine months ended September 30, 1994 (the "1994 period"). Return on average assets during the 1994 period and the 1995 period was 1.0% and return on average equity was 8.3% during the 1995 period compared to 8.1% during the 1994 period. The increase in net income was the result of increases in net interest income which resulted from increased loan volume.
     Net interest income increased $304,000, or 9.6%, to $3.5 million in the 1995 period from $3.2 million in the 1994 period. Interest income increased $1.6 million and interest expense increased $1.3 million from the 1994 period to the 1995 period. The increase in net interest income was due to a $1.6 million increase in average earning assets offsetting a decrease in the net interest spread (the difference between the average rate earned on earning assets and the average rate paid on interest-bearing liabilities). The increase in average earning assets resulted primarily from increased loan volume.
     Brentwood's net interest spread and net interest margin were 3.53% and 4.58% respectively, in the 1995 period, decreasing 46 basis points and 21 basis points, respectively, from the 1994 period. The decline in net interest spread was primarily due to the fact that rates paid on deposits increased more than rates earned on interest earning assets.
     The provision for loan losses was $65,000 in the 1995 period, compared to $165,000 in the 1994 period. The decrease in the provision was the result of management's assessment that loan loss experience and asset quality had improved sufficiently to allow a reduction in the provision. This assessment was based on the level of the allowance for loan losses as a percentage of period-end loans and non-performing loans, the low level of charge-offs during the 1995 period and signs of continued improvement in the local and national economies. Brentwood's allowance for loan losses as a percentage of its period-end loans was 1.4% at September 30, 1995, and 1.3% at December 31, 1994, and the allowance for loan losses was 2.4 times period-end non-performing loans at September 30, 1995, compared to 1.4 times at December 31, 1994. Brentwood experienced net charge-offs of $19,000 in the 1995 period. See " -- Provision and Allowance for Loan Losses".
     Non-interest income increased $90,000 to $586,000 in the 1995 period, due primarily to an increase in service charge income and fee income from the sale of Small Business Administration ("SBA") loans into the secondary market. Non-interest expense increased $401,000 or 16.6% to $2.8 million in the 1995 period from $2.4 million in the 1994 period, primarily due to the fact that non-interest expense for the 1994 period reflects only six months of salaries and other related expenses of the branch that was opened in April 1994. Brentwood's efficiency ratio in the 1995 period was 69.5%, compared to 66.1% in the 1994 period. See " -- Non-interest Income and Expense".
     Income before income taxes increased $93,000, or 8.7%, to $1.2 million in the 1995 period from $1.1 million in the 1994 period.
                                      A-13

  YEAR ENDED DECEMBER 31, 1994, COMPARED WITH YEAR ENDED DECEMBER 31, 1993
     Brentwood's net income increased $209,000 or 27.6%, to $968,000 in 1994, from $759,000 in 1993. This increase resulted primarily from an increase in net interest income as a result of an increase in the level of earning assets and increases in non-interest income. Return on average assets in 1994 was 1.0% compared to .9% in 1993, and return on average equity was 8.2% in 1994 compared to 6.6% in 1993.
     Net interest income increased $798,000, or 22.5%, to $4.4 million in 1994 from $3.6 million in 1993, as interest income increased $1.4 million and interest expense increased $594,000. The increase in net interest income was due to an increase in average earning assets and an increase in the net interest spread. Average earning assets increased $12.5 million, or 16.1% to $90.6 million in 1994 from $78.1 million in 1993, primarily as a result of increased loan volume.
     The net interest spread increased to 4.02% in 1994 from 3.83% in 1993, and the net interest margin increased to 4.80% in 1994 from 4.55% in 1993. The net interest spread increased due to average rates earned on interest-earning assets increasing more than average rates paid on deposits.
     The provision for loan losses was $235,000 in 1994, a decline of $80,000 from a provision of $315,000 in 1993, primarily as a result of management's assessment that loan loss experience and asset quality had improved sufficiently to allow a reduction in the provision. This assessment was based on the level and trend of the allowance for loan losses as a percentage of period-end loans and non-performing assets, the low level of net charge-offs during 1994, increased confidence of management in its ability to identify problem credits under Brentwood's loan review system, and indications of stability or improvement in the local and national economies. Despite the lower provision expense during 1994, Brentwood's allowance for loan losses as a percentage of its period-end loans was 1.3% at December 31, 1994 and December 31, 1993, and the allowance for loan losses was 1.4 times period-end non-performing loans at December 31, 1994, compared to 2.9 times at December 31, 1993. Brentwood had net charge-offs of $54,000 in 1994, resulting in a ratio of net charge-offs to average loans of .10%, a decrease from .45% in 1993. See " -- Provision and Allowance for Loan Losses".
     Non-interest income increased $12,000, or 1.9%, to $634,000 in 1994 from $622,000 in 1993. The increase in non-interest income was primarily the result of an increase in other operating income of approximately $96,000 which reflected an increase in fee income from mortgage loan originations and sales of SBA loans into the secondary market, but which was offset by a decrease of approximately $90,000 in securities gains from 1993 to 1994. Excluding the impact of securities gains, non-interest income increased $102,000 or 19.1% to $634,000 in 1994 from $532,000 in 1993. See " -- Non-Interest Income and
Expense -- Non-interest Income".
     Non-interest expense increased $611,000, or 22.9%, to $3.3 million in 1994 from $2.7 million in 1993 primarily as a result of increased salaries and employee benefits expense as well as operational expenses resulting from growth in deposits and loans. See " -- Non-Interest Income and Expense -- Non-Interest Expense".
  YEAR ENDED DECEMBER 31, 1993, COMPARED TO YEAR ENDED DECEMBER 31, 1992
     Net income increased $151,000, or 24.8%, to $759,000 in 1993 from $608,000 in 1992. This increase was primarily the result of Brentwood's higher net interest income and non-interest income and a lower provision for loan losses during the period. Return on average assets for 1993 was .92% compared to .79% for 1992, and return on average equity was 6.6% in 1993 compared to 5.6% in 1992.
     Net interest income increased $203,000 or 6.1%, to $3.6 million in 1993 from $3.4 million in 1992. The increase in net interest income resulted from an improvement in the net interest spread and an increase in average earning assets.
     Net interest spread increased 19 basis points to 3.83% from 3.64%, as a result of a higher loan to deposit ratio and a stable interest rate environment. The increase in loans resulted primarily from an improved local and national economy with a resulting increase in business activity and loan demand. Brentwood's net interest margin in 1993 was 4.55%, compared to 4.61% in 1992.
     The provision for loan losses was $315,000 in 1993, compared to $607,000 in 1992. Brentwood's allowance for loan losses as a percentage of its period-end loans was 1.3% at December 31, 1993, and December 31, 1992, and the allowance for loan losses was 2.9 times period-end non-performing loans at December 31, 1993, compared to 1.6 times at December 31, 1992. The decrease in provision expense during 1993 was attributable to a decrease in loan losses from 1992. Brentwood had net charge-offs of $208,000 in 1993, resulting in a ratio of net charge-offs to average loans of .45%. See " -- Provision and Allowance for Loan Losses".
                                      A-14

     Non-interest income increased $37,000, or 6.4%, to $622,000 in 1993 from $584,000 in 1992. Excluding the impact of securities gains, non-interest income increased $166,000 or 45.4% to $532,000 in 1993 from $366,000 in 1992. The increase resulted primarily from increased fee income from the sale of residential mortgage loans. Brentwood's mortgage loan department was in operation for a full year in 1993 but for only a portion of 1992. See
" -- Non-Interest Income and Expense -- Non-Interest Income".
     Non-interest expense increased $275,000, or 11.5%, to $2.7 million in 1993 from $2.4 million in 1992 due to an increase in salaries and employee benefits expenses as a result of an increase in the number of employees. Brentwood's efficiency ratio was 64.0% in 1993 compared to 61.0% in 1992. See
" -- Non-Interest Income and Expense -- Non-Interest Expense".
NET INTEREST INCOME
     GENERAL. The largest component of Brentwood's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rate earned on Brentwood's earning assets and the rate paid on its interest-bearing liabilities, the relative amounts of earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its earnings assets and interest-bearing liabilities. Net interest income divided by average earning assets represents Brentwood's net interest margin.
     AVERAGE BALANCES, INCOME, EXPENSES AND RATES. The following tables depict, on a tax-equivalent basis for the periods indicated, certain information related to Brentwood's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities.
                                      A-15

                AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                             (DOLLARS IN THOUSANDS)

                                                                            YEAR ENDED DECEMBER 31,
                                                             1992                         1993                    1994
                                                  AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/
                                                  BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE    BALANCE   EXPENSE
ASSETS
Earning assets:
  Loans (1).....................................  $41,484   $3,563     8.59%   $45,790   $3,800     8.30%   $54,801   $4,933
  Securities:
    Taxable.....................................   27,071    1,937     7.16     25,073    1,465     5.84     26,294    1,582
    Tax-exempt (2)..............................      917       68     7.42      2,278      150     6.58      3,613      225
  Funds sold....................................    3,313      118     3.56      4,919      145     2.95      5,892      231
    Total earning assets (2)....................   72,785    5,686     7.81     78,060    5,560     7.12     90,600    6,971
Cash and due from banks.........................    3,295                        4,181                        4,541
Premises and equipment..........................      413                          475                          977
Other assets....................................    1,180                          865                        1,048
Allowance for loan losses.......................     (505)                        (601)                        (714)
Reserve for investment losses...................     (131)                         (39)                          --
    Total assets................................  $77,037                      $82,941                      $96,452
LIABILITIES
Interest-bearing liabilities:
  Interest-bearing transaction accounts.........  $ 9,168      256     2.79    $ 5,132      114     2.22    $ 4,720      104
  Savings and money market deposits.............   18,766      653     3.48     19,731      539     2.73     22,297      716
  Time deposits.................................   25,976    1,359     5.23     24,623    1,038     4.22     28,369    1,223
  Other short-term borrowings...................    1,636       49     3.00     10,231      276     2.70     14,364      518
    Total interest-bearing liabilities..........   55,546    2,317     4.17     59,717    1,967     3.29     69,750    2,561
Demand deposits.................................   10,179                       11,342                       14,514
Accrued interest and other liabilities..........      367                          303                          336
Shareholders' equity............................   10,945                       11,579                       11,852
    Total liabilities and shareholders'
      equity....................................  $77,037                      $82,941                      $96,452
Net interest spread.............................                       3.64%                        3.83%
Net interest income/margin on a taxable
  equivalent basis..............................             3,369     4.63%              3,593     4.60%              4,410
Taxable equivalent adjustment...................                17                           38                           57
Net interest income/margin......................            $3,352     4.61%             $3,555     4.55%             $4,353
                                                  YIELD/
                                                   RATE
ASSETS
Earning assets:
  Loans (1).....................................   9.00%
  Securities:
    Taxable.....................................   6.02
    Tax-exempt (2)..............................   6.23
  Funds sold....................................   3.92
    Total earning assets (2)....................   7.69
Cash and due from banks.........................
Premises and equipment..........................
Other assets....................................
Allowance for loan losses.......................
Reserve for investment losses...................
    Total assets................................
LIABILITIES
Interest-bearing liabilities:
  Interest-bearing transaction accounts.........   2.20
  Savings and money market deposits.............   3.21
  Time deposits.................................   4.31
  Other short-term borrowings...................   3.61
    Total interest-bearing liabilities..........   3.67
Demand deposits.................................
Accrued interest and other liabilities..........
Shareholders' equity............................
    Total liabilities and shareholders'
      equity....................................
Net interest spread.............................   4.02%
Net interest income/margin on a taxable
  equivalent basis..............................   4.87%
Taxable equivalent adjustment...................
Net interest income/margin......................   4.80%

(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2) Tax-equivalent adjustments have been based on an assumed tax rate of 34 percent and do not give effect to the disallowance for federal income tax purposes of interest expense related to certain tax-exempt assets.
                                      A-16

                                                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                                                  1994                           1995
                                                                       AVERAGE   INCOME/   YIELD/    AVERAGE    INCOME/   YIELD/
                                                                       BALANCE   EXPENSE   RATE(3)   BALANCE    EXPENSE   RATE(3)
ASSETS
Earning assets:
  Loans (1)..........................................................  $53,078   $3,487      8.76%   $ 65,268   $4,876      9.96%
  Securities:
     Taxable.........................................................   26,098    1,168      5.97      25,875    1,189      6.13
     Tax-exempt (2)..................................................    3,602      169      6.25       3,987      193      6.45
  Funds sold.........................................................    6,635      183      3.68       7,546      332      5.87
     Total earning assets (2)........................................   89,413    5,007      7.47     102,676    6,590      8.56
Cash and due from banks..............................................    4,528                          5,400
Premises and equipment...............................................      896                          1,182
Other assets.........................................................      977                          1,444
Allowance for loan losses............................................     (692)                          (890)
Reserve for investment losses........................................       --                             --
     Total assets....................................................  $95,122                       $109,812
LIABILITIES
Interest-bearing liabilities:
  Interest-bearing transaction accounts..............................  $ 4,634       76      2.19    $  4,994       83      2.22
  Savings and money market deposits..................................   22,156      500      3.01      21,610      704      4.34
  Time deposits......................................................   28,102      866      4.11      39,510    1,736      5.86
  Other short-term borrowings........................................   13,793      350      3.38      15,237      542      4.74
     Total interest-bearing liabilities..............................   68,685    1,792      3.48      81,351    3,065      5.02
Demand deposits......................................................   14,284                         15,644
Accrued interest and other liabilities...............................      300                            497
Shareholders' equity.................................................   11,853                         12,320
     Total liabilities and shareholders' equity......................  $95,122                       $109,812
Net interest spread..................................................                        3.99%                          3.54%
Net interest income/margin on a taxable equivalent basis.............             3,215      4.79%               3,525      4.58%
Taxable equivalent adjustment........................................                43                             49
Net interest income/margin...........................................            $3,172      4.73%              $3,476      4.51%

(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2) Tax-equivalent adjustments have been based on an assumed tax rate of 34 percent and do not give effect to the disallowance for federal income tax purposes of interest expense related to certain tax-exempt assets.
(3) Annualized.
     ANALYSIS OF CHANGES IN NET INTEREST INCOME. The following tables set forth on a tax-equivalent basis, the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1992 to 1993 and 1993 to 1994 and between the nine-month periods ended September 30, 1995, and 1994. For purposes of these tables, changes which are not solely attributable to volume or rate have been allocated to volume and rate on a prorata basis.
                                      A-17

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                           1993 COMPARED WITH 1992     1994 COMPARED WITH 1993
                                                                               VARIANCE DUE TO             VARIANCE DUE TO
                                                                           VOLUME    RATE     TOTAL    VOLUME    RATE    TOTAL
EARNING ASSETS
  Loans.................................................................   $ 351     $(114)   $ 237     $792     $341    $1,133
  Securities:
     Taxable............................................................    (135 )    (337)    (472)      73       44       117
     Tax-exempt.........................................................      89        (7)      82       83       (8)       75
  Funds sold............................................................      42       (15)      27       32       54        86
     Total interest income..............................................     346      (473)    (126)     980      431     1,411
INTEREST-BEARING LIABILITIES
  Interest-bearing deposits:
     Interest-bearing transaction accounts..............................     (97 )     (45)    (142)      (9)      (1)      (10)
     Savings and market rate investments................................      36      (150)    (114)      75      102       177
     Certificates and other time deposits...............................     (68 )    (253)    (321)     161       24       185
       Total interest-bearing deposits..................................    (129 )    (448)    (577)     227      125       352
  Other short-term borrowings...........................................     231        (4)     227      132      110       242
       Total interest expense...........................................     102      (452)    (350)     359      235       594
       Net interest income on a taxable equivalent basis................   $ 244     $ (20)     224     $620     $197       817
       Less taxable equivalent adjustment...............................                         21                          19
       Net interest income..............................................                      $ 203                      $  798

                                                                                                NINE MONTHS ENDED SEPTEMBER
                                                                                                         30, 1995
                                                                                                    COMPARED WITH 1994
                                                                                                      VARIANCE DUE TO
                                                                                               VOLUME      RATE       TOTAL
EARNING ASSETS
  Loans.....................................................................................    $870       $ 519      $1,389
  Securities:
     Taxable................................................................................     (10)         31          21
     Tax-exempt.............................................................................      18           6          24
  Funds sold................................................................................      28         121         149
       Total interest income................................................................     906         677       1,583
INTEREST-BEARING LIABILITIES
  Interest-bearing deposits:
     Interest-bearing transaction accounts..................................................       6           1           7
     Savings and market rate investments....................................................     (12)        216         204
     Certificates and other time deposits...................................................     425         445         870
       Total interest-bearing deposits......................................................     419         662       1,081
  Other short-term borrowings...............................................................      40         152         192
       Total interest expense...............................................................     458         815       1,273
       Net interest income on a taxable equivalent basis....................................    $448       $(138)        310
       Less taxable equivalent adjustment...................................................                               6
       Net interest income..................................................................                          $  304

     INTEREST SENSITIVITY. Brentwood monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by Brentwood is the measurement of Brentwood's interest sensitivity "gap", which is the positive or
                                      A-18
negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability.
     Brentwood evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest sensitivity risk. Brentwood uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.
     The following table illustrates Brentwood's interest rate sensitivity at September 30, 1995, assuming the relevant assets and liabilities are collected and paid, respectively, in accordance with their stated maturities.
                              INTEREST SENSITIVITY
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

                                                                                    SEPTEMBER 30, 1995
                                                                                                         GREATER THAN
                                                                           AFTER THREE     AFTER ONE      FIVE YEARS
                                                             WITHIN          THROUGH        THROUGH           OR
                                                          THREE MONTHS    TWELVE MONTHS    FIVE YEARS    NONSENSITIVE     TOTAL
ASSETS
Earnings Assets (1)
  Loans................................................     $ 30,660         $10,647        $ 20,074       $  2,471      $ 63,852
  Securities...........................................        6,745           1,987           8,513         10,993        28,238
  Funds sold...........................................       16,200              --              --             --        16,200
     Total earning assets..............................     $ 53,605         $12,634        $ 28,587       $ 13,464      $108,290
LIABILITIES
Interest-bearing liabilities
  Interest-bearing deposits
     Non-maturity interest-bearing deposits............           --              --              --         26,942        26,942
     Time deposits (2).................................       17,307          18,717           8,501             --        44,525
     Total interest-bearing deposits...................       17,307          18,717           8,501         26,942        71,467
  Other short-term borrowings..........................       13,250              --              --             --        13,250
     Total interest-bearing liabilities................       30,557          18,717           8,501         26,942        84,717
  Period gap...........................................     $ 23,048         ($6,083)       $ 20,086       ($13,478)     $ 23,573
  Cumulative gap.......................................     $ 23,048         $16,965        $ 37,051       $ 23,573
  Ratio of cumulative gap to total earning assets......         21.3%           15.7%           34.3%          21.8%

(1) Excludes nonaccrual loans and securities.
(2) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.
     Brentwood generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally would benefit from decreasing market rates of interest when it is liability-sensitive.
     Brentwood is asset sensitive over the three-month, one-year and five-year time frames. Brentwood's gap analysis, however, is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not effect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits (for example savings accounts) may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates, such as those paid on non-core deposits (for example time deposits of greater than $100,000). Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.
                                      A-19

PROVISION AND ALLOWANCE FOR LOAN LOSSES
     GENERAL. Brentwood has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, Brentwood's management recommends and the Brentwood Board approves, the appropriate level for the allowance for loan losses based on the results of the internal monitoring and reporting system, analysis of economic conditions in its market, and a review of historical statistical data for both Brentwood and other financial institutions. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The adequacy of the allowance for loan losses and the effectiveness of Brentwood's monitoring and analysis system are also reviewed periodically by banking regulators and Brentwood's independent auditors.
     Additions to the allowance for loan losses, which are expensed as the provision for loan losses on Brentwood's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the amount of loan losses charged against the reserve during a given period, the amount of recoveries of loan losses during that period, and the overall level of the allowance required.
     The following table summarizes certain information with respect to Brentwood's allowance for loan losses and the composition of charge-offs and recoveries for each of the last five years and for the 1995 period and 1994 period.
                           ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                                                              NINE MONTHS
                                                                                                            ENDED SEPTEMBER
                                                                  YEAR ENDED DECEMBER 31,                         30,
                                                     1990       1991       1992       1993       1994       1994       1995
Total loans outstanding at end of period, net of
  unearned income................................   $36,701    $39,262    $43,826    $49,221    $63,236    $58,815    $63,938
Average amount of loans outstanding, net of
  unearned income................................   $32,861    $37,578    $41,483    $45,790    $54,801    $53,078    $65,268
Balance of allowance for loan losses at beginning
  of period......................................   $   271    $   366    $   464    $   547    $   654    $   654    $   835
Loans charged off................................      (105)      (467)      (525)      (258)       (89)       (60)       (51)
Recoveries of previous loan losses...............        --          4          1         50         35         16         32
Net (charge-offs) recoveries.....................      (105)      (463)      (524)      (208)       (54)       (44)       (19)
Provision for loan losses........................       200        561        607        315        235        165         65
Balance of allowance for loan losses at end of
  period.........................................   $   366    $   464    $   547    $   654    $   835    $   775    $   881
Allowance for loan losses to period-end loans....       1.0%       1.2%       1.3%       1.3%       1.3%       1.3%       1.4%
Net charge-offs (recoveries) to average loans....       .32%      1.23%      1.26%       .45%       .10%       .11%(1)     .04%(1)

(1) Annualized.
     The provision for loan losses was $65,000 in the 1995 period, compared to $165,000 in the 1994 period. The decrease in the provision was the result of management's assessment that loan loss experience, as reflected by the continued low rate of net charge-offs to average loans of .03% during the 1995 period, and asset quality, as reflected by the decrease in the ratio of non-performing assets to period-end loans from .9% to .6% during the 1995 period, had improved sufficiently to allow for an allowance level which was, as a percentage of period-end loans, slightly less at the end of the 1994 period.
     ALLOCATION OF ALLOWANCE. Brentwood has historically not allocated the allowance for loan losses by loan categories, but evaluated adequacy for loan losses on an overall portfolio basis.
     NON-PERFORMING ASSETS. The following table presents Brentwood's non-performing assets for the dates indicated.
                                      A-20

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                                                              DECEMBER 31,                     SEPTEMBER 30,
                                                               1990      1991      1992     1993     1994     1994      1995
Nonaccrual loans............................................   $126     $  249     $249     $227     $280     $ 214     $ 184
Loans Past Due 90 days or more..............................    150         40       83       --      298       350       285
  Total nonperforming loans.................................    276        289      332      227      578       564       469
Other real estate owned.....................................    620        564      131       --       --        --        --
  Total nonperforming assets................................   $896     $  853     $463     $227     $578     $ 564     $ 469
Restructured loans..........................................   $ 89     $1,378     $128     $ 55     $ 83     $  71     $  13
Allowance for loan losses to period-end loans...............    1.0%       1.2%     1.3%     1.3%     1.3%      1.3%      1.3%
Allowance for loan losses to period-end nonperforming
  loans.....................................................    1.3x       1.6x     1.6x     2.9x     1.4x     1.4x      1.9x
Allowance for loan losses to period-end nonperforming
  assets....................................................    .41%       .54%     1.2x     2.9x     1.4x     1.4x      1.9x
Net charge-offs to average loans............................    .32%      1.23%    1.26%     .45%     .10%      .11%(1)   .04%(1)
Nonperforming assets to period end loans....................    2.4%      2.17%    1.06%     .46%     .91%      .96%      .73%

(1) Annualized.
     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on non-accrual status when it becomes 90 days or more past due. In certain cases, management determines that the likelihood of recovery of some loans that are 90 days or more past due is not sufficiently in doubt to place such loans on a non-accrual status. In such cases, however, management includes the loan in its determination of non-performing loans. When a loan is placed on non-accrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write down or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. During the 1995 period, and in years 1994, 1993 and 1992, respectively, approximately $4,000, $31,000, $17,000 and $16,000 in additional interest income would have been recognized if Brentwood's non-accrual loans had been current in accordance with their original terms.
     Total non-accrual loans decreased $96,000 to $184,000 at September 30, 1995. This decrease was due primarily to strong local economic conditions during the 1995 period. Non-accrual loans were .3% of total loans at September 30, 1995. The allowance for loan losses to period-end non-accrual loans was 479% at September 30, 1995, compared to 298% at December 31, 1994.
     POTENTIAL PROBLEM LOANS. A potential problem loan is one where management has serious doubts as to the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest, and accordingly, they are not included in the non-accrual loan category. Management monitors these loans closely in order to ensure that Brentwood's interest are protected. At September 30, 1995, Brentwood held 14 loans considered by management to be potential problem loans totaling approximately $1.1 million. The level of potential problem loans is factored into the determination of the adequacy for loan losses.
NON-INTEREST INCOME AND EXPENSE
     NON-INTEREST INCOME. The largest component of non-interest income is service charges on deposit accounts, which totalled $330,000 in 1994, a 1.7% increase over the 1993 level of $324,000. Securities gains decreased $90,000 in 1994, compared to 1993. Other non-interest income increased $96,000 primarily due to increased fee income from the sale of residential mortgage loans.
                                      A-21

     The following table sets forth, for the periods indicated, the principal components of non-interest income.
                              NON-INTEREST INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                                                       YEAR ENDED DECEMBER
                                                                                                               31,
                                                                                                      1992     1993     1994
Service charges on deposit accounts................................................................   $268     $324     $330
Mortgage origination fees..........................................................................     57      123      138
Fees from the sale of SBA loans....................................................................     --       47      100
Other..............................................................................................     41       38       66
Securities gains (losses)..........................................................................    218       90       --
     Total non-interest income.....................................................................   $584     $622     $634

     NON-INTEREST EXPENSE. The following table sets forth, for the periods indicated, the principal components of non-interest expense.
                              NON-INTEREST EXPENSE
                   (AMOUNTS IN THOUSANDS EXCEPT PERCENTAGES)

                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                                  1992       1993       1994
Salaries and employee benefits................................................................   $1,182     $1,471     $1,894
Net occupancy expense.........................................................................      201        196        254
Furniture and equipment expense...............................................................      178        180        241
Advertising...................................................................................      110        106        120
Director fees.................................................................................       12         26         29
Data processing...............................................................................       16         16         17
Insurance.....................................................................................       26         28         31
Banking assessments...........................................................................      170        173        192
Professional fees.............................................................................      111        117         90
Postage, freight and couriers.................................................................       29         36         41
Supplies......................................................................................       71         89         90
Travel and education..........................................................................       22         22         31
Other.........................................................................................      271        214        256
     Total non-interest expense...............................................................   $2,399     $2,674     $3,286
Efficiency ratio..............................................................................     64.5%      65.4%      65.9%

     Salaries and employee benefits increased $423,000, or 28.8%, to $1.9 million in 1994 from $1.5 million in 1993 due primarily to an increase in the number of employees from 35 to 50. Brentwood's efficiency ratio, which is non-interest expense as a percentage of net interest income plus non-interest income, net of gains and losses on the sale of assets, was 65.9% in 1994 compared to 65.4% in 1993 and 64.5% in 1992.
EARNING ASSETS
     LOANS. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $54.8 million in 1994 compared to $45.8 million in 1993, an increase of $9.0 million or 19.7%. At December 31, 1994, total loans were $63.2 million compared to $49.2 million at December 31, 1993.
     In 1994, growth in Brentwood's loan portfolio accelerated as the local and national economies improved and as management continued to market Brentwood's products and services. The following table shows the composition of Brentwood's loan portfolio by category at the dates indicated.
                                      A-22

                         COMPOSITION OF LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                                          DECEMBER 31,
                                        1990                  1991                  1992                  1993            1994
                                           PERCENT               PERCENT               PERCENT               PERCENT
                                 AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT
Commercial and industrial......  $18,482      50.3%    $17,995      45.9%    $17,819      40.6%    $19,915      40.4%    $23,039
Real estate
  Construction.................    1,088       3.0       1,625       4.1       2,428       5.5       4,304       8.7       5,971
  Mortgage -- residential......    8,101      22.0       8,568      21.8      11,458      26.1      13,299      27.0      17,947
  Mortgage -- commercial.......    3,652      10.0       4,765      12.1       6,061      13.8       6,829      13.9      11,085
  Mortgage -- other............      317        .9         314        .8         546       1.3         316        .6         331
Consumer.......................    4,992      13.6       5,508      14.0       5,089      11.6       4,227       8.6       4,309
Other..........................       69        .2         512       1.3         467       1.1         382        .8         650
  Total gross loans............   36,701     100.0%     39,287     100.0%     43,868     100.0%     49,272     100.0%     63,332
Unearned income................       --                    25                    42                    51                    96
  Total loans net of unearned
    income.....................   36,701                39,262                43,826                49,221                63,236
Allowance for loan losses......      366                   464                   546                   654                   835
  Total net loans..............  $36,335               $38,798               $43,280               $48,567               $62,401
                                 <
                                 PERCENT
                                 OF TOTAL
                                 <
Commercial and industrial......     36.4%
Real estate
  Construction.................      9.4
  Mortgage -- residential......     28.3
  Mortgage -- commercial.......     17.5
  Mortgage -- other............       .5
Consumer.......................      6.8
Other..........................      1.1
  Total gross loans............    100.0%
Unearned income................
  Total loans net of unearned
    income.....................
Allowance for loan losses......
  Total net loans..............

     The principal component of Brentwood's loan portfolio is real estate loans. At year-end 1994, this category totalled $35.0 million and represented 55.3% of the total loan portfolio, compared to $24.7 million, or 50.1% of the total loan portfolio at December 31, 1993. Real estate loans increased 42.8% in 1994, compared to growth of 17.8% in 1993, primarily due to lower mortgage loan rates during 1993.
     In the context of this discussion, a "real estate loan" is defined as any loan secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in Brentwood's market to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.
     Commercial and industrial loans, which is the largest single category of Brentwood's loans, increased $3.1 million, or 15.7% to $23.0 million at December 31, 1994, from $19.9 million at December 31, 1993. The growth in 1994 occurred primarily as a result of an increase in demand for business loans as a result of a more favorable local and national economy. Residential mortgage loans increased $4.6 million, or 35.0%, to $17.9 million at December 31, 1994, from $13.3 million at December 31, 1993. Non-residential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farm land increased $4.3 million, or 59.8%, to $11.4 million at December 31, 1994, from $7.1 million at December 31, 1993. The increase in non-residential mortgage loans also reflects the growth of Brentwood's lending for commercial real estate purposes and an increase in commercial loans in which a security interest in real estate was obtained as additional collateral. Consumer loans increased $82,000, or 1.9%, to $4.3 million in 1994, from $4.2 million in 1993.
     The repayment of loans in the loan portfolio as they mature is also a source of liquidity for Brentwood. The following table sets forth Brentwood's loans maturing within specified intervals at December 31, 1994.
                                      A-23

      LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES
                             (DOLLARS IN THOUSANDS)

                                                                                             DECEMBER 31, 1994
                                                                                            OVER
                                                                                          ONE YEAR
                                                                            ONE YEAR       THROUGH          OVER
                                                                            OR LESS      THREE YEARS     THREE YEARS      TOTAL
Commercial and industrial................................................   $ 8,590        $ 1,613         $ 7,049       $17,252
Real estate -- construction..............................................    15,301          6,795          11,929        34,025
Real estate -- installment loans.........................................     4,598          4,467           2,895        11,960
                                                                            $28,489        $12,875         $21,873       $63,237
Loans maturing after one year with:
  Fixed interest rates...................................................   $16,203        $ 7,919         $12,391       $36,513
  Floating interest rates................................................   $26,724             --              --        26,724
                                                                                                                         $63,237

     The information presented in the above table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio.
     INVESTMENT SECURITIES. The investment securities portfolio is a significant component of Brentwood's total earning assets. Total securities averaged $29.9 million in 1994, compared to $27.4 million in 1993. At December 31, 1994, the total securities portfolio was $30.4 million. The increase in the portfolio was primarily due to an increase in deposits and management's decision to invest those funds in investment securities in order to maintain the desired liquidity for Brentwood's asset portfolio.
     The following table sets forth the book value of the securities held by Brentwood at the dates indicated.
                            BOOK VALUE OF SECURITIES
                             (DOLLARS IN THOUSANDS)

                                                                                                      DECEMBER 31,
                                                                                              1992        1993        1994
U.S. Treasury and other U.S. government agencies..........................................   $ 9,399     $ 9,777     $13,621
State, county and municipal securities....................................................     1,556       3,903       4,319
Mortgage-backed securities................................................................    14,861      13,323      12,144
Other.....................................................................................       306         306         306
     Total securities.....................................................................   $26,122     $27,309     $30,390

     The following table shows the schedule maturities and average yields of securities held at December 31, 1994.
             INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS
                             (DOLLARS IN THOUSANDS)

                                                                            DECEMBER 31, 1994
                                                                                                                    AFTER
                                                                         AFTER ONE BUT         AFTER FIVE BUT        TEN
                                                 WITHIN ONE YEAR       WITHIN FIVE YEARS      WITHIN TEN YEARS      YEARS
                                               AMOUNT    YIELD (1)    AMOUNT    YIELD (1)    AMOUNT    YIELD (1)    AMOUNT
U.S. Treasury...............................   $ 500        8.40%     $1,100       5.55%     $  --          --%     $  --
U.S. government agencies....................   8,229        5.17      5,754        5.70      3,962        7.71      6.958
State and political subdivisions............     581        4.66      1,252        4.93      1,102        4.48        830
Other.......................................     200        9.00        339        5.39         --          --         --
     Total..................................   $9,510                 $8,445                 $5,064                 $7,788
                                              YIELD (1)
U.S. Treasury...............................       --%
U.S. government agencies....................     6.29
State and political subdivisions............     5.40
Other.......................................       --
     Total..................................

(1) Computed on a tax-equivalent basis utilizing a 34% tax rate.
     SHORT-TERM INVESTMENTS. Short-term investments, which consist primarily of federal funds sold, averaged $5.9 million in 1994, compared to $4.9 million in 1993. At December 31, 1994, short-term investments totalled $3.2 million. At September 30, 1995, short-term investments were $16.2 million to provide liquidity for the anticipated withdrawal of certain municipal funds in early October 1995. These funds are a source of Brentwood's liquidity and are generally invested on an over-night basis.
DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES
     Average interest-bearing liabilities increased $10.0 million, or 16.8%, to $69.7 million in 1994, from $59.7 million in 1993. Average interest-bearing deposits increased $5.9 million, or 11.9%, to $55.4 million in 1994, from $49.5 million in 1993. These increases resulted from increases in all categories of interest-bearing liabilities.
     DEPOSITS. Average total deposits increased $9.1 million, or 14.9%, to $69.9 million during 1994, from $60.8 million during 1993. At December 31, 1994, total deposits were $74.5 million compared to $68.5 million at December 31, 1993, an increase of 8.7%.
     The following table sets forth the deposits of Brentwood by category at the dates indicated.
                                    DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                                                      DECEMBER 31,
                               1990                     1991                     1992                     1993              1994
                                   PERCENT                  PERCENT                  PERCENT                  PERCENT
                       AMOUNT    OF DEPOSITS    AMOUNT    OF DEPOSITS    AMOUNT    OF DEPOSITS    AMOUNT    OF DEPOSITS    AMOUNT
Demand deposit
  accounts...........  $ 4,404        9.7%      $ 8,871       13.8%      $10,600       16.9%      $16,736       24.4%      $17,705
NOW accounts and
  Money market
  accounts...........   16,150       35.8        26,987       41.9        27,211       43.3        24,458       35.7        26,129
Savings..............      188         .4           343         .5           565         .9         1,085        1.6         1,700
Time deposits less
  than $100,000......   12,987       28.8        14,324       22.3        12,817       20.4        12,801       18.7        14,829
Time deposits of
  $100,000 or over...   11,406       25.3        13,837       21.5        11,573       18.5        13,465       19.6        14,111
    Total deposits...  $45,135      100.0%      $64,362      100.0%      $62,766      100.0%      $68,545      100.0%      $74,474
                       <
                         PERCENT
                       OF DEPOSITS
                       <
Demand deposit
  accounts...........      23.7%
NOW accounts and
  Money market
  accounts...........      35.1
Savings..............       2.3
Time deposits less
  than $100,000......      19.9
Time deposits of
  $100,000 or over...      19.0
    Total deposits...     100.0%

     Core deposits, which excludes certificates of deposit of $100,000 or more, provide a relatively stable funding source for Brentwood's loan portfolio and other earning assets. Brentwood's core deposits increased $5.3 million in 1994.
                                      A-25

     Deposits, and particularly core deposits, have historically been Brentwood's primary source of funding and have enabled Brentwood to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be Brentwood's primary source of funding in the future. Brentwood's loan-to-deposit ratio was 84.9% at December 31, 1994, and 71.8% at December 31, 1993. The maturity distribution of Brentwood's time deposits over $100,000 at December 31, 1994, is shown in the following table.
                     MATURITIES OF CERTIFICATES OF DEPOSIT
                  AND OTHER TIME DEPOSITS OF $100,000 OR MORE
                             (DOLLARS IN THOUSANDS)

                                                                                     DECEMBER 31, 1994
                                                                            AFTER
                                                                            THREE         AFTER SIX
                                                             WITHIN        THROUGH         THROUGH           AFTER
                                                          THREE MONTHS    SIX MONTHS    TWELVE MONTHS    TWELVE MONTHS     TOTAL
Certificates of deposit of $100,000 or more............      $3,659         $4,459         $ 2,150          $ 3,842       $14,110
     Total.............................................      $3,659         $4,459         $ 2,150          $ 3,842       $14,110

     Approximately 25.9% of Brentwood's time deposits over $100,000 had scheduled maturities within three months. Large certificates of deposit customers tend to be extremely sensitive of interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposit obtained through brokers. These broker deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, Brentwood does not buy broker deposits.
CAPITAL
     Under the capital guidelines of the OCC, Brentwood is currently required to maintain a minimum risk-based total capital ratio of 8%, with at least 4% being Tier 1 capital. For Brentwood, Tier 1 capital consists of common shareholders equity. In addition, Brentwood must maintain a minimum Tier 1 leverage ratio (Tier 1 capital to total assets) of at least 3%.
     Brentwood exceeded its regulatory capital ratio requirements at December 31, 1992, 1993, 1994, and September 30, 1995, as set forth in the following table.
                              ANALYSIS OF CAPITAL
                             (DOLLARS IN THOUSANDS)

                                                                                      DECEMBER 31,              SEPTEMBER 30,
                                                                             1992        1993         1994          1995
Tier 1 capital...........................................................   $11,277     $11,853     $ 12,515      $  12,720
Tier 2 capital...........................................................       546         654          835            592
     Total qualifying capital............................................   $11,823     $12,507     $ 13,350      $  13,312
Risk-adjusted total assets (including off-balance sheet exposures).......   $74,255     $90,156     $104,961      $ 120,012
Tier 1 risk-based capital ratio (4.00% required minimum).................     15.19%      13.01%       11.27%         10.60%
Total risk-based capital ratio (8.00% required minimum)..................     15.92       13.72        12.72          11.09
Tier 1 leverage ratio (4.00% required minimum)...........................     14.45       14.46        12.30          11.58

LIQUIDITY MANAGEMENT AND CAPITAL RESOURCES
     Liquidity management involves monitoring Brentwood's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, Brentwood will not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.
     Increased liquidity in typical interest rate environments often involves investing in earning assets with shorter maturities with reduced opportunities to maximize profitability. Liquidity management is made more complex because different balance
                                      A-26
sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is predictable and subject to a relatively high degree of control at the time investment decisions are made. Net deposit inflows and outflows are, however, far less predictable and are not subject to the same degree of control.
     Brentwood manages its liquidity in part through entering into repurchase agreements with other lenders on a short-term basis. Brentwood also maintains overnight borrowing lines with several financial institutions.
IMPACT OF INFLATION
     Unlike most industrial companies, the assets and liabilities of financial institutions such as Brentwood are primarily monetary in nature. Therefore, interest rates have a more significant effect on Brentwood's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.
                                      A-27

                                                                         ANNEX B
                                                                [CONFORMED COPY]
                       AGREEMENT AND PLAN OF ACQUISITION
     AGREEMENT AND PLAN OF ACQUISITION, dated as of the 18th day of July, 1995 (this "Plan"), by and among BRENTWOOD NATIONAL BANK ("Brentwood"), FIRST UNION CORPORATION ("First Union"), FIRST UNION CORPORATION OF VIRGINIA ("FUNC-VA") and FIRST UNION NATIONAL BANK OF TENNESSEE ("FUNB-TN").
                                   RECITALS:
     (A) BRENTWOOD. Brentwood is a national banking association duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Brentwood, Tennessee. As of the date hereof, Brentwood has 5,000,000 authorized shares of common stock, each of $2.50 par value ("Brentwood Common Stock"), no other class of capital stock being authorized), of which 2,040,921 shares of Brentwood Common Stock are issued and outstanding. As of March 31, 1995, Brentwood had capital of $12,174,000, divided into common stock of $5,100,000, paid-in capital of $5,100,000 and undivided profits, including capital reserves, of $2,523,000, and net unrealized gains (losses) on available-for-sale securities of ($549,000).
     (B) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina, and a multi-bank holding company, registered under the Bank Holding Company Act of 1956, as amended. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value (together with the First Union Rights (as hereinafter defined) attached thereto, "First Union Common Stock"), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ("First Union Preferred Stock") (no other class of capital stock being authorized), of which 169,443,814 shares of First Union Common Stock, no shares of First Union Class A Preferred Stock and no shares of First Union Preferred Stock, were issued and outstanding as of March 31, 1995.
     (C) FUNC-VA. FUNC-VA is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, with its principal executive offices located in Roanoke, Virginia. As of the date hereof, FUNC-VA has 10,000 authorized shares of Class A common stock each of $1.00 par value ("FUNC-VA Common Stock") and 5,000 authorized shares of Class B common stock each of $1.00 par value ("FUNC-VA Class B Stock") (no other class of capital stock being authorized), of which 1,001 shares of FUNC-VA Common Stock are issued and outstanding and owned by First Union and 134 shares of FUNC-VA Class B Stock are issued and outstanding and owned by Washington Bankshares, Inc., a wholly-owned subsidiary of First Union.
     (D) FUNB-TN. FUNB-TN is a national banking association duly organized and existing under the laws of the United States, with its principal executive offices located in Nashville, Tennessee. As of the date hereof, FUNB-TN has 5,000,000 authorized shares of common stock, each of $10.00 par value ("FUNB-TN Common Stock") (no other class of capital stock being authorized), of which 2,610,300 shares are issued and outstanding and currently owned by a subsidiary of FUNC-VA (other than directors' qualifying shares). As of March 31, 1995, FUNB-TN had capital of $160,527,000 divided into common stock of $26,103,000, surplus of $66,514,000, undivided profits, including capital reserves, of $72,517,000, and net unrealized holding gains (losses) on available-for-sale securities of ($4,607,000).
     (E) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined) in
Schedule 4.01(C), there are no shares of Brentwood Common Stock authorized and reserved for issuance, Brentwood does not have any Rights (as defined below) issued or outstanding with respect to its capital stock, and Brentwood does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Plan and warrants to purchase 1,409,000 shares of Brentwood Common Stock for $5.00 per share (the "Brentwood Warrants"). The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.
     (F) APPROVALS. The Board of Directors of each of Brentwood, First Union, FUNC-VA and FUNB-TN has approved, at meetings of each of such Boards of Directors, this Plan and has authorized the execution hereof in counterparts.
                                      B-1

     (G) OTHER. It is the intention of the parties to this Plan that the transactions contemplated hereby shall include the right of FUNC-VA to acquire the assets and assume the liabilities of Brentwood and to assign such assets and liabilities to any corporation which FUNC-VA controls.
     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
                              I. THE ACQUISITION.
     1.01. THE PURCHASE AND SALE. Subject to and upon the terms and conditions of this Plan, on the Effective Date (as hereinafter defined), Brentwood shall sell, transfer, convey assign and deliver to FUNC-VA (or a subsidiary corporation designated by FUNC-VA pursuant to Section 1.02 that is controlled by FUNC-VA) all of the assets of Brentwood, including cash balances on the Effective Date (the "Brentwood Assets"). FUNC-VA shall (or shall cause such subsidiary to) purchase, acquire and accept the Brentwood Assets from, and assume all liabilities (the "Brentwood Liabilities") of, Brentwood.
     1.02. RIGHT TO DIRECT BRENTWOOD ASSETS AND BRENTWOOD LIABILITIES. As contemplated in paragraph (G) of the Recitals above, FUNC-VA may direct that the Brentwood Assets be transferred to, and that the Brentwood Liabilities be assumed by, a corporation controlled by FUNC-VA. Pursuant to the foregoing and the authority of Revenue Rulings 64-73 and 70-224, FUNC-VA hereby directs Brentwood to transfer all of the Brentwood Assets and the Brentwood Liabilities to FUNB-TN on the Effective Date by means of a statutory merger (the "Merger").
     1.03. THE MERGER. On the Effective Date:
     (A) THE CONTINUING BANK. Brentwood shall be merged with and into FUNB-TN, the separate existence of Brentwood shall cease and FUNB-TN (the "Continuing Bank") shall survive, the name of the Continuing Bank shall be "First Union National Bank of Tennessee" and the Continuing Bank shall continue to conduct the business of a national banking association at its main office in Nashville, Tennessee and at the legally established branches of Brentwood and FUNB-TN.
     (B) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all other chooses in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in any of such banks, shall not revert or be in any way impaired by reason of the Merger.
     (C) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of Brentwood and FUNB-TN shall be preserved unimpaired.
     (D) CHARTER; BY-LAWS; DIRECTORS; OFFICERS. The Charter and By-Laws of the Continuing Bank shall be those of FUNB-TN, as in effect immediately prior to the Merger becoming effective. The directors and officers of FUNB-TN in office immediately prior to the Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     (E) OUTSTANDING STOCK OF FUNB-TN. The amount of the capital stock of FUNB-TN shall be not less than $26,103,000 and shall consist of not less than 2,610,300 issued and outstanding shares of common stock, each of $10.00 par value, and the issued and outstanding shares shall remain issued and outstanding as shares of FUNB-TN, each of $10.00 par value, and the holders thereof shall retain their rights therein.
     1.04. EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article VI, the effective date (the "Effective Date") shall be such date as First Union shall notify Brentwood in writing not less than five days prior thereto, which date shall not be more than 30 days after such conditions have been satisfied or waived, or such other date as shall mutually be agreed upon between First Union and Brentwood.
                               II. CONSIDERATION.
     2.01. MERGER CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:
                                      B-2

     (A) OUTSTANDING FIRST UNION COMMON STOCK. The shares of First Union Common Stock (including the rights ("First Union Rights") issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990 (as amended, the "First Union Rights Agreement")), issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of First Union Common Stock.
     (B) OUTSTANDING BRENTWOOD COMMON STOCK AND BRENTWOOD WARRANTS.
          (1) Each share (excluding shares (i) held by any dissenting stockholders ("Dissenters' Shares") or (ii) held by Brentwood or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares")) of Brentwood Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive a number of shares of First Union Common Stock (the "Exchange Ratio") determined by dividing $8.8112 by the Average Stock Price (as defined below). "Average Stock Price" shall mean the average of the last sale prices per share of First Union Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions tape for the ten trading days ending on the last trading day prior to the Effective Date.
          (2) Pursuant to the provisions set forth in the Warrantholder Agreements (as hereinafter defined) that are to be executed and delivered by the holders of Brentwood Warrants prior to the Effective Date, each Brentwood Warrant outstanding immediately prior to the Effective Date, shall become and be converted into the right to receive a cash payment equal to the excess of the Average Price times the Exchange Ratio, over $5.00.
     (C) OUTSTANDING FUNB-TN COMMON STOCK. The shares of FUNB-TN Common Stock issued and outstanding immediately prior to the Effective Date, shall, on and after the Effective Date, remain as issued and outstanding shares of FUNB-TN Common Stock.
     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Brentwood Common Stock shall cease to be, and shall have no rights as, stockholders of Brentwood, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of Brentwood or the Continuing Bank of the shares of Brentwood Common Stock which were issued and outstanding immediately prior to the Effective Date.
     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger, including in settlement of Stock Options (as hereinafter defined); instead, First Union shall pay to each holder of Brentwood Common Stock or a Stock Option who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the NYSE Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL).
     2.04. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, First Union shall send or cause to be sent to each former stockholder of Brentwood of record immediately prior to the Effective Date transmittal materials for use in exchanging such stockholder's certificates of Brentwood Common Stock for the consideration set forth in this Article II. The certificates representing the shares of First Union Common Stock into which shares of such stockholder's Brentwood Common Stock are converted on the Effective Date, any fractional share check which such stockholder shall be entitled to receive, and any dividends paid on such shares of First Union Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to First Union National Bank of North Carolina (the "Exchange Agent") of the certificates representing all of such shares of Brentwood Common Stock (or indemnity satisfactory to First Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share check or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of Brentwood for purposes of Rule 145 of the Securities Act (as hereinafter defined) shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in Section 4.01(W).
     2.05. DISSENTING STOCKHOLDERS. To the extent, if any, that dissenters' rights of appraisal are available to any holder of shares of Brentwood Common Stock under applicable law, any such holder who perfects such rights in accordance with such applicable law, shall be entitled to receive the value of such shares in cash as determined pursuant to such applicable law.
                                      B-3

     2.06. RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of Brentwood by First Union if and to the extent it deems such change to be desirable to consummate the acquisition; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Brentwood Common Stock as provided for in this Plan, (ii) adversely affect the tax treatment to Brentwood stockholders as a result of receiving such consideration, or (iii) materially impede or delay receipt of any approval referred to in Section 6.02 or the consummation of the transactions contemplated by this Plan.
     2.07. OPTIONS. Brentwood agrees that, at the Effective Date, all options to purchase shares of Brentwood Common Stock (the "Option Shares") which are outstanding immediately prior to the Effective Date ("Stock Options"), shall be canceled and of no force or effect. Each holder of a Stock Option will be entitled to receive on the Effective Date, in settlement thereof, a cash payment equal to:
          (i) the excess of $8.8112 over the exercise price per share of the Stock Option,
          (ii) multiplied by the number of shares of Brentwood Common Stock covered by the Stock Option.
     The number of outstanding Stock Options as of the date hereof and the exercise prices therefor are Previously Disclosed by Brentwood on Schedule 4.01(C). Brentwood agrees to use its reasonable efforts to obtain any consent or agreement of a holder of Stock Options that may be necessary or appropriate in connection with the foregoing. In the case of any holder of a Stock Option which is eligible to be treated as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended, Brentwood may pay a bonus to each such holder equal to the amount of additional tax (including the tax associated with such bonus) occasioned by such cancellation and surrender causing such Stock Option to be treated under Section 83 of the Internal Revenue Code of 1986, as amended, but in no event shall the aggregate amount of such bonuses exceed $75,000.
     2.08. ANTI-DILUTION PROVISIONS. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.
                          III. ACTIONS PENDING MERGER.
     Without the prior written consent of First Union, Brentwood shall conduct its business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and Brentwood will not, and will cause each of its subsidiaries not to and Brentwood will not agree and will cause each of its subsidiaries not to agree to:
     3.01. CAPITAL STOCK. Except for the exercise of Stock Options and the Brentwood Warrants in accordance with their terms issue, sell, or otherwise permit to become outstanding any additional shares of Brentwood Common Stock, or any other capital stock of Brentwood, any stock appreciation rights, or any Rights, or enter into any agreement with respect to the foregoing, or permit any additional shares of Brentwood Common Stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee compensation rights.
     3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of (other than dividends from subsidiaries to Brentwood, regular quarterly dividends not in excess of $.05 per share and, from and after the record date for First Union's regular quarterly cash dividend payable in the first quarter of 1996, additional dividends equal to the dividends which would have been paid to the holders of Brentwood Common Stock on the shares of First Union Common Stock which would have been received pursuant to the Merger had the Merger been consummated on or prior to such record date, less (to the extent it has been paid between January 2, 1996 and such record date) the regular quarterly dividend of $.05 per share referred to above), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than the exercise of Stock Options and Brentwood Warrants in accordance with their terms authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.
     3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice and other than federal funds purchased in the normal course of its banking business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.
                                      B-4

     3.04. POLICIES; CAPITAL EXPENDITURES; ETC. Except as may be directed by any regulatory agency, (i) change its or its subsidiaries' lending, investment, liability management, operations and other material policies and procedures in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11 of this Plan, or (ii) incur or commit to incur any capital expenditures other than in the ordinary course of business and not exceeding $50,000, or (iii) commence any new lines of business.
     3.05. LIENS AND ENCUMBRANCES. Other than in the ordinary course of business, voluntarily suffer the imposition on any of its assets any lien, charge, or encumbrance (collectively, "Liens"), or voluntarily permit any Lien to exist.
     3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except bonuses paid pursuant to Section 2.07, severance payments Previously Disclosed in Schedule 3.06, normal individual increases in compensation, and bonus accruals and payments in accordance with existing bonus plans Previously Disclosed in
Schedule 3.06.
     3.07. BENEFIT PLANS. Enter into or modify (except as may be required by this Plan or applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action (other than as expressly permitted pursuant to this Plan) that accelerates the vesting or exercise of any benefits payable thereunder.
     3.08. CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, which is material to Brentwood and its subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity which is material to Brentwood and its subsidiaries taken as a whole (except foreclosures or dispositions of other real estate owned or acquisitions of control by Brentwood in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).
     3.09. AMENDMENTS. Amend its Articles of Incorporation, Charter or Bylaws.
                      IV. REPRESENTATIONS AND WARRANTIES.
     4.01. BRENTWOOD REPRESENTATIONS AND WARRANTIES. Brentwood hereby represents and warrants to First Union and FUNB-TN as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) ORGANIZATION, STANDING, AND AUTHORITY. It is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified, in the aggregate, is reasonably likely to have a Material Adverse Effect (as hereinafter defined). Brentwood has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for authorizations, the absence of which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.
     (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as Previously Disclosed in Schedule 4.01(C), there are no shares of capital stock of Brentwood outstanding and no outstanding Rights.
     (D) BRENTWOOD SUBSIDIARIES. Brentwood has Previously Disclosed in Schedule 4.01(D) a list of all of the subsidiaries of Brentwood (each an "Brentwood Subsidiary" and, collectively, the "Brentwood Subsidiaries") together with the state of incorporation for each such Brentwood Subsidiary and the states or jurisdictions in which such Brentwood Subsidiary is qualified to conduct business. Brentwood is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Except as Previously Disclosed on Schedule 4.01(D), no equity securities of any of the Brentwood Subsidiaries are or may become required to be issued (other than to Brentwood) by reason of any Rights. Except as Previously Disclosed on Schedule 4.01(D), there are no contracts, commitments, understandings, or arrangements by which any of the Brentwood Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any Brentwood Subsidiary, and there are no contracts, commitments, understandings, or arrangements relating to the rights of Brentwood to vote or to dispose of such shares. Except as Previously Disclosed on Schedule 4.01(D), all of the shares of capital stock of each Brentwood Subsidiary held by Brentwood or an Brentwood Subsidiary are fully paid and nonassessable
                                      B-5
and are owned by Brentwood or an Brentwood Subsidiary free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance. Each Brentwood Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as Previously Disclosed in Schedule 4.01(D), Brentwood does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, business trust, association or other organization. The deposits of Brentwood are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Except as Previously Disclosed in Schedule 4.01(D), neither Brentwood nor any Brentwood Subsidiary holds any interest in a partnership or joint venture of any kind.
     (E) CORPORATE POWER. It and each of its subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.
     (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in Section 6.01, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (G) NO DEFAULTS. Subject to the approval by its stockholders referred to in
Section 6.01, the required regulatory approvals referred to in Section 6.02, and the required filings under federal and state securities' laws, the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby by it, do not and will not constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, or (ii) a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws; and the consummation of the transactions contemplated by this Plan will not require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license or, except as Previously Disclosed in Schedule 4.01(G), the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.02.
     (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.01(H), its Call Report for the fiscal year ended December 31, 1994, and all other Call Reports filed or to be filed subsequent to December 31, 1994, in the form filed with the Comptroller of the Currency ("OCC") (in each case, the "Brentwood Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Brentwood Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Brentwood Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, and in accordance with regulatory accounting principles consistently applied to national banking associations, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (I) ABSENCE OF UNDISCLOSED LIABILITIES. None of Brentwood or the Brentwood Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. Since December 31, 1994, none of Brentwood or the Brentwood Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to Brentwood or any Brentwood Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
     (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.01(J), since December 31, 1994, no event has occurred which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
     (K) PROPERTIES. Except as reflected in the Brentwood Financial Reports, Brentwood and the Brentwood Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, tangible and intangible, reflected
                                      B-6
in the Brentwood Financial Reports as being owned by Brentwood or the Brentwood Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of Brentwood or the Brentwood Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. The policies of fire, theft, liability, fidelity, and other insurance maintained with respect to the assets or businesses of Brentwood or the Brentwood Subsidiaries provide adequate coverage against reasonably foreseeable loss.
     (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, or which (as of the date hereof) alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.01(L) neither it nor any of its subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority (the "Regulatory Authorities") charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the OCC and the FDIC) or the supervision or regulation of Brentwood or any of the Brentwood Subsidiaries and neither it nor any of the Brentwood Subsidiaries has been advised by any such Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.01(M), each of Brentwood and the Brentwood Subsidiaries:
          (1) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own their businesses as presently conducted and that are material to the business of Brentwood and the Brentwood Subsidiaries, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Brentwood, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that any of Brentwood or any Brentwood Subsidiary is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, or (iii) requiring any of Brentwood or any Brentwood Subsidiary (or any of their officers, directors, or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);
          (3) is not required to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive;
          (4) is, in the case of Brentwood, able to receive brokered deposits without a waiver; and
          (5) is in substantial compliance with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.
     (N) MATERIAL CONTRACTS. Except as Previously Disclosed in Schedule 4.01(N), none of Brentwood or the Brentwood Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case provides for annual payments in excess of $50,000. Except as Previously Disclosed on Schedule 4.01(N), none of Brentwood or the Brentwood Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a
                                      B-7

Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed on Schedule 4.01(N), neither Brentwood nor any Brentwood Subsidiary is subject to or bound by any contract containing covenants which limit the ability of Brentwood or any Brentwood Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, Brentwood or any Brentwood Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
     (O) REPORTS. Since January 1, 1993, each of Brentwood and the Brentwood Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the FDIC, the OCC, and any other applicable Regulatory Authority. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.
     (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee previously disclosed to First Union to be paid to Financial Consulting Services.
     (Q) EMPLOYEE BENEFIT PLANS.
          (1) Schedule 4.01(Q) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors or the beneficiaries of any of the foregoing (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union.
          (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its subsidiaries (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and Brentwood is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no material pending or, to Brentwood's knowledge, threatened litigation relating to the Plans. Neither Brentwood nor any of the Brentwood Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Brentwood or any of the Brentwood Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Brentwood nor any of the Brentwood Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the five calendar years preceding this year. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.
          (4) All contributions required to be made under the terms of any Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not
                                      B-8
     waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Brentwood nor any of the Brentwood Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent Plan year.
          (6) Except as Previously Disclosed in Schedule 4.01(Q), (i) neither Brentwood nor any of the Brentwood Subsidiaries has any obligations for retiree health and life benefits under any plan or (ii) there are no restrictions on the rights of Brentwood or any of the Brentwood Subsidiaries to amend or terminate any Compensation and Benefit Plan without incurring any liability thereunder.
          (7) Except as Previously Disclosed in Schedule 4.01(Q), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Brentwood or any of the Brentwood Subsidiaries under any Compensation and Benefit Plan or otherwise from Brentwood or any of the Brentwood Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such Section 6.02.
     (S) LABOR AGREEMENTS. Neither it nor any of the Brentwood Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the Brentwood Subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of the Brentwood Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (T) ASSET CLASSIFICATION. It has Previously Disclosed in Schedule 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Brentwood and the Brentwood Subsidiaries that have been criticized or classified as of March 31, 1995, by it, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified or criticized as of the date hereof, by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Brentwood prior to the date hereof.
     (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets of Brentwood included in the Brentwood Financial Reports at December 31, 1994, and March 31, 1995, were adequate to provide for possible losses on loans outstanding as of the dates thereof in accordance with generally accepted accounting principles consistently applied during the periods involved.
     (V) INSURANCE. Each of Brentwood and the Brentwood Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to Brentwood, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Previously Disclosed in Schedule 4.01(V) is a list of all insurance policies maintained by or for the benefit of Brentwood or the Brentwood Subsidiaries or their directors, officers, employees or agents.
     (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.01(W), to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of Brentwood as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act").
                                      B-9

     (X) TAKEOVER LAWS. It is not subject to any applicable takeover laws of the State of Tennessee, excluding any applicable takeover laws of the State of Tennessee that may apply solely to, or solely by virtue of the conduct of, First Union or FUNB-TN. It has taken all necessary action to exempt this Plan and the transactions contemplated hereby from, and this Plan and the transactions contemplated hereby are exempt from, any applicable takeover provisions of Brentwood's Charter.
     (Y) NO FURTHER ACTION. It has taken all action so that the entering into of this Plan and the consummation of the transactions contemplated hereby (including without limitation the Merger) or any other action or combination of actions, or any other transactions, contemplated hereby do not and will not (i) require a vote of stockholders (other than the vote required pursuant to Section 6.01), or (ii) except as Previously Disclosed in Schedule 4.01(Y), result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of Brentwood or under any agreement to which Brentwood or any of the Brentwood Subsidiaries is a party, or (iii) restrict or impair in any way the ability of First Union or FUNB-TN to exercise the rights granted hereunder.
     (Z) ENVIRONMENTAL MATTERS.
          (1) To its knowledge, it and each of the Brentwood Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are in compliance with all Environmental Laws (as defined below) and it has no knowledge of any circumstances that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance, except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or have been Previously Disclosed in Schedule 4.01(Z).
          (2) There is no proceeding pending or to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Brentwood Subsidiaries or to its knowledge, any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the presence, release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Brentwood Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or have been Previously Disclosed in Schedule 4.01(Z).
          (3) To its knowledge, there is no proceeding pending or threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the Brentwood Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or have been Previously Disclosed in Schedule 4.01(Z).
          (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above, that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, except as has been Previously Disclosed in Schedule 4.01(Z).
          (5) To its knowledge, during the period of (i) its or any of the Brentwood Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Brentwood Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Brentwood Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases or threatened releases of Hazardous Material in, on, from, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases or threatened releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or have been Previously Disclosed in Schedule 4.01(Z).
          (6) To its knowledge, prior to the period of (i) its or any of the Brentwood Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Brentwood Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Brentwood Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases or threatened releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases or threatened releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or have been Previously Disclosed in Schedule 4.01(Z).
                                      B-10

          (7) The following definitions apply for purposes of this Section 4.01(Z): "Loan/Fiduciary Property" means any property owned or controlled by it or any of the Brentwood Subsidiaries or in which it or any of the Brentwood Subsidiaries holds a security or other interest (including, without limitation, a fiduciary interest), and, where required by the context, includes any such property where Brentwood or any of the Brentwood Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the Brentwood Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such property; "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and any similar state or local laws each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
     (AA) TAXES. Except as Previously Disclosed in Schedule 4.01(AA), (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or its subsidiaries, including without limitation consolidated federal income tax returns of it and the Brentwood Subsidiaries (collectively, the "Brentwood Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to December 31, 1994, and on or prior to the date of the most recent fiscal year end immediately preceding the Effective Date, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect, and such Brentwood Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall include federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or the Brentwood Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Brentwood Tax Returns have been paid in full, (iii) the Brentwood Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Brentwood Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Brentwood Tax Returns which are reasonably likely to result in a determination that would have a Material Adverse Effect, except as reserved against in its Financial Reports, and (vi) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the Brentwood Subsidiaries.
     (BB) ACCURACY OF INFORMATION. The statements contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of Brentwood pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.
                                      B-11

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     (CC) DERIVATIVES CONTRACTS. None of Brentwood or the Brentwood Subsidiaries
is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract
(including various combinations thereof)(each a "Derivatives Contract") except for those Derivatives Contracts Previously Disclosed in Schedule 4.01(CC) including a list, as applicable, of Brentwood assets pledged as security for each Derivatives Contract.
     (DD) VOTING AGREEMENT. Attached hereto as EXHIBIT A is the form of an agreement which each of the Brentwood directors has executed and delivered to FUNC, FUNC-VA and FUNB-TN, or in the case of William B. King, Chester A. Butler, III and James S. Lattimore, Jr. will so execute and deliver by August 1, 1995, pursuant to which such directors have agreed or will agree, as applicable, among other things, that they will vote the shares of Brentwood Common Stock over which they have voting control in favor of this Plan at the meeting.
     (EE) WARRANTHOLDER AGREEMENTS. Attached hereto as EXHIBIT B is the form of an agreement which each of the Brentwood directors has executed and delivered to Brentwood or in the case of William B. King, Chester A. Butler, III and James S. Lattimore, Jr. will so execute and deliver by August 1, 1995, together with the certificates representing all of the Brentwood Warrants held by such Brentwood director.
     4.02. FIRST UNION AND FUNB-TN REPRESENTATIONS AND WARRANTIES. Each of First Union and FUNB-TN hereby represents and warrants to Brentwood, as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in Section 6.02 herein, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (C) NO DEFAULTS. Subject to the required regulatory approvals referred to in Section 6.02, and the required filings under federal and state securities' laws, the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby by it, do not and will not constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect, or
(ii) a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws; and the consummation by it of the transactions contemplated by this Plan will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.
     (D) FINANCIAL REPORTS. In the case of First Union, its Annual Report on
Form 10-K for the fiscal year ended December 31, 1994, and all other documents filed or to be filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the First Union Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (E) NO EVENTS. Except as disclosed in the First Union Financial Reports since December 31, 1994, no event has occurred which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
     (F) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.
     (G) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 herein should not be obtained without the imposition of any condition of the type referred to in the proviso following such Section 6.02.
                                      B-12

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     (H) SHARES AUTHORIZED. In the case of First Union, the shares of First
Union Common Stock to be issued in exchange for shares of Brentwood Common Stock upon consummation of the Merger in accordance with Article II, have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (I) LITIGATION; REGULATORY ACTION. No litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened.
     (J) ACCURACY OF INFORMATION. The statements contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of First Union or FUNB-TN pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.
                                 V. COVENANTS.
     Brentwood hereby covenants to First Union and FUNB-TN, and each of First Union, FUNC-VA and FUNB-TN hereby covenants to Brentwood, that:
     5.01. BEST EFFORTS. Subject to the terms and conditions of this Plan, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by First Union or any of its subsidiaries shall not violate this covenant).
     5.02. BRENTWOOD PROXY. In the case of Brentwood, it shall promptly prepare a proxy statement (the "Proxy Statement") to be mailed to the holders of Brentwood Common Stock in connection with the transactions contemplated hereby and to be filed by Brentwood with the OCC and by First Union in a registration statement (the "Registration Statement") with the SEC, which shall conform to all applicable legal requirements and it shall call a special meeting (the "Meeting") of the holders of Brentwood Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and Brentwood shall use its best efforts to solicit and obtain votes of the holders of Brentwood Common Stock in favor of the transactions contemplated hereby and the board of directors of Brentwood shall recommend approval of the Merger and this Plan by such holders.
     5.03. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Brentwood relating to Brentwood or the Brentwood Subsidiaries and by First Union relating to First Union or its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.
     5.04. REGISTRATION STATEMENT EFFECTIVE. First Union will advise Brentwood, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.05. PRESS RELEASES. Brentwood and First Union will not, without the prior approval of the other, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law.
     5.06. ACCESS; INFORMATION. (1) Upon reasonable notice, Brentwood shall afford First Union and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, Brentwood
                                      B-13
shall furnish promptly to First Union (i) a copy of each material report, schedule and other document filed by Brentwood pursuant to the requirements of federal or state securities, thrift or banking laws, and (ii) all other information concerning the business, properties and personnel of Brentwood as First Union may reasonably request, provided that no investigation pursuant to this Section 5.06 by First Union shall affect or be deemed to modify or waive any representation or warranty made by Brentwood or the conditions to the obligation of Brentwood to consummate the transactions contemplated by this Plan; (2) First Union will not use any information obtained pursuant to this
Section 5.06 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by First Union or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, First Union will, upon request by Brentwood, deliver to Brentwood all documents so obtained by First Union or destroy such documents; and (3) First Union shall furnish promptly to Brentwood a copy of each material report, schedule and other document filed by First Union pursuant to federal securities laws.
     5.07. ACQUISITION PROPOSALS. In the case of Brentwood, it shall not, and it shall cause the Brentwood Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of Brentwood (as advised in a written opinion of its counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in (whether by a purchase of outstanding stock or otherwise), Brentwood or any of its subsidiaries or any merger or other business combination with Brentwood or any of its subsidiaries other than as contemplated by this Plan; it shall instruct its and the Brentwood Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, Brentwood or any of the Brentwood Subsidiaries.
     5.08. REGISTRATION STATEMENT PREPARATION. In the case of First Union, it shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and First Union shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.
     5.09. BLUE-SKY FILINGS. In the case of First Union, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals, provided that First Union shall not be required by virtue thereof to submit to general jurisdiction in any state.
     5.10. AFFILIATE AGREEMENTS. In the case of Brentwood, it will cause each person who may be deemed to be an "affiliate" of Brentwood for purposes of Rule 145 under the Securities Act to execute and deliver to First Union on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as EXHIBIT C restricting the disposition of such affiliate's shares of Brentwood Common Stock and the shares of First Union Common Stock to be received by such person in exchange for such person's shares of Brentwood Common Stock.
     5.11. CERTAIN POLICIES OF BRENTWOOD. In the case of Brentwood, prior to the Effective Date Brentwood shall use its best efforts to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Effective Date so as to be consistent with those of First Union and generally accepted accounting principles; PROVIDED, HOWEVER, Brentwood shall not be required to take any action set forth in (i) above until the regulatory approvals set forth in
Section 6.02 have been received and Brentwood is reasonably satisfied that the Merger will be consummated on the Effective Date as provided herein. Brentwood's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.11.
     5.12. NO RIGHTS TRIGGERED. In the case of Brentwood, it shall use its reasonable best efforts to ensure that the entering into of this Plan and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not, except as Previously Disclosed in Schedule 5.13,
(i) result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of Brentwood or under any agreement to which Brentwood or any of the Brentwood Subsidiaries is a party, or (ii) restrict or impair in any way the ability of First Union or FUNB-TN to exercise the rights granted hereunder.
     5.13. SHARES LISTED. In the case of First Union, First Union shall use its best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union Common Stock to be issued to the holders of Brentwood Common Stock pursuant to this Plan.
                                      B-14

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     5.14. REGULATORY APPLICATIONS. In the case of First Union, it shall promptly prepare and submit applications to the appropriate federal and state bank regulatory authorities for approval of the Merger, and promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger.
     5.15. WARRANTHOLDER AGREEMENT. In the case of Brentwood, it shall use its best efforts to obtain by the date of the Meeting, an agreement in the form of EXHIBIT B hereto ("Warrantholder Agreement") signed by each of the holders of the Brentwood Warrants together with the certificates representing all of such holder's Warrants (together, the "Warrantholder Agreements and Certificates").
     5.16. INDEMNIFICATION. Without limitation with respect to any indemnification required other than pursuant to this Plan:
          (a) For six years after the Effective Date, First Union shall indemnify, defend and hold harmless the directors, officers and employees of Brentwood and the Brentwood Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Plan to the extent such persons are indemnified under OCC regulations as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation.
          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.16, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify First Union thereof; provided, that the failure so to notify shall not affect the obligations of First Union under paragraph (a) of this Section 5.16 (unless such failure materially and adversely increases First Union's liability under such paragraph (a)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
     Date), (i) First Union shall have the right to assume the defense thereof,
     (ii) the Indemnified Parties will cooperate in the defense of any such matter (iii) First Union shall not be liable for any settlement effected without its prior written consent, and (iv) First Union shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties, subject to the agreement of such Indemnified Parties to repay such fees and expenses if it shall be determined by final decision (which is not appealable) by a court of competent jurisdiction that such Indemnified Parties are not entitled to indemnification under this Section 5.16; PROVIDED, HOWEVER, that First Union shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties for any single or related group of actions, suits or proceedings.
          (c) First Union shall use its reasonable best efforts to maintain Brentwood's existing directors' and officers' liability insurance policy (or a policy, including First Union's existing policy, providing comparable coverage amount on terms no less favorable) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; provided that First Union shall not be obligated to make a premium payment in respect of such policy (or replacement policy) which exceeds, for the portion related to Brentwood's directors and officers, 150% of the annual premium payment of Brentwood's current policy in effect as of the date of this Plan; provided, further, that if such coverage can only be obtained upon the payment of a premium in excess of 150% of the annual premium of Brentwood's current policy, First Union shall obtain such coverage as can reasonably be obtained by paying a premium of 150% of the annual premium payment of Brentwood's current policy in effect as of the date of this Plan.
          (d) If First Union or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Union shall assume the obligations set forth in this
     Section 5.16.
          (e) First Union shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 5.16. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Articles of Association or By-laws of Brentwood.
          (f) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and such Indemnified Party's heirs and representatives.
                 VI. CONDITIONS TO CONSUMMATION OF THE MERGER.
     Consummation of the Merger is conditioned upon:
     6.01. SHAREHOLDER VOTE. Approval of the transactions contemplated hereby by the requisite vote of the stockholders of Brentwood, as may be required.
                                      B-15

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     6.02. REGULATORY APPROVALS. Procurement by Brentwood, First Union and
FUNB-TN of regulatory consents and approval by the appropriate federal and state bank regulatory authorities and the expiration of the statutory waiting period relating thereto; PROVIDED, HOWEVER, that no approval or consent in Section 6.02 shall have imposed any condition or requirement which, in the reasonable opinion of First Union, would so materially adversely impact the economic or business benefits to First Union of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger.
     6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby or under the Stock Option Agreement.
     6.04. DELOITTE & TOUCHE LLP LETTERS. First Union shall have received from Deloitte & Touch LLP letters, dated the date of or shortly prior to (i) the mailing of the Proxy Statement and (ii) the Effective Date, in form and substance satisfactory to First Union, with respect to Brentwood's consolidated financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm.
     6.05. LEGAL OPINION. Brentwood shall have received an opinion, dated the Effective Date, of Marion A. Cowell, Jr., counsel for First Union and FUNB-TN, in form reasonably satisfactory to Brentwood, which shall cover the matters contained in EXHIBIT D hereto.
     6.06. LEGAL OPINION. First Union shall have received an opinion, dated the Effective Date, of Bass, Berry & Sims, in form reasonably satisfactory to First Union, which shall cover the matters contained in EXHIBIT E hereto.
     6.07. OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of First Union and FUNB-TN shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of First Union and FUNB-TN to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Brentwood shall have received a certificate signed by an executive officer of each of First Union and FUNB-TN dated the Effective Date, to such effect.
     6.08. OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of Brentwood shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of Brentwood to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and First Union and FUNB-TN shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Brentwood dated the Effective Date, to such effect.
     6.09. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other regulatory authority.
     6.10. BLUE-SKY PERMITS. First Union shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.
     6.11. TAX OPINION. First Union and Brentwood shall have received an opinion from Sullivan & Cromwell, special counsel to First Union, to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Internal Revenue Code, and (ii) no gain or loss will be recognized by stockholders of Brentwood who receive shares of First Union Common Stock solely in exchange for their shares of Brentwood Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests and, in rendering their opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of First Union, Brentwood and others.
     6.12. NYSE LISTING. The shares of First Union Common Stock issuable pursuant to this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.
     6.13. RECEIPT OF AFFILIATE AGREEMENTS. First Union shall have received from each affiliate of Brentwood the agreement referred to in Section 5.10.
     6.14. WARRANTHOLDER AGREEMENTS. The Warrantholder Agreements and Certificates shall have been received by Brentwood from the holders of all of the Brentwood Warrants and satisfactory evidence thereof shall have been delivered to First Union.
                                      B-16

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     6.15. CANCELLATION OF THE STOCK OPTIONS. All of the Stock Options shall have been canceled and satisfactory evidence thereof shall have been delivered to First Union. PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following Section 6.02 or in Section 6.04, 6.06, 6.08, 6.13, 6.14 or 6.15 shall only constitute conditions if asserted by First Union, and a failure to satisfy any of the conditions set forth in Section
6.05 or 6.07 shall only constitute conditions if asserted by Brentwood.
                               VII. TERMINATION.
     This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:
     7.01. MUTUAL CONSENT. By the mutual consent of First Union and Brentwood, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
     7.02. BREACH. By First Union or Brentwood, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.
     7.03. DELAY. By First Union or Brentwood, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1996.
     7.04. NO STOCKHOLDER APPROVAL. By Brentwood or First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by Section 6.01 herein is not obtained at a meeting or meetings called for the purpose of obtaining such approval.
                              VIII. OTHER MATTERS.
     8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Date, except for Sections 5.16, 8.01, 8.03, 8.04, 8.09 and 8.11. If this Plan is terminated prior to the Effective Date, the agreements and representations of the parties in Sections 8.01, 8.04, 8.05, 8.06, 8.07, 8.09 and 8.11 shall survive such termination.
     8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of Brentwood, the consideration to be received by the stockholders of Brentwood for each share of Brentwood Common Stock shall not thereby be decreased.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee, without regard to any conflict of law principles.
     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between Brentwood and First Union.
     8.06. CONFIDENTIALITY. Except as otherwise provided in Section 5.06(2), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed.
     8.07. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
                                      B-17

If to First Union
or FUNB-TN, to:                    First Union Corporation
                                   One First Union Center
                                   Charlotte, N.C. 28288-0013
                                   Attn: Chief Executive Officer
Copy to:                           Marion A. Cowell, Jr., Esq.
                                   First Union Corporation
                                   One First Union Center
                                   Charlotte, N.C. 28288-0013
If to Brentwood, to:               Brentwood National Bank
                                   5110 Maryland Way
                                   Brentwood, TN 37027
                                   Attn: James Harris, President
Copy to:                           Bob F. Thompson
                                   Bass, Berry & Sims
                                   2700 First American Center
                                   Nashville, TN 37238

     8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
          (1) the term "Material Adverse Effect" shall mean any event, occurrence or circumstance which, individually or combined with one or more other events, circumstances or occurrences (a) has or is reasonably likely to have a material adverse effect on the financial condition , results of operations or business or prospects of Brentwood and its subsidiaries, taken as a whole, or First Union and its subsidiaries, taken as a whole or
     (b) would materially impair the party's ability to perform its obligations under this Plan or the consummation of the Merger and the other transactions contemplated by this Plan; and
          (2) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by that party to the other party prior to the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.
     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan (including the exhibits and schedules), represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Other than Section 5.16, nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.
     8.10. BENEFIT PLANS. Upon consummation of the Merger, as soon as administratively practicable, employees of Brentwood and the Brentwood Subsidiaries shall be generally entitled to participate in the pension, severance, benefit and similar plans on substantially the same terms and conditions as employees of First Union and its subsidiaries, except to the extent that any of such employees are parties to the severance agreements Previously Disclosed in Schedule 3.06. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with Brentwood or the Brentwood Subsidiaries (or to the extent Brentwood has given effect to service with other institutions, with such other institutions), as the case may be, as if such service were with First Union or its subsidiaries.
     8.11. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
                                      B-18

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By:  /s/ KENNETH R. STANCLIFF
                                           Name: Kenneth R. Stancliff
                                           Title: Senior Vice President
                                         FIRST UNION CORPORATION OF VIRGINIA
                                         By:  /s/ KENNETH R. STANCLIFF
                                           Name: Kenneth R. Stancliff
                                           Title: Senior Vice President
                                         FIRST UNION NATIONAL BANK OF TENNESSEE
                                         By:  /s/ KENNETH R. STANCLIFF
                                           Name: Kenneth R. Stancliff
                                           Title: Senior Vice President
                                         BRENTWOOD NATIONAL BANK
                                         By:  /s/ JAMES D. HARRIS
                                           Name: James D. Harris
                                           Title: President
                                      B-19

                              ALL OF THE DIRECTORS
                            BRENTWOOD NATIONAL BANK

                                                 /s/             Frank Bumstead
                                                 FRANK BUMSTEAD
                                                 /s/           CHESTER A. BUTLER
                                                 CHESTER A. BUTLER
                                                 /s/            FARZIN FERDOWSKI
                                                 FARZIN FERDOWSKI
                                                 /s/                JIM HARRIS
                                                 JIM HARRIS
                                                 /s/                BILL KING
                                                 BILL KING
                                                 /s/              JIM LATTIMORE
                                                 JIM LATTIMORE
                                                 /s/              BOYCE MAGLI
                                                 BOYCE MAGLI
                                                 /s/              EDWIN RASKIN
                                                 EDWIN RASKIN
                                                 /s/                 JIM REDD
                                                 JIM REDD
                                                 /s/              DAVID ROLLINS
                                                 DAVID ROLLINS
                                                 /s/             REESE SMITH, III
                                                 REESE SMITH, III
                                                 /s/               DAVID HALL
                                                 DAVID HALL

                               BOARD OF DIRECTORS
                     FIRST UNION NATIONAL BANK OF TENNESSEE

/s/            DR. T. B. BOYD, III               /s/          DONALD M. MACLEOD
               DR. T. B. BOYD,
III                                              DONALD M. MACLEOD
                                                 /s/            GAIL O. NEWMAN
                 DAVIS H. CARR                   GAIL O. NEUMAN
                                                 /s/         DR. RICHARD W. OLIVER
           HAYWOOD D. COCHRANE, JR.              DR. RICHARD W. OLIVER
/s/      DR. COLLEEN CONWAY-WELCH                /s/             ROBERT L. REID
           DR. COLLEEN CONWAY-WELCH              ROBERT L. REID
/s/             JOHN P. COOPER                   /s/           JAMES E. ROBINSON
                JOHN P. COOPER                   JAMES E. ROBINSON
/s/            J. WILLIAM DENNY                  /s/          THOMAS J. SHERRARD
               J. WILLIAM DENNY                  THOMAS J. SHERRARD
                                                 /s/             JACK B. TURNER
               DR. LLOYD C. ELAM                 JACK B. TURNER
/s/          WILLIAM M. JOHNSON                  /s/           GEORGE L. YOWELL
              WILLIAM M. JOHNSON                 GEORGE L. YOWELL

                               LIST OF EXHIBITS1

EXHIBIT                                                       DESCRIPTION
  A       FORM OF VOTING AGREEMENT2
  B       FORM OF WARRANTHOLDER AGREEMENT3
  C       FORM OF AFFILIATE LETTER
  D       FORM OF LEGAL OPINION
  E       FORM OF LEGAL OPINION

1 Exhibits are excluded, except as otherwise indicated.
2 See ANNEX C.
3 See ANNEX D.
                                      B-22

                                                                         ANNEX C
                                                                   JULY 18, 1995
                                                                [CONFORMED COPY]
                                VOTING AGREEMENT
First Union Corporation
First Union Corporation of Virginia
First Union National Bank of Tennessee
One First Union Center
Charlotte, North Carolina 28288-0013
Dear Sirs:
     In order to induce you to enter into an Agreement and Plan of Acquisition (the "Plan") dated of even date herewith among Brentwood National Bank ("Brentwood"), First Union Corporation ("FUNC"), First Union Corporation of Virginia ("FUNC-VA") and First Union National Bank of Tennessee ("FUNB-TN"), each of the undersigned, for himself, his heirs and legal representatives, hereby agrees, represents, warrants and covenants with and to FUNC, FUNC-VA and FUNB-TN as follows:
     1. Each of the undersigned beneficially owns the shares of Brentwood common stock set forth opposite the undersigned's name on Annex A attached hereto and no others. Such shares are so owned free and clear of any lien, right or encumbrance whatsoever, except for any pledge of such shares to secure a loan to such undersigned, and no proxy has been granted with respect thereto and each of the undersigned has full capacity, power and authority to vote such shares without the consent or approval of any other party in the absence of a default under any such loan secured by such shares. If any of such shares are currently pledged to secure a loan to such undersigned, each of the undersigned, as applicable, (i) represents and warrants that such loan is not in default and no event or condition exists that with notice, lapse of time or both would constitute such a default, and (ii) agrees to take all such action as may be necessary to prevent any such default, event or condition to exist in order to prevent the lender from taking title to such shares and to continue to enable such undersigned to vote such shares as hereinafter set forth.
     2. Each of the undersigned hereby agrees to vote such shares in favor of approval of the Merger (as defined in the Plan) and the Plan and, as a shareholder, agrees to take all necessary action to consummate the Merger as expeditiously as possible.
     3. Each of the undersigned covenants that pending the earlier of the consummation of the Merger or the termination of the Plan, the undersigned will not sell, permit a lien or other encumbrance to exist with respect to (except as hereinabove provided), or grant any proxy in respect of (except as hereinabove provided and for proxies solicited by the Board of Directors of Brentwood in connection with the special meeting to vote on the Plan or in connection with any annual meeting of shareholders), the shares of Brentwood common stock set forth opposite the undersigned's name, unless all the other parties to any such sale or other transaction enter into an agreement in form and substance satisfactory to FUNC embodying the benefits and rights contained herein.
                                         Very truly yours,
                                         /s/        FRANK BUMSTEAD        (L.S.)
                                         /s/         EDWIN RASKIN         (L.S.)
                                         /s/        DAVID ROLLINS         (L.S.)
                                         /s/       FARZIN FERDOWSKI       (L.S.)
                                         /s/         REESE SMITH          (L.S.)
                                         /s/          JAMES REDD          (L.S.)
                                         /s/          DAVID HALL          (L.S.)
                                         /s/         BOYCE MAGLI          (L.S.)
                                         /s/         JAMES HARRIS         (L.S.)
                                         /s/        CHESTER BUTLER        (L.S.)
                                         /s/          BILL KING           (L.S.)
                                         /s/        JIM LATTIMORE         (L.S.)
                                      C-1

                                                                      Annex A TO
                                                                VOTING AGREEMENT

                            NUMBER OF
  SHAREHOLDER                SHARES
Frank Bumstead               20,000
Edwin Raskin                 33,250
David Rollins                10,000
Farzin Ferdowski             61,300
Reese Smith                  19,920
James Redd                   50,000
David Hall                    1,000
Boyce Magli                  70,250
James Harris                 40,000
Chester Butler                 600
Jim Lattimore                80,000
Bill King                    55,000

                                                                         ANNEX D
                        FORM OF WARRANTHOLDER AGREEMENT
     THIS AGREEMENT, made and entered into as of the    day of              ,
19  , by and between                                  ("Warrantholder") and
BRENTWOOD NATIONAL BANK ("Brentwood");
                             W I T N E S S E T H :
     WHEREAS, Brentwood has entered into an Agreement and Plan of Acquisition, dated as of July 18, 1995 (the "Plan"), pursuant to which Brentwood would be merged (the "Merger") with and into First Union National Bank of Tennessee ("FUNB-TN"), and each of the outstanding shares of Brentwood common stock would be converted into the right to receive shares of First Union Corporation ("FUNC") common stock, all subject to the terms and conditions contained therein, including without limitation, approval of the Plan by the holders of at least 66 2/3% of the outstanding shares of Brentwood common stock at a meeting of such holders; and
     WHEREAS, one of the conditions to consummation of the Plan is the execution and delivery agreements in the form hereof executed by the holders of all of outstanding warrants to purchase shares of Brentwood common stock, together with the certificates representing all such warrants held by each of such holders; and
     WHEREAS, Warrantholder, the holder of warrants to purchase      shares of
Brentwood common stock (the "Warrants"), desires to execute this Agreement in order to facilitate consummation of the Merger, which Warrantholder believes is in the best interests of Warrantholder, Brentwood and the stockholders, employees and customers of Brentwood, including Warrantholder as a stockholder of Brentwood;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which being hereby acknowledged by the parties hereto, Warrantholder and Brentwood hereby irrevocably agree as follows:
          1. Warrantholder hereby delivers to Brentwood the certificates attached hereto representing all of the Warrants, to be held in escrow by Brentwood, or, at the option of Brentwood, Brentwood's counsel, pending consummation of the Merger or termination of the Plan, whichever first occurs (the "Escrow Period").
          2. Warrantholder agrees that during the Escrow Period the Warrants shall not be transferrable, other than pursuant to the law of descent and distribution. Nothing herein shall entitle FUNC, any FUNC subsidiary or any other person, to exercise the Warrants.
          3. Warrantholder agrees that if the Merger is consummated the Warrants shall automatically be canceled as of the consummation date of the Merger, without any further action on the part of Warrantholder and the Warrantholder shall be entitled to receive a cash payment for each of the Warrants, calculated as set forth on Annex A attached hereto, which Warrantholder agrees is fair and adequate consideration for the Warrants.
          4. It is understood and agreed that if the Plan is terminated, the certificates for the Warrants shall be promptly returned to Warrantholder and this Agreement shall automatically expire as of the termination date of the Plan.
          5. In connection with the execution of this Agreement, Warrantholder has received all information deemed by Warrantholder to be necessary or appropriate and has consulted with Warrantholder's legal and tax advisors to the extent deemed necessary or appropriate by Warrantholder.
          6. Warrantholder represents and warrants that the recitals set forth in the preamble to this Agreement are true and correct.
          7. This Agreement is irrevocable and shall be binding on the successors, assigns, heirs and personal representatives of each of the parties hereto.
          8. Warrantholder understands and agrees that the cash payment to which Warrantholder shall be entitled to receive in exchange for his Warrants upon consummation of the Merger will not be delivered to Warrantholder until certificates representing all of such Warrants (or indemnity satisfactory to FUNC, in its sole judgment, if any of such certificates are lost, stolen or destroyed) are delivered as hereinabove provided. No interest will be paid on any payment to which Warrantholder shall be entitled to receive upon such delivery.
                                      D-1

     IN WITNESS WHEREOF, the parties hereto have executed and sealed this Agreement as of the day and year first above written.
                                                                          (L.S.)
                                         (Warrantholder)
                                         BRENTWOOD NATIONAL BANK
                                         By:
                                           Name:
                                           Title:
                                         (BANK SEAL)
                                      D-2

                                                                      ANNEX A TO
                                                         WARRANTHOLDER AGREEMENT
     (1) Multiply the average of the last sale prices per share of First Union Common Stock on the NYSE Composite Transactions tape for the ten trading days ending on the last trading day prior to the effective date of the Merger (the "Average Stock Price") by the result of dividing $8.8112 by the Average Stock Price.
     (2)       Subtract $5.00 from the result of (1) above.
     (3) Multiply the result of (2) above by the number of Warrants, which shall equal the cash payment for the Warrants.
                                      D-3

                                                                         ANNEX E
                OPINION OF FINANCIAL CONSULTING ASSOCIATES, INC.
Board of Directors
Brentwood National Bank
5110 Maryland Way
Brentwood, Tennessee 37027
Dear Members of the Board:
     You have asked us to advise you with respect to the fairness to the shareholders and warrantholders of Brentwood National Bank (the "Company"), from a financial point of view, of the per share purchase price and terms provided for in the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 18, 1995 between the Company and First Union Corporation ("First Union"). The Merger Agreement provides for a merger (the "Merger") of the Company and First Union pursuant to which each share of common stock of the Company will be converted into the right to receive shares of common stock of First Union providing approximately $8.8112 in market value (the "Per Share Price and Terms"). The exchange ratio of First Union common shares for each share of Company common stock will adjust, as described in the Merger Agreement, based upon the average closing price of First Union for a defined 10 day period prior to the effective date of the Merger. Additionally, outstanding stock warrants for the purchase of common stock of the Company will be converted into the right to receive $3.8112 in cash for each common share of the Company such warrant
permits its holder to subscribe for. On                   the closing price of
First Union common stock was $                  .
     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to First Union and the Company. We have also reviewed certain other information, including financial forecasts, provided to us by First Union and the Company, and have discussed with the Company's management the business and prospects of the Company.
     We have also considered certain financial and stock market data of First Union and certain financial data of the Company and we have compared that data with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
     In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of First Union's and the Company's managements as to the future financial performance of First Union and the Company. In addition, we have not made an independent evaluation or appraisal of the assets of First Union or the Company. We have not solicited third party indications of interest in acquiring the Company.
     It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof, and this opinion does not represent our opinion as to what the value of the First Union common stock necessarily will be when the First Union common stock is issued to the stockholders of the Company upon consummation of the Merger.
     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.
     It is understood that this opinion may be included in its entirety in any communication by the Company or the Board of Directors to the stockholders of the Company including the Prospectus/Proxy Statement to be delivered to the stockholders of the Company, and which is contained in a registration statement on Form S-4 filed by First Union with the Securities and Exchange Commission in connection with the Merger. The opinion may not, however, be otherwise summarized, excerpted from or publicly referred to without our prior written consent.
     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Per Share Price and Terms of the Merger are fair to the common stockholders and warrantholders of the Company from a financial point of view.
                                         Very truly yours,
                                         FINANCIAL CONSULTING ASSOCIATES, INC.
                                      E-1

                                                                         ANNEX F
      PORTIONS OF 12 U.S.C. 215A RELATING TO DISSENTERS' APPRAISAL RIGHTS (SECTION MARK)215A. MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS
     (A) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION
     One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall --
          (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;
          (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;
          (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and
          (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.
     (B) DISSENTING SHAREHOLDERS
     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.
     (C) VALUATION OF SHARES
     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.
     (D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS; APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW
     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written
                                      F-1
request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.
     (E) STATUS OF RECEIVING ASSOCIATION; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY
     The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.
     (F) REMOVAL AS FIDUCIARY; DISCRIMINATION
     Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.
     (G) ISSUANCE OF STOCK BY RECEIVING ASSOCIATION; PREEMPTIVE RIGHTS
     Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.
                                      F-2

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statue that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     FUNC's Bylaws provide for the indemnification of FUNC's directors and executive officers by FUNC against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of FUNC.
     FUNC's Articles provide for the elimination of the personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     FUNC maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) FUNC's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) FUNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT NO.                                                     DESCRIPTION
  (2)(a)        The Merger Agreement (excluding the exhibits and schedules thereto). (Incorporated by reference to ANNEX B to the Prospectus/Proxy Statement included in this Registration Statement.)*
  (2)(b)        The FFB Merger Agreement, including the exhibits thereto. (Incorporated by reference to Exhibit (99) to FUNC's
                Current Report on Form 8-K dated June 21, 1995.)
  (3)(a)        Articles of Incorporation of FUNC, as amended. (Incorporated by reference to Exhibit (4) to FUNC's 1990 First
                Quarter Report on Form 10-Q and to Exhibit (99)(a) to FUNC's 1993 First Quarter Report on Form 10-Q.)
  (3)(b)        Bylaws of FUNC, as amended. (Incorporated by reference to Exhibit (3)(b) to Post-Effective Amendment No. 1 on
                Form S-8 to Registration Statement No. 33-62399.)
  (4)(a)        Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibits (4)(b) to FUNC's
                Current Report on Form 8-K dated December 18, 1990 and October 20, 1992, and to Exhibit (99) to FUNC's Current
                Reports on Form 8-K dated June 20, 1995 and June 21, 1995.)
  (4)(b)        All instruments defining the rights of holders of long-term debt of FUNC and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
  (5)           Opinion of Marion A. Cowell, Jr., Esq.
  (8)           Tax opinion of Sullivan & Cromwell.
  (10)          Employment Agreement between FUNC and John R. Georgius. (Incorporated by reference to Exhibit (10) to Amendment
                No. 1 to FUNC's Registration Statement No. 33-60835.)
  (12)(a)       Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12) to
                FUNC's 1995 Third Quarter Report on Form 10-Q.)
  (12)(b)       Pro Forma Computations of Consolidated Ratios of Earnings to Fixed Charges and Pro Forma Computations of
                Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends. (Incorporated by reference to
                Exhibit (99)(b) to FUNC's 1995 Third Report on Form 10-Q.)
  (23)(a)       Consent of Deloitte & Touche LLP.
  (23)(b)       Consent of KPMG Peat Marwick LLP.
  (23)(c)       Consent of KPMG Peat Marwick LLP.
  (23)(d)       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
  (23)(e)       Consent of Sullivan & Cromwell. (Included in Exhibit (8).)
  (23)(f)       Consent of Financial Consulting Associates, Inc.
  (24)          Power of Attorney.

                                      II-1

  EXHIBIT NO.                                                     DESCRIPTION
  (27)          FUNC's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to FUNC's 1995 Third Quarter Report
                on Form 10-Q.)
  (99)          Form of proxy for the Special Meeting of Stockholders of Brentwood.

 * Omitted exhibits to be furnished upon request of the Commission.
ITEM 22. UNDERTAKINGS.
     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     (d) The undersigned registrant hereby undertakes:
          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
              (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;
                                      II-2

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
        PROVIDED HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                                      II-3

                                   SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Charlotte, State of North Carolina, on December 8, 1995.
                                         FIRST UNION CORPORATION
                                         By:        MARION A. COWELL, JR.
                                                   MARION A. COWELL, JR.
                                                 EXECUTIVE VICE PRESIDENT,
                                               SECRETARY AND GENERAL COUNSEL
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                      CAPACITY
                      EDWARD E. CRUTCHFIELD*            Chairman, and Chief Executive Officer and Director
                EDWARD E. CRUTCHFIELD
                          ROBERT T. ATWOOD*             Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                            JAMES H. HATCH*             Senior Vice President and Corporate Controller (Principal
                                                          Accounting Officer)
                    JAMES H. HATCH
                         G. ALEX BERNHARDT*             Director
                  G. ALEX BERNHARDT
                          W. WALDO BRADLEY*             Director
                   W. WALDO BRADLEY
                           ROBERT J. BROWN*             Director
                   ROBERT J. BROWN
                           ROBERT D. DAVIS*             Director
                   ROBERT D. DAVIS
                          R. STUART DICKSON*            Director
                  R. STUART DICKSON
                               B.F. DOLAN*              Director
                      B.F. DOLAN
                          RODDEY DOWD, SR.*             Director
                   RODDEY DOWD, SR.

                                      II-4

                      SIGNATURE                                                      CAPACITY
                          JOHN R. GEORGIUS*             Director
                   JOHN R. GEORGIUS
                     WILLIAM N. GOODWIN, JR.*           Director
               WILLIAM N. GOODWIN, JR.
                         BRENTON S. HALSEY*             Director
                  BRENTON S. HALSEY
                         HOWARD H. HAWORTH*             Director
                  HOWARD H. HAWORTH
                      TORRENCE E. HEMBY, JR.*           Director
                TORRENCE E. HEMBY, JR.
                         LEONARD G. HERRING*            Director
                  LEONARD G. HERRING
                          JACK A. LAUGHERY*             Director
                   JACK A. LAUGHERY
                               MAX LENNON*              Director
                      MAX LENNON
                         RADFORD D. LOVETT*             Director
                  RADFORD D. LOVETT
                        HENRY D. PERRY, JR.*            Director
                 HENRY D. PERRY, JR.
                       RANDOLPH N. REYNOLDS*            Director
                 RANDOLPH N. REYNOLDS
                             RUTH G. SHAW*              Director
                     RUTH G. SHAW
                            LANTY L. SMITH*             Director
                    LANTY L. SMITH
                          DEWEY L. TROGDON*             Director
                   DEWEY L. TROGDON
                                                        Director
                    JOHN D. UIBLE

                                      II-5

                      SIGNATURE                                                      CAPACITY
                              B. J. WALKER*             Director
                     B. J. WALKER
                        KENNETH G. YOUNGER*             Director
                  KENNETH G. YOUNGER
*By Marion A. Cowell, Jr., Attorney-in-Fact
                       MARION A. COWELL, JR.
                MARION A. COWELL, JR.

Date: December 8, 1995
                                      II-6

                                 EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                                               LOCATION
  (2)(a)      The Merger Agreement (exlcuding the exhibits and        Incorporated by reference to ANNEX B to the
              schedules thereto).                                     Prospectus/Proxy Statement included in this
                                                                      Registration Statement.*
  (2)(b)      The FFB Merger Agreement, including the exhibits        Incorporated by reference to Exhibit (99) to FUNC's
              thereto.                                                Current Report on Form 8-K dated June 21, 1995.
  (3)(a)      Articles of Incorporation of FUNC, as amended.          Incorporated by reference to Exhibit (4) to FUNC's
                                                                      1990 First Quarter Report on Form 10-Q and to Exhibit
                                                                      (99)(a) to FUNC's 1993 First Quarter Report on Form
                                                                      10-Q.
  (3)(b)      Bylaws of FUNC, as amended.                             Incorporated by reference to Exhibit (3)(b) to Post-
                                                                      Effective Amendment No. 1 on Form S-8 to Registration
                                                                      Statement No. 33-62399.
  (4)(a)      Shareholder Protection Rights Agreement, as amended.    Incorporated by reference to Exhibits (4)(b) to FUNC's
                                                                      Current Reports on Form 8-K dated December 18, 1990
                                                                      and October 20, 1992, and to Exhibit (99) to FUNC's
                                                                      Current Reports on Form 8-K dated June 20, 1995 and
                                                                      June 21, 1995.
  (4)(b)      All instruments defining the rights of holders of       Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of FUNC and its subsidiaries.            Regulation S-K; to be furnished upon request of the
                                                                      Commission.
  (5)         Opinion of Marion A. Cowell, Jr., Esq.                  Filed herewith.
  (8)         Tax opinion of Sullivan & Cromwell.                     Filed herewith.
  (10)        Employment Agreement between FUNC and John R.           Incorporated by reference to Exhibit (10) to Amendment
              Georgius.                                               No. 1 to FUNC's Registration Statement No. 33-60835.
  (12)(a)     Computations of Consolidated Ratios of Earnings to      Incorporated by reference to Exhibit (12) to FUNC's
              Fixed Charges.                                          1995 Third Quarter Report on Form 10-Q.
  (12)(b)     Pro Forma Computations of Consolidated Ratios of        Incorporated by reference to Exhibit (99)(a) to FUNC's
              Earnings to Fixed Charges and Pro Forma Computations    1995 Third Report on Form 10-Q.
              of Consolidated Ratios of Earnings to Fixed Charges
              and Preferred Stock Dividends.
  (23)(a)     Consent of Deloitte & Touche LLP.                       Filed herewith.
  (23)(b)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(c)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(d)     Consent of Marion A. Cowell, Jr., Esq.                  Included in Exhibit (5).
  (23)(e)     Consent of Sullivan & Cromwell.                         Included in Exhibit (8).
  (23)(f)     Consent of Financial Consulting Associates, Inc.
  (24)        Power of Attorney.                                      Filed herewith.
  (27)        FUNC's Financial Data Schedule.                         Incorporated by reference to Exhibit (27) to FUNC's
                                                                      1995 Third Quarter Report on Form 10-Q.
  (99)        Form of proxy for the Special Meeting of Stockholders   Filed herewith.
              of Brentwood.

  * Omitted exhibits to be furnished upon request of the Commission.